   As filed with the Securities and Exchange Commission on June 9, 1999
                                                     Registration No. 333-77039
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                ---------------
                             DIGITAL ISLAND, INC.
  (Exact Name of Registrant as Specified in its Certificate of Incorporation)

                                ---------------

            Delaware                            4813                         68-0322824
 (State or Other Jurisdiction of    (Primary Standard Industrial          (I.R.S. Employer
 Incorporation or Organization)      Classification Code Number)       Identification Number)

                       353 Sacramento Street, Suite 1520
                            San Francisco, CA 94111
                                (415) 228-4100
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                 the Registrant's Principal Executive Offices)

                                ---------------

                                 T.L. Thompson
                            Chief Financial Officer
                             DIGITAL ISLAND, INC.
                       353 Sacramento Street, Suite 1520
                            San Francisco, CA 94111
                                (415) 228-4100
  (Name and Address, Including Zip Code, and Telephone Number, Including Area
                          Code, of Agent for Service)

                                ---------------
                                  Copies to:

           Therese A. Mrozek, Esq.                         Gregory C. Smith, Esq.
             Curtis L. Mo, Esq.                           Michael J. Cordero, Esq.
            Andrew R. Hull, Esq.                         Christopher A. Rose, Esq.
            Anthony S. Wang, Esq.                 Skadden, Arps, Slate, Meagher & Flom llp
       Brobeck, Phleger & Harrison llp                525 University Avenue, Suite 220
            Two Embarcadero Place                       Palo Alto, California 94301
               2200 Geng Road                                  (650) 470-4500
      Palo Alto, California 94303-0913
               (650) 424-0160

                                ---------------
       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.
                                ---------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and we are not soliciting offers to buy these +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JUNE 9, 1999

PRELIMINARY PROSPECTUS

                                7,500,000 Shares

                              Digital Island, Inc.

                                  Common Stock
[DIGITAL ISLAND LOGO]

                                  -----------

We are offering 7,500,000 shares of our common stock. This is our initial public offering.

We have applied to list our common stock on the Nasdaq National Market under the symbol "ISLD." We estimate that the initial public offering price will be between $10.00 and $12.00 per share.

See "Risk Factors" beginning on page 7 to read about certain risks that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                          Per
                                                         Share        Total
                                                      ------------ ------------
Public offering price................................ $            $
Underwriting discounts and commissions............... $            $
Proceeds, before expenses, to us..................... $            $

                                  -----------

The underwriters may purchase up to an additional 1,125,000 shares of common stock from us at the initial public offering price less the underwriting discount, solely to cover over-allotments.

The underwriters expect to deliver the shares against payment in New York, New
York on or about           , 1999.

                                  -----------

Bear, Stearns & Co. Inc.

               Lehman Brothers

                                                      Thomas Weisel Partners LLC

                The date of this prospectus is           , 1999

                  [Customer quotes, mission statements and map
                    depicting the Company's global network]

                               PROSPECTUS SUMMARY

   This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the notes thereto before making an investment decision. Our fiscal year ends on September 30.

                              DIGITAL ISLAND, INC.

   We offer a global network and related services for companies that are using the Internet to deploy key business applications worldwide. Our services make it easier for companies to globalize their operations and to provide a higher quality of service and more functions than on the public Internet. We target corporations that are increasingly relying on the Internet to conduct business but are constrained by its unreliability, slow performance and limited range of functions. Our global private network and services enable customers to effectively deploy and manage global applications by combining the reliability, performance and broad range of functions available in private intranets operated by individual companies for their own users, with the global access of the public Internet. Our customers, which include multinational corporations such as Autodesk, Cisco Systems, E*TRADE Group and National Semiconductor, use our services and proprietary technology to facilitate the deployment of a wide variety of applications, including electronic commerce, online customer service, software, document and multimedia distribution, sales management and online training.

   The public Internet infrastructure was designed for applications requiring limited communications bandwidth capacity, and was not designed for core business uses such as electronic commerce. For enterprises requiring global solutions, the U.S.-centric nature of the public Internet results in poor response times, particularly for applications requiring large file transfers, instantaneous interaction between networked users, and country-to-country transport. This occurs because data transmitted between countries must travel through telecommunications lines in the U.S., where the Internet originated and where most of its infrastructure is still located, and make a large number of connections through various regional and national Internet service providers before reaching a destination. Data packets often are lost in the transfer process, resulting in additional delays for users.

   Our global private network consists of a centralized high-speed network which acts as a backbone connecting four strategically located data centers. This core network architecture connects over dedicated lines directly to local Internet service providers in 18 countries. This enables our customers to transmit their international Internet traffic with dedicated capacity directly to international users through local Internet service providers. We also help our customers distribute content over the Internet by replicating and storing their applications and Internet content in multiple locations close to their end-users. This allows our customers to benefit from the lower overall cost of data storage versus transport and to provide a better online experience for their end-users.

   We offer service level guarantees, customized billing, security services to protect the integrity of data transmissions, network management and other high quality services designed to improve the operation of the applications deployed on our network. In addition, we operate Web sites and Internet applications, manage computer servers and maintain networking equipment for our customers in our state-of-the-art network data centers, and offer a range of data transport options which allow customers to reserve network capacity on request consistent with their expected network usage. These services are designed to allow customers to outsource Internet activities to us, thereby transferring to us the burden of attracting and retaining scarce technical staff and adopting continuously changing technologies, while lowering their operating costs and speeding deployment of applications over the Internet.

   Our objective is to be the leader in providing network services for globalizing Internet business applications. In order to achieve this objective, we intend to continue to:

    . focus on leading corporations in targeted industries that utilize the Internet for global business;

    . continue to expand our customer base and provide additional services and network usage to our existing customers;

    . develop and implement new technologies and services that will allow our customers to improve the deployment and operation of their Internet applications globally;

    . expand strategic relationships with potential partners such as systems integrators who design and install systems, software vendors, and some of our customers in targeted markets; and

    . expand our sales capabilities in the U.S., Asia and Europe by hiring more direct sales personnel and developing additional agents and reseller channels.

                                ----------------

   We were incorporated in the State of California on February 10, 1994 and changed our name to Digital Island, Inc. on August 15, 1996. Our principal headquarters are located at 353 Sacramento Street, Suite 1520, San Francisco, California 94111, and our telephone number is (415) 228-4100. Information contained on our web site is not a part of this prospectus.

   The Digital Island name and logo, Digital Island Intelligent Network, Digital Island Global IP Applications Network, Digital Island Application Hosting and Content Distribution, Globeport, Digital Island Local Content Managers, TraceWare and the names of products and services offered by Digital Island (including those referred to in "Business") are trademarks, registered trademarks, service marks or registered service marks of Digital Island. This prospectus also includes product names, trade names and trademarks of other companies.

                                ----------------

   Unless we indicate otherwise, all information in this prospectus assumes:

    . the reincorporation of Digital Island in Delaware at or prior to the consummation of this offering;

    . the conversion of each outstanding share of our convertible preferred stock into common stock immediately prior to the consummation of this offering;

    . the exercise of outstanding warrants to purchase 95,000 shares of our common stock at an exercise price of $0.10 per share upon the consummation of this offering; and

    .  no exercise of the underwriters' over-allotment option.

                                  THE OFFERING

 Common Stock being offered.................... 7,500,000 shares

 Common Stock outstanding after this offering.. 35,465,736 shares

 Use of proceeds............................... We plan to use the net proceeds from this offering for working
                                                capital needs and up to
                                                approximately $15 million of
                                                capital expenditures.

 Proposed Nasdaq National Market symbol........ ISLD

   The common stock outstanding after this offering is based on the number of shares outstanding as of March 31, 1999, and excludes:

    . 4,218,839 shares of common stock issuable upon exercise of outstanding options with a weighted average exercise price of $2.13 per share;

    . 7,544,000 shares reserved for future issuance under our 1999 stock incentive plan; and

    . 300,000 shares reserved for future issuance under our 1999 employee stock purchase plan.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                          Six Months Ended
                                     Years Ended              March 31,
                                    September 30,            (unaudited)
                                ----------------------  ----------------------
                                  1997        1998        1998        1999
                                ---------  -----------  ---------  -----------
                                   (in thousands, except per share data)
Statements of Operations Data:
Revenue.......................  $     218  $     2,343  $     691  $     3,795
Total costs and expenses......     (5,594)     (19,458)    (7,547)     (18,919)
Loss from operations..........     (5,376)     (17,116)    (6,856)     (15,124)
Net loss......................     (5,289)     (16,764)    (6,793)     (14,869)
                                =========  ===========  =========  ===========
Basic and diluted net loss per
 share........................  $   (3.53) $     (7.50) $   (3.07) $     (6.28)
                                =========  ===========  =========  ===========
Shares used in basic and
 diluted net loss per share...  1,497,711    2,236,452  2,215,875    2,366,951

Basic and diluted pro forma
 net loss per share...........             $     (1.39)            $     (0.81)
                                           ===========             ===========
Shares used in basic and
 diluted pro forma net loss
 per share....................              12,042,539              18,353,258

                                                               March 31, 1999
                                                             -------------------
                                                                      Pro Forma
                                                             Actual  As Adjusted
                                                             ------- -----------
                                                               (in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments........... $50,666  $126,401
Total assets................................................  62,359   138,094
Long-term obligations, including current portion............   4,039     4,039
Total stockholders' equity..................................  49,149   124,884

   The above balance sheet data is shown:

    .  on an actual basis; and

    . on a pro forma basis assuming the conversion of all outstanding shares of convertible preferred stock into common stock and the exercise of outstanding warrants to purchase 95,000 shares of common stock at an exercise price of $0.10 per share upon the consummation of this offering, and as adjusted to reflect the sale of 7,500,000 shares of common stock by Digital Island at an assumed initial public offering price of $11.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses.

   See notes 2 and 9 of the notes to our consolidated financial statements for the determination of shares used in computing basic and diluted loss per share.

                                  RISK FACTORS

   An investment in our shares is extremely risky. This section describes risks involved in purchasing our common stock. You should consider carefully the following risks, in addition to the other information presented in this prospectus, in evaluating us and our business. Any of the following risks, as well as any other risks that we have not yet identified or that we currently believe are immaterial, could seriously harm our business and prospects and cause the trading price of our common stock to decline, which in turn could cause you to lose all or part of your investment.

                        Risks Related to Digital Island

We have a short operating history upon which to base your investment decision.

   Our limited operating history makes it difficult for us to predict future results of operations, and makes it difficult to evaluate us or our prospects. We were incorporated in 1994, and began offering our global applications network services in January 1997. Prior to such time, we were engaged in activities unrelated to our current operations, and as a result, the results of operations for such periods are not comparable to our results of operations for 1997 or any subsequent periods.

We have incurred operating losses since our inception and expect future operation losses for the foreseeable future.

   The revenue and income potential of our business and market is unproven. From inception, we have experienced operating losses, negative cash flows from operations and net losses in each quarterly and annual period. For the fiscal year ended September 30, 1998, our operating loss, negative cash flow from operations and net loss were $17.1 million, $15.7 million and $16.8 million, respectively. For the six months ended March 31, 1999, our operating loss, negative cash flow from operations and net loss was $15.1 million, $10.4 million and $14.9 million, respectively. As of March 31, 1999, we had an accumulated deficit of approximately $37.0 million.

   Currently, we anticipate making significant investments in our network infrastructure and product development as well as our sales and marketing programs and personnel. Therefore, we believe that we will continue to experience significant losses on a quarterly and annual basis for the foreseeable future. You must consider us and our prospects in light of the risks and difficulties encountered by companies in new and rapidly evolving markets. Our ability to address these risks depends on a number of factors which include our ability to:

    . market our brand name effectively to companies in our target markets;

    . provide reliable and cost-effective services to attract and retain our target customers;

    . continue to grow our infrastructure to accommodate new Internet developments and increased utilization of our network to maintain and increase our ability to service new and existing customers; and

    . expand our channels of distribution to increase our presence in our target markets.

   We may not be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful and the value of your investment in us will decline.

   Although we have experienced growth in revenues in recent periods, this growth rate may not be indicative of future operating results. We may never be able to achieve or sustain profitability.

Our operating results may fluctuate in future periods which may cause volatility or a decline in the price of our stock.

   Due to a variety of factors, we expect to experience significant fluctuations in our future results of operations, and shortfalls in revenue may cause significant variations in our operating results in any quarter. Such fluctuations may cause the price of our stock to fall. Factors, many of which are out of our control, that could cause our operating results to fluctuate and our stock price to fall include:

    . demand for and market acceptance of our products and services may decline or fail to increase enough to offset our costs;

    . introductions of new products and services or enhancements by us and our competitors may increase our costs or make our existing products or services obsolete;

    . the prices we can charge our customers may decline due to price competition with our competitors;

    . utilization of our global network may increase beyond our capacity and we may incur expenses to increase such capacity;

    . continuity of our service and network availability could be interrupted, reducing revenue;

    . the availability and cost of bandwidth may reduce our ability to increase bandwidth as necessary, reducing our revenue;

    . the timing of customer installations and the timing of expansion of our network infrastructure may vary from quarter to quarter;

    . the mix of products and services we sell may change and the new mix may generate less revenue;

    . the timing and magnitude of our capital expenditures, including costs relating to the expansion of operations may vary from quarter to quarter;

    . bandwidth used by customers may fluctuate from quarter to quarter affecting our profits from such customers; and

    . conditions specific to the Internet industry and other general economic factors may affect the prices we can charge or the expenses we incur.

   In addition, a relatively large portion of our expenses are fixed in the short-term, particularly with respect to telecommunications capacity, depreciation, real estate and interest expenses and personnel, and therefore our results of operations are particularly sensitive to fluctuations in revenues. Due to the foregoing, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Quarterly Results of Operations."

We must offer services priced above the overall cost of bandwidth, and any failure to do so would jeopardize our operating results.

   If we do not obtain adequate bandwidth capacity on acceptable terms and realize appropriate customer volume for such bandwidth, we will not achieve positive gross profit, and our business and prospects will suffer. We purchase our bandwidth capacity on a fixed-price basis in advance of the sale of our services for such bandwidth. We sell our services, by contract, on the basis of actual usage. Our bandwidth costs currently are exceeding our revenues from the sale of services, which results in negative gross profit. In the future, we must obtain enough bandwidth to meet our projected customer needs, and we must realize adequate volume from our customers to support and justify such bandwidth capacity and expense.

   We expect that our cost to obtain bandwidth capacity for the transport of data over our network will decline over time as a result of, among other things, the large amount of capital currently being invested to build infrastructure providing additional bandwidth. We expect the prices we charge for data transported over our network will also decline over time as a result of, among other things, the lower cost of obtaining bandwidth and existing and new competition in the markets we address. As a result, our historical revenue rates are not indicative of future revenue based on comparable traffic volumes. If we fail to accurately predict the decline in costs of bandwidth or, in any event, if we are unable to sell our services at acceptable prices relative to our bandwidth costs, or if we fail to offer additional services from which we can derive additional revenues, our business and prospects will suffer.

   Our data replication (mirroring) and storage (caching) business is attractive to customers primarily because these services eliminate a significant portion of the cost of transporting data by deploying data in close proximity to the end users. To the extent bandwidth costs decrease, the prices we may charge for these services will decrease as well. If the cost of bandwidth decreases in excess of our expectations, the value of these could be substantially reduced, which would harm our business and prospects.

We must retain and expand our customer base or else we will continue to be unprofitable.

   We currently incur costs greater than our revenues, and need to increase customer revenue in order to become profitable. We incur significant fixed costs to purchase our bandwidth capacity and maintain our network. We also have payroll and other working capital needs. If we are unable to retain or grow our customer base, we will not be able to increase our sales and revenues or create economies of scale to offset our fixed and other operating costs. Our ability to attract new customers depends on a variety of factors, including:

    . the willingness of businesses to outsource their Internet operations;

    .  the reliability and cost-effectiveness of our services; and

    .  our ability to effectively market such services.

   To attract new customers we intend to significantly increase our sales and marketing expenditures. However, our efforts might not result in more sales as a result of the following factors:

    .  we may be unsuccessful in implementing our marketing strategies;

    . we may be unsuccessful in hiring a sufficient number of qualified sales and marketing personnel; and

    .  any implemented strategies might not result in increased sales.

Any failure of our network infrastructure could lead to significant costs and disruptions which could harm our business and prospects.

   Our business is dependent on providing our customers with fast, efficient and reliable network services. To meet these customer requirements we must protect our network infrastructure against damage from:

    .  human error;

    .  fire;

    .  natural disasters;

    .  power loss;

    .  telecommunications failures; and

    .  similar events.

   Despite precautions taken by us, the occurrence of a natural disaster or other unanticipated problems at one or more of our data centers could result in service interruptions or significant damage to equipment. We have experienced temporary service interruptions in the past, and we could experience similar interruptions in the future.

Any failure of our telecommunications providers to provide required data communications capacity to us could result in interruptions in our services.

   Our operations are dependent upon data communications capacity provided by third-party telecommunications providers. Any failure of such telecommunications providers to provide the capacity we require may result in a reduction in, or termination of, services to our customers. This could cause us to lose customers or fees charged to such customers, and our business and prospects could suffer.

Future customer warranty claims based on service failures could exceed our insurance coverage.

   Our customer contracts currently provide a limited service level warranty related to the continuous availability of service on a 24 hours a day, seven days per week basis, except for certain scheduled maintenance periods. This warranty is generally limited to a credit consisting of free service for a specified limited period of time for disruptions in Internet transmission services. To date, we have had no material expense related to such service level warranty. Should we incur significant obligations in connection with system downtime, our liability insurance may not be adequate to cover such expenses. Although our customer contracts typically provide for no recovery with respect to incidental, punitive, indirect and consequential damages resulting from damages to equipment or disruption of service, in the event of such damages, we may be found liable, and, in such event, such damages may exceed our liability insurance.

Our failure to make timely upgrades to increase the capacity of our network may reduce demand for our services.

   Due to the limited deployment of our services to date, the ability of our network to connect and manage a substantially larger number of customers at high transmission speeds is as yet unknown. Our network may not be able to be scaled up to expected customer levels while maintaining superior performance or that additional network capacity will be available from third-party suppliers as it is needed by us. In addition, as customers' usage of bandwidth increases, we will need to make additional investments in our infrastructure to maintain adequate downstream data transmission speeds, the availability of which may be limited or the cost of which may be significant. Upgrading our infrastructure may cause delays or failures in our network. As a result, our network may be unable to achieve or maintain a sufficiently high capacity of data transmission as usage by our customers increases. Our failure to achieve or maintain high capacity data transmission could significantly reduce demand for our services and our business and prospects could suffer.

We cannot accurately predict the size of our market, and if our market does not grow as we expect, our business prospects will suffer.

   We are a new company engaging in a developing business with an unproven market. Accordingly, we cannot accurately estimate the size of our market or the potential demand for our services. If our customer base does not expand or if there is not widespread acceptance of our products and our services, our business and prospects will be harmed. For the six months ended March 31, 1999, we had 48 billing customers, of which one, E*TRADE, accounted for approximately 16% of our revenues. We believe that our potential to grow and increase our market acceptance depends principally on the following factors, some of which are beyond our control:

    .  the effectiveness of our marketing strategy and efforts;

    .  our product and service differentiation and quality;

    .  the extent of our network coverage;

    .  our ability to provide timely, effective customer support;

    . our distribution and pricing strategies as compared to our competitors;

    .  our industry reputation; and

    . general economic conditions such as downturns in the computer or software markets.

We will require significant additional capital, which we may not be able to obtain.

   We believe that our current capital resources, including the proceeds of this offering, will be sufficient to meet our cash requirements for the next twelve months. However, the expansion and development of our business will require significant capital in the future to fund our operating losses, working capital needs and capital expenditures. We may not be able to obtain future equity or debt financing on satisfactory terms or at all. Our failure to generate sufficient cash flows from sales of services or to raise sufficient funds may require us to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities. In addition, our credit agreements contain covenants restricting our ability to incur further indebtedness, and future borrowing instruments such as credit facilities and lease agreements are likely to contain similar or more restrictive covenants and will likely require us to pledge assets as security for borrowings thereunder. Our inability to obtain additional capital on satisfactory terms may delay or prevent the expansion of our business, which could cause our business and prospects to suffer.

   Our principal capital expenditures and lease payments include the purchase, lease and installation of network equipment such as switches, routers, servers and storage devices. Our working capital is primarily comprised of accounts receivable, accounts payable and accrued expenses. The timing and amount of our future capital requirements may vary significantly depending on numerous factors, including regulatory, technological, competitive and other developments in our industry. Due to the uncertainty of these factors, our actual revenues and costs may vary from expected amounts, possibly to a material degree, and such variations are likely to affect our future capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Rapid growth in our business could strain our resources and harm our business and prospects.

   The planned expansion of our operations will place a significant strain on our management, financial controls, operations systems, personnel and other resources. We expect that our customers increasingly will demand additional information and reports with respect to the services we provide. To handle these demands and enable future traffic growth, we must develop and implement an automated customer service system. In addition, if we are successful in implementing our marketing strategy, we also expect the demands on our network infrastructure and technical support resources to grow rapidly, and we may experience difficulties responding to customer demand for our services and providing technical support in accordance with our customers' expectations. We expect that these demands will require not only the addition of new management personnel, but also the development of additional expertise by existing management personnel and the establishment of long-term relationships with third-party service vendors. We may not be able to keep pace with any growth, successfully implement and maintain our operational and financial systems or successfully obtain, integrate and utilize the employees, facilities, third-party vendors and equipment, or management, operational and financial resources necessary to manage a developing and expanding business in our evolving and increasingly competitive industry. If we are unable to manage growth effectively, our business and prospects will suffer. See "Business--Business Strategy."

We could lose customers and expose our company to liability if breaches of our network security disrupt service to our customers or jeopardize the security of confidential information stored in our computer systems.

   Despite the implementation of network security measures, our network infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems caused by our customers or Internet users. Any of these acts could lead to interruptions, delays or cessation in service to our customers and subscribers. Furthermore, such inappropriate use of the network by third parties could also potentially jeopardize the security of confidential information stored in our computer systems and our customers computer systems, which may result in liability to and may also deter potential customers. Although we intend to continue to implement industry-standard security measures, any measures we implement may be circumvented in the future. The costs and resources required to eliminate computer viruses and alleviate other security problems may result in interruptions or delays to our customers that could cause our business and prospects to suffer.

The integration of key new employees and officers into our management team has and will continue to interfere with our operations.

   We have recently hired a number of key employees and officers including our Chief Financial Officer and Vice President of Sales, each of whom has been with us for less than six months. To integrate into our company, such individuals must spend a significant amount of time learning our business model and management system, in addition to performing their regular duties. Accordingly, the integration of new personnel has resulted and will continue to result in some disruption to our ongoing operations. If we fail to complete this integration in an efficient manner, our business and prospects will suffer.

We must retain and attract key employees or else we may not grow or be successful.

   We are highly dependent on key members of our management and engineering staff, including, without limitation, our President and Chief Executive Officer, Chief Technology Officer and Vice President of Marketing. The loss of one or more of these officers might impede the achievement of our business objectives. Furthermore, recruiting and retaining qualified technical personnel to perform research, development and technical support work is critical to our success. If our business grows, we will also need to recruit a significant number of management, technical and other personnel for our business. Competition for employees in our industry is intense. We may not be able to continue to attract and retain skilled and experienced personnel on acceptable terms. See "Business--Employees" and "Management."

We depend on a limited number of third party suppliers for key components of our network infrastructure, and the loss of one or more suppliers may harm our business.

   We are dependent on other companies to supply key components of our infrastructure, including bandwidth capacity leased from telecommunications network providers and networking equipment that, in the quantities and quality demanded by us, are available only from sole or limited sources. While we have entered into various agreements for carrier line capacity, any failure to obtain additional capacity, if required, would cause our business and prospects to suffer. The routers and switches used in our infrastructure are currently supplied primarily by Cisco Systems. We purchase these components pursuant to purchase orders placed from time to time, we do not carry significant inventories of these components and, we have no guaranteed supply arrangements with this vendor. Any failure to obtain required products or services on a timely basis and at an acceptable cost would cause our business and prospects to suffer. In addition, any failure of our sole or limited source suppliers to provide products or components that comply with evolving Internet and telecommunications standards or that interoperate with other products or components used by us in our communications infrastructure could cause our business and prospects to suffer.

Our failure to adequately protect our proprietary rights may harm our competitive position.

   We rely on a combination of copyrights, trademark, service mark and trade secret laws and contractual restrictions to establish and protect proprietary rights in our products and services. However, we will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property.

   Although we have filed a patent application with respect to our TraceWare technology with the United States Patent and Trademark Office, such application is pending and we currently have no patented technology that would preclude or inhibit competitors from entering our market. Moreover, none of our technology is patented abroad, nor do we currently have any international patent applications pending. We cannot be certain that any pending or future patent applications will be granted, that any future patent will not be challenged, invalidated or circumvented, or that rights granted under any patent that may be issued will provide competitive advantages to us.

   We have applied for trademarks and service marks on certain terms and symbols that we believe are important for our business. In addition, we generally enter into confidentiality or license agreements with our employees and consultants and with our customers and corporations with whom we have strategic relationships, and we attempt to maintain control over access to and distribution of our software documentation and other proprietary information. However, the steps we have taken to protect our technology or intellectual property may be inadequate. Our competitors may independently develop technologies that are substantially equivalent or superior to ours. Moreover, in other countries where we do business, there may not be effective legal protection of patents and other proprietary rights that we believe are important to our business. See "Business--Intellectual Property Rights."

If we are unable to license necessary technology, or are subject to infringement claims by third parties, our business and prospects could suffer.

   Our commercial success will also depend in part on our not infringing the proprietary rights of others and not breaching technology licenses that cover technology used in our products. It is uncertain whether any third party patents will require us to develop alternative technology or to alter our products or processes, obtain licenses or cease activities that infringe on third party's intellectual property rights. If any such licenses are required, we may not be able to obtain such licenses on commercially favorable terms, if at all. Our failure to obtain a license to any technology that we may require to commercialize our products and services could cause our business and prospects to suffer. Litigation, which could result in substantial cost to us, may also be necessary to enforce any patents issued or licensed to us or to determine the scope and validity of third party proprietary rights. See "Business--Intellectual Property Rights."

We are subject to risks associated with entering into joint ventures, including inconsistent goals and exposure to unknown liabilities and unexpected obligations.

   Our strategy is to pursue international expansion through relationships and joint ventures with local Internet service providers and telecommunications carriers in other countries. We may not have a majority interest or control of the governing body of any such local operating joint venture. In any such joint venture in which we may participate, there will be a risk that the other joint venture partner may at any time have economic, business or legal interests or goals that are inconsistent with those of the joint venture or us. The risk also will be present that a joint venture partner may be unable to meet its economic or other obligations and that we may be required to fulfill those obligations. In addition, in any joint venture in which we do not have a majority interest, we may not have control over the operations or assets of such joint venture. We may not be able to establish peering relationships or joint ventures with local Internet service providers and telecommunications carriers in other countries on favorable terms or at all. Our failure to establish these relationships may cause our business and prospects to suffer.

                         Risks Related to Our Industry

We may not be able to compete effectively in our market since it is highly competitive and has many more established competitors.

   Our market is highly competitive and this competition could harm our ability to sell our services and products on prices and terms favorable to us. There are few substantial barriers to entry and we expect that we will face additional competition from existing competitors and new market entrants in the future. We compete against information technology and Internet outsourcing firms, national and regional Internet service providers, and global, regional and local telecommunications companies.

   Our competitors include companies such as AboveNet Communications, Inc., AT&T Corp., Exodus Communications, Inc., GTE Corporation, MCI WorldCom, Inc. and business units of Frontier GlobalCenter, Inc. Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. Our larger competitors may be able to provide customers with additional benefits in connection with their Internet systems and network solutions, including reduced communications costs. As a result, these companies may be able to price their products and services more competitively than we can and respond more quickly than us to new or emerging technologies and changes in customer requirements. If we are unable to compete successfully against our current or future competitors, we may lose market share, and our business and prospects would suffer. See "Business--Competition."

Our market changes rapidly due to changing technology and evolving industry standards. If we do not adapt to meet the sophisticated needs of our customers, our business and prospects will suffer.

   The market for our services is characterized by rapidly changing technology, evolving industry standards and frequent new service introductions. Our future success will depend to a substantial degree on our ability to offer services that incorporate leading technology, address the increasingly sophisticated and varied needs of our current and prospective customers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. You should be aware that:

    . our technology or systems may become obsolete upon the introduction of alternative technologies;

    . we may not have sufficient resources to develop or acquire new technologies or to introduce new services capable of competing with future technologies or service offerings; and

    . the price of the services provided by us is expected to decline as rapidly as the cost of any competitive alternatives.

   We may not be able to effectively respond to the technological requirements of the changing market. To the extent we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of such technologies and equipment are likely to continue to require significant capital investment by us. Sufficient capital may not be available for this purpose in the future, and even if it is available, investments in new technologies may not result in commercially viable technological processes and there may not be commercial applications for such technologies. However, if we do not develop and introduce new products and services and achieve market acceptance in a timely manner, our business and prospects may suffer.

Our business and prospects depend on demand for and market acceptance of the Internet and its infrastructure development.

   The increased use of the Internet for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has only begun to develop in recent years, and our success will depend in large part on continued growth in the use of the Internet. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of access, quality of service, regulatory initiatives and necessary increases in bandwidth availability, remain unresolved and are likely to affect the development of the market for our services. The adoption of the Internet for information retrieval and exchange, commerce and communications generally will require the acceptance of a new medium of conducting business and exchanging information. Demand for and market acceptance of the Internet are subject to a high level of uncertainty and are dependent on a number of factors, including:

    . the growth in consumer access to and acceptance of new interactive technologies;

    . the development of technologies that facilitate interactive communication between organizations; and

    .  increases in user bandwidth.

   If the Internet as a commercial or business medium fails to develop or develops more slowly than expected, our business and prospects would suffer.

Liability laws are unsettled in our industry and potential liability associated with information disseminated through our network could harm our business and prospects.

   The law relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks is currently unsettled. It is possible that claims could be made against online services companies and Internet access providers under both United States and foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature of the data or the content of the materials disseminated through their networks. Several private lawsuits seeking to impose such liability upon online services companies and Internet access providers are currently pending. In addition, some countries, such as China, regulate or prohibit the transport of telephony data in their territories. The imposition upon us and other Internet network providers of potential liability for information carried on or disseminated through their systems could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources, or to discontinue some of our service or product offerings. Our ability to limit the types of data or content distributed through our network is limited. Failure to comply with such regulation in a particular jurisdiction could result in fines or penalties or the termination of our service in such jurisdiction. The increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the growth of Internet use. Our professional liability insurance may not be adequate to compensate or may not cover us in the event we become liable for information carried on or disseminated through our networks. Any costs not covered by insurance incurred as a result of such liability or asserted liability could harm our business and prospects.

Risks associated with operating in international markets could restrict our ability to expand globally and harm our business and prospects.

   We market and sell our network services and products in the United States and internationally. While we received no revenues from foreign sources in fiscal year 1998, we are planning to establish additional operations and form business partnerships in other parts of the world. However, we may not be able to successfully market, sell, deliver and support our networking services and products internationally. We presently conduct our international sales through local subsidiaries in the United Kingdom and the Netherlands and through distributor relationships with third parties in countries where have no physical presence. Our failure to manage our international operations effectively could limit the future growth of our business. There are certain risks inherent in conducting business internationally, such as:

    .  changes in regulatory requirements;

    . export restrictions, tariffs, differing regulatory regimes and other trade barriers;

    .  challenges in staffing and managing foreign operations;

    .  differing technology standards;

    .  problems in collecting accounts receivable;

    .  political and economic instability;

    . protectionist laws and business practices favoring local competition; and

    .  potentially adverse tax consequences.

   Any of these risks could harm our international operations. For example, some European countries already have laws and regulations related to content distributed on the Internet and technologies used on the Internet that are more strict than those currently in force in the United States. Furthermore, there is an on-going debate in Europe as to the regulation of certain technologies we use, including caching and mirroring. The European Parliament has recently adopted a directive relating to the reform of copyright in the European Community which will, if made into law, restrict caching and mirroring. Any or all of these factors could cause our business and prospects to suffer. In addition, we may not be able to obtain the necessary telecommunications infrastructure in a cost-effective manner or compete effectively in international markets. See "Business--Business Strategy" and "--Government Regulation."

Our business may be adversely affected by foreign exchange fluctuations.

   Although, to date, all of our customers have paid for our services in U.S. dollars, we currently pay some of our suppliers in foreign currencies which subjects us to currency fluctuation risks. For fiscal 1998 and the first six months of fiscal 1999, costs denominated in foreign currencies were nominal and we had no foreign currency losses during those periods. However, we believe that in the future an increasing portion of our revenues and costs will be denominated in foreign currencies. In particular, we expect that with the introduction of the Euro, an increasing portion of our international sales may be Euro-denominated. Fluctuations in the value of the Euro or other foreign currencies may cause our business and prospects to suffer. We currently do not engage in foreign exchange hedging activities and, although we have not yet experienced any material losses due to foreign currency fluctuation, our international revenues are currently subject to the risks of foreign currency fluctuations and such risks will increase as our international revenues increase.

Year 2000 computer complications could disrupt our operations and harm our business.

   Many currently installed computer systems are not able to distinguish 21st century dates from 20th century dates. As a result, computer systems and software that fail to recognize the proper date at the end of this year may suffer major system failures or miscalculations. If we or our key third party suppliers fail to achieve Year 2000 compliance, we may experience operating difficulties, including impaired ability to transport data over our network and impaired ability to bill for our services. We recognize the need to ensure that our operations will not be adversely affected by Year 2000 software failures. We are assessing the potential overall impact of the impending century change on our business and prospects.

   Based on our assessment to date, we believe the current versions of our software products and services are Year 2000 compliant, that is, they are capable of adequately distinguishing 21st century dates from 20th century dates. However, our products are generally integrated into enterprise systems involving sophisticated hardware and complex software products, which may not be Year 2000 compliant. We may in the future be subject to claims based on Year 2000 problems in others' products, or issues arising from the integration of multiple products within an overall system. Although we have not been a party to any litigation or arbitration proceeding to date involving our products or services and related to Year 2000 compliance issues, there can be no assurance that we will not in the future be required to defend our products or services in such proceedings, or to negotiate resolutions of claims based on Year 2000 issues. The costs of defending and resolving Year 2000-related disputes, regardless of the merits of such disputes, and any potential liability on our part for Year 2000-related damages, including consequential damages, could cause our business and prospects to suffer. In addition, we believe that purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or upgrade their current software systems for Year 2000 compliance. These expenditures may reduce funds available to purchase software products such as those offered by us. To the extent that Year 2000 issues cause significant delay in, or cancellation of, decisions to purchase our products or services, our business and prospects could suffer.

   Thus far, we have not formulated a contingency plan should we or any of our key third parties sustain business interruptions caused by Year 2000 problems. We are reviewing our internal management information and other systems in order to identify and modify any products, services or systems that are not Year 2000 compliant. To date, we have not encountered any material Year 2000 problems with our computer systems or any other equipment which might be subject to these problems. Our plan for the Year 2000 calls for compliance verification of external vendors supplying software and information systems to us and communication with significant suppliers to determine their ability to remediate their own Year 2000 issues. As part of our assessment, we are evaluating the level of validation we will require of third parties to ensure their Year 2000 readiness. In the event that any of these third parties cannot timely provide us with products, services or systems that meet the Year 2000 requirements, we may incur unexpected expenses to remedy any problems. These expenses could potentially include purchasing replacement hardware or software. In addition, our business and our ability to deliver our products and services could be severely affected, at least for a certain period of time, in the event that Year 2000 related problems were to cause disruption or failure in the Internet as a means of delivery of our products and services or more generally, disruption to the infrastructure. The total cost of these Year 2000 compliance activities has not been, and is not anticipated to be, material to our business, results of operations and financial condition. These costs and the timing in which we plan to complete our Year 2000 modification and testing processes are based on our management's estimates. We may not be able to remediate all significant Year 2000 problems on a timely basis. Our remediation efforts may involve significant time and expense, and could cause our business and prospects to suffer.

Government regulation and legal uncertainties could limit our business or slow our growth.

   Our services include the transmission of data over public telephone lines. These transmissions are subject to the regulatory authority of the Federal Communications Commission and the state public utility commissions. However, to date, neither the FCC nor the state public utility commissions has elected to exercise such authority. Our services could be affected by changes in federal and state law or regulation in the telecommunications arena, especially changes relating to telecommunications markets in general and the Internet in particular. Such changes could directly or indirectly affect our costs, limit usage or subscriber-related information, and increase the likelihood or scope of competition from Regional Bell Operating Companies or other telecommunications companies.

   As our services become available over the Internet in foreign countries, and as we facilitate sales by our customers to end users located in such foreign countries, these foreign jurisdictions may decide that we are required to qualify to do business in the particular foreign country. Such decisions could subject us to taxes and other costs. It is also possible that claims could be made against online service companies and Internet service providers under foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks.

   Implementation of any future changes in law or regulation, including those discussed herein, could cause our business and prospects to suffer. Our business and prospects may also be harmed by the imposition of certain tariffs, duties and other import restrictions on facilities and resources that we obtain from non-domestic suppliers. As a result, changes in law or regulation in the United States or elsewhere could cause our business and prospects to suffer. For a more detailed discussion of the possible risks associated with changes in law or regulation, please see "Business--Government Regulation."

We have anti-takeover defenses that could delay or prevent a takeover that stockholders may consider favorable.

   Certain provisions of our certificate of incorporation and bylaws and the provisions of Delaware law could have the effect of delaying, deferring or preventing an acquisition of Digital Island. For example, our board of directors is divided into three classes to serve staggered three-year terms, we may authorize the issuance of up to 10,000,000 shares of "blank check" preferred stock, our stockholders may not take actions by written consent and our stockholders are limited in their ability to make proposals at stockholder meetings. See "Description of Capital Stock" for a further discussion of these provisions.

                         Risks Related to Our Offering

Our stock will likely be subject to substantial price and volume fluctuations due to a number of factors, some of which are beyond our control.

   Stock prices and trading volumes for many Internet companies fluctuate widely for a number of reasons, including some reasons which may be unrelated to their businesses or results of operations. This market volatility, as well as general domestic or international economic, market and political conditions, could materially adversely affect the price of our common stock without regard to our operating performance. In addition, our operating results may be below the expectations of public market analysts and investors. If this were to occur, the market price of our common stock would likely significantly decrease.

After this offering, our executive officers, directors, and their affiliates, in the aggregate, will control 37% of our voting stock.

   Our executive officers, directors and their affiliates own a large enough stake in us to have an influence on the matters presented to stockholders. As a result, these stockholders may have the ability to control all matters requiring stockholder approval, including the election and removal of directors, the approval of significant corporate transactions, such as any merger, consolidation or sale of all or substantially all of Digital Island's assets, and the control of the management and affairs of Digital Island. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of Digital Island, impede a merger, consolidation, takeover or other business combination involving Digital Island or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of Digital Island, which in turn could have an adverse effect on the market price of Digital Island's common stock.

Shares eligible for future sale in the open market could depress our stock price.

   Sales of substantial amounts of our common stock (including shares issued upon the exercise of outstanding options and warrants) in the public market following this offering, or the appearance that a large number of shares is available for sale, could depress the market price for our common stock. The number of shares of common stock available for sale in the public market will be limited by agreements under which the holders of substantially all of our outstanding shares of common stock and options and warrants to purchase common stock have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus, subject to certain consents and exceptions. Bear, Stearns & Co. Inc., may in its sole discretion and at anytime without notice, release all or any portion of the shares subject to such agreements. In addition to the adverse effect a price decline could have on holders of our common stock, that decline would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities. In addition, the holders of 25,248,511 restricted shares of our stock are entitled to certain rights with respect to registration of such shares for sale in the public market. If these holders sell in the public market, such sales could have a material adverse effect on the market price of our common stock. See "Shares Eligible for Future Sale" and "Certain Transactions--Investors' Rights Agreement."

Our management will have broad discretion in allocating proceeds from this offering, which it may not use effectively.

   The net proceeds to us from this offering, after deducting underwriting commissions and expenses payable by us, are estimated to be approximately $75.7 million. The primary purposes of this offering are to fund operating losses, working capital needs and capital expenditures expected to be incurred in connection with the execution of our business plan, including the expansion of our operations. A portion of the net proceeds also may be used to repay currently outstanding or future indebtedness, or to acquire or invest in complementary businesses or products. Accordingly, our management will retain broad discretion as to the allocation of most of the proceeds of this offering. The failure of management to apply these funds effectively could negatively impact our business and prospects. See "Use of Proceeds."

The liquidity of our common stock is uncertain since it has not been publicly traded.

   There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. The initial public offering price will be determined by negotiations between Digital Island and the representatives of the Underwriters and may bear no relationship to the price at which the common stock will trade upon completion of this offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

We make many forward-looking statements in this prospectus, which depend on factors outside our control and may turn out to be wrong.

   Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, including, among other things,

     .  implementing our business strategy;

     .  obtaining and expanding market acceptance of the services we offer;

     .  forecasts of Internet and our market size and growth;

     .  predicting pricing trends in domestic and foreign telecommunications;

     .  meeting our requirements under key contracts; and

     .  competition in our market.

   In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary significantly from those discussed in the forward-looking statements. A description of risks that could cause our results to vary appears under the caption "Risk Factors" and elsewhere in this prospectus. These forward-looking statements are made as of the date of this prospectus, and we assume no obligation to update them or to explain the reasons why actual results may differ. In light of these assumptions, risks and uncertainties, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

   The net proceeds from this offering, at an assumed initial public offering price of $11.00 per share, are estimated to be $75.7 million ($87.2 million if the underwriters' over-allotment option is exercised in full), after deducting estimated underwriting discounts and commissions and expenses payable by us. We expect to use the net proceeds from this offering, together with existing cash, to fund operating losses, working capital needs and up to approximately $15 million of capital expenditures expected to be incurred in connection with our operations. Our management will retain broad discretion in the allocation of such net proceeds. Although we may use a portion of the net proceeds to pursue possible acquisitions of, or enter into joint ventures with respect to, complementary businesses, technologies or products in the future, there are no present understandings, commitments or agreements with respect to any such acquisitions or joint ventures. Pending the use of such net proceeds, we intend to invest these funds in short-term, investment grade securities.

                                DIVIDEND POLICY

   We have not declared or paid any dividends since our inception and do not intend to pay cash dividends on our capital stock in the foreseeable future. We anticipate that we will retain all future earnings, if any, for use in our operations and the expansion of our business. Our credit agreements restrict our ability to declare or pay any dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

   The following table sets forth, as of March 31, 1999:

    .  Our actual capitalization;

    . Our pro forma capitalization, assuming the conversion of outstanding shares of our convertible preferred stock into common stock and the exercise of warrants to purchase 95,000 shares of our common stock; and

    . Our pro forma capitalization, as adjusted to give effect to the sale of 7,500,000 shares of common stock offered by us in this offering at an assumed initial public offering price of $11.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the estimated net proceeds from this offering.

   This information should be read in conjunction with our consolidated financial statements and the notes related thereto appearing elsewhere in this prospectus. See "Use of Proceeds."

                                                        March 31, 1999
                                                --------------------------------
                                                         (unaudited)
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                 (in thousands, except share
                                                            data)
Long-term obligations, less current portion.... $  2,219  $  2,219    $   2,219
Stockholders' equity:
  Convertible preferred stock, $0.001 par
   value, Series A, Series B, Series C, Series
   D and Series E, 30,000,000 shares
   authorized, $86,894,973 aggregate
   liquidation preference, 25,070,363 shares
   issued and outstanding on an actual basis
   and no shares issued and outstanding
   pro forma and as adjusted...................       25       --           --
  Preferred stock, $0.001 par value, 10,000,000
   shares authorized; no shares issued and
   outstanding on an actual and pro forma basis
   and as adjusted.............................      --        --           --
  Common stock, $0.001 par value, 40,000,000
   shares authorized, 2,622,225 shares issued
   and outstanding on an actual basis and
   27,965,736 issued and outstanding on a pro
   forma basis; $0.001 par value, 100,000,000
   shares authorized, 35,465,736 shares issued
   and outstanding on an as adjusted basis ....        3        28           35
  Stockholder note receivable..................     (110)     (110)        (110)
  Common stock warrants........................       29       --           --
  Additional paid-in capital...................   92,158    92,197      167,915
  Deferred compensation........................   (5,963)   (5,963)      (5,963)
  Accumulated deficit..........................  (36,993)  (36,993)     (36,993)
                                                --------  --------    ---------
    Total stockholders' equity.................   49,149    49,159      124,884
                                                --------  --------    ---------
    Total capitalization....................... $ 51,368  $ 51,378    $ 127,103
                                                ========  ========    =========

   The table above excludes 4,218,839 shares of common stock issuable upon exercise of options outstanding with a weighted average exercise price of $2.13 per share and 7,544,000 shares reserved for future issuances under our 1999 stock incentive plan. See "Executive Compensation and Other Information-- Employee Benefit Plans."

                                    DILUTION

   Our net tangible book value as of March 31, 1999 was approximately $49.1 million, or $1.76 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which equals total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding as of March 31, 1999. Assuming the sale by us of 7,500,000 shares of common stock offered in this offering at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds from this offering, our net tangible book value as of March 31, 1999 would be $124.9 million, or $3.52 per share of common stock. Assuming completion of this offering, there will be an immediate increase in the net tangible book value of $1.76 per share to our existing stockholders and an immediate dilution in the net tangible book value of $7.48 per share to new investors. The following table illustrates this per share dilution:

   Assumed initial public offering price per share...............       $11.00
     Pro forma net tangible book value per share as of March 31,
      1999....................................................... $1.76
     Pro forma increase attributable to new investors............ $1.76
                                                                  -----
   Pro forma net tangible book value per share after the
    offering.....................................................       $ 3.52
                                                                        ------
   Pro forma dilution per share to new investors.................       $ 7.48
                                                                        ======

   The following table summarizes the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors, in each case based upon the number of shares of common stock outstanding as of March 31, 1999.

                             Shares Purchased  Total Consideration
                            ------------------ -------------------- Average Price
                              Number   Percent    Amount    Percent   Per Share
                            ---------- ------- ------------ ------- -------------
   Existing stockholders... 27,965,736  78.8%  $ 84,719,867  50.7%     $ 3.03
   New investors...........  7,500,000  21.2%  $ 82,500,000  49.3%     $11.00
                            ----------  ----   ------------  ----
     Total................. 35,465,736   100%  $167,219,867   100%
                            ==========  ====   ============  ====

   If the underwriters' over-allotment is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to 76.4% of the total number of shares of common stock to be outstanding after this offering, and will increase the number of shares of common stock held by the new investors to 8,625,000, or 23.6% of the total number of shares of common stock to be outstanding immediately after this offering. See "Principal Stockholders."

   The tables and calculations above assume no exercise of outstanding options. At March 31, 1999, there were 4,218,839 shares of common stock issuable upon exercise of options outstanding with a weighted average exercise price of $2.13 per share and 7,544,000 shares reserved for future issuance under our 1999 Stock Incentive Plan. To the extent that these options are exercised, there will be further dilution to new investors. See "Executive Compensation and Other Information--Employee Benefit Plans."

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for each of the years in the three-year period ended September 30, 1998 and the balance sheet data at September 30, 1997 and 1998, are derived from our financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, included elsewhere in this prospectus. The statement of operations data for the period ended September 30, 1994 and the year ended September 30, 1995 and the balance sheet data at September 30, 1994, 1995 and 1996, are derived from our audited financial statements that are not included in this prospectus. The statement of operations data for the six months ended March 31, 1998 and 1999, and the balance sheet data at March 31, 1999, are derived from our unaudited financial statements included elsewhere in this prospectus. We did not begin offering our global network services until January 1997; prior to such time, we were engaged in activities unrelated to our current operations. Accordingly, our results of operations prior to 1997 are not comparable to our results of operations for 1997 or any subsequent periods.

                           Period from                                           Six Months Ended
                          inception to       Years Ended September 30,               March 31,
                          September 30, --------------------------------------  --------------------
                              1994       1995     1996      1997       1998       1998       1999
                          ------------- -------  -------  ---------  ---------  ---------  ---------
                                          (in thousands, except per share
                                                       data)                        (unaudited)
Statement of Operations
 Data:
Revenue.................     $   --     $   --   $   --   $     218  $   2,343  $     691  $   3,795
Costs and expenses:
 Cost of revenue........         --         --       --       2,508      9,039      4,026      7,750
 Sales and marketing....         --         --       --       1,205      4,847      1,787      5,171
 Product development....         --         --       --         378      1,694        571      2,010
 General and
  administrative........          33          7       26      1,502      3,392      1,164      2,963
 Stock compensation
  expense...............         --         --       --         --         487        --       1,026
                             -------    -------  -------  ---------  ---------  ---------  ---------
  Total cost and
   expenses.............          33          7       26      5,594     19,458      7,547     18,919
                             -------    -------  -------  ---------  ---------  ---------  ---------
Loss from operations....         (33)        (7)     (26)    (5,376)   (17,116)    (6,856)   (15,124)
Interest income
 (expense), net.........         --          (2)      (1)        87        353         64        257
                             -------    -------  -------  ---------  ---------  ---------  ---------
Loss before income
 taxes..................         (33)        (9)     (26)    (5,288)   (16,763)    (6,792)   (14,867)
Provision for income
 taxes..................         --           1        1          1          2          1          2
                             -------    -------  -------  ---------  ---------  ---------  ---------
Net loss................     $   (33)   $   (10) $   (27) $  (5,289) $ (16,764) $  (6,793) $ (14,869)
                             =======    =======  =======  =========  =========  =========  =========
Basic and diluted loss
 per share(1)...........     $ (0.12)   $ (0.04) $ (0.10) $   (3.53) $   (7.50) $   (3.07) $   (6.28)
                             =======    =======  =======  =========  =========  =========  =========
Shares used in basic and
 diluted loss per
 share(1)...............     275,000    275,000  275,000  1,497,711  2,236,452  2,215,875  2,366,951
Other Data:
Depreciation and
 amortization...........         --         --       --   $     158  $     811  $     293  $     924
Capital
 expenditures(2)........         --         --   $     2  $   2,128  $   3,640  $     412  $   3,024

                                             September 30,
                                     -----------------------------  March 31,
                                     1994 1995 1996  1997   1998      1999
                                     ---- ---- ---- ------ ------- -----------
                                               (in thousands)      (unaudited)
Balance Sheet Data:
Cash and cash equivalents........... $ 20 $ 7  $344 $4,584 $ 5,711   $29,751
Investments.........................  --  --    --   1,983  10,123    20,915
Working capital.....................   10   5    76  4,613  12,883    44,010
Total assets........................  102  93   432  9,223  22,617    62,359
Long-term obligations, including
 current portion....................  --  --    --     705   3,992     4,039
Total stockholders' equity.......... $ 92 $86  $ 84 $6,265 $15,490   $49,149

----------
(1) See notes 2 and 9 of the notes to our consolidated financial statements for the determination of shares used in computing basic and diluted loss per share.
(2) Capital expenditures represent purchases of property and equipment, including non-cash transactions such as the acquisition of equipment under capital leases.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of the financial condition and results of operations of Digital Island should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ from those anticipated in these forward-looking statements as a result of various factors including but not limited to, those discussed in "Risk Factors," "Business" and elsewhere in this prospectus.

Overview

   We offer a global network and related services for companies that are using the Internet to deploy key business applications worldwide. We target corporations that are increasingly relying on the Internet to conduct business but are constrained by the unreliability, slow performance and limited range of functions of the public Internet. The Digital Island Global IP Applications Network and our services enable customers to effectively deploy and manage global Internet applications by combining the reliability, performance and broad range of functions of private intranets with the global access of the public Internet. We also offer service level guarantees, customized billing, security services, network management and other application services designed to improve the performance of applications deployed on our network.

   We did not begin offering our Global IP Applications Network services until January 1997; prior to such time we were engaged in activities unrelated to our current operations and, accordingly, comparisons for the periods ended September 30, 1997 and 1996 are not meaningful and have not been made. Since inception, we have incurred net losses and experienced negative cash flow from operations. We expect to continue to operate at a net loss and to experience negative cash flows at least through the year 2000. Our ability to achieve profitability and positive cash flow from operations will be dependent upon our ability to grow our revenues substantially and achieve other operating efficiencies.

   We derive our revenues from a family of services, which include Application Hosting and Content Distribution Services, consisting of server management, hardware management and co-location services, and Network Services, consisting of the sale of open, reserved and managed bandwidth. We currently sell our services under contracts having terms of one or more years.

   Cost of revenues consists primarily of the cost of contracting for lines from telecommunication providers worldwide and, to a lesser extent, the cost of our network operations. We lease lines under contracts of one year or more. The leasing of transoceanic lines comprises the largest component of our telecommunications expense, with additional costs arising from leasing local circuits between our data centers and points of presence in the United States and international markets. In the future, we expect to increase the size and number of circuits leased based on increases in network volume and geographic expansion. The cost of our network operations is comprised primarily of data centers, equipment maintenance, personnel and related costs associated with the management and maintenance of the network.

   Some options granted and common stock issued from May 1, 1998 to March 31, 1999 have been considered to be compensation. Total stock compensation expense associated with such equity transactions as of March 31, 1999 amounted to $7.5 million. These amounts are being amortized over the vesting periods of such securities. Of the total stock compensation expense, $487,000 was amortized in the year ended September 30, 1998 and $1.0 million was amortized in the six months ended March 31, 1999. We expect amortization of $3.2 million and $2.2 million in the years ending September 30, 1999 and 2000, respectively, relating to these grants.

Six Months Ended March 31, 1999 and 1998

   Revenue. Revenue increased to $3.8 million for the six months ended March 31, 1999 from $0.7 million for the six months ended March 31, 1998. The increase in revenue was due primarily to an increase in the number of billing customers to 48 from 16.

   Cost of Revenue. Cost of revenue increased to $7.7 million for the six months ended March 31, 1999 from $4.0 million for the six months ended March 31, 1998. The increase in cost of revenue was due to $3.3 million of spending for additional network capacity as well as $0.4 million in recruitment and compensation costs relating to the addition of network operations personnel. We anticipate that our cost of revenue will grow significantly in future periods in order to accommodate planned increases in the number of customers and increased usage by existing customers.

   Sales and Marketing. Sales and marketing expenses consist primarily of staffing and marketing personnel and marketing programs, salespeople, sales engineering, customer service personnel and administrative personnel. Sales and marketing expenses increased to $5.2 million for the six months ended March 31, 1999 from $1.8 million for the six months ended March 31, 1998. This increase was due to $3.2 million of recruitment and compensation expense relating to the addition of sales and marketing personnel and $0.2 million of program and other expenses, including new collateral, competitive analysis and partnering programs. We expect sales and marketing expenses to increase in future periods.

   Product Development. Product development expenses consist primarily of costs associated with personnel and related costs and those costs associated with new product introductions. Product development expenses increased to $2.0 million for the six months ended March 31, 1999 from $0.6 million for the six month period ended March 31, 1998. This increase was due primarily to $1.3 million of growth in personnel and $0.1 million in related costs arising from new product initiatives including TraceWare, mirroring and caching. We expect product development expenses to increase in future periods.

   General and Administrative. General and administrative expenses consist of personnel related expenses and other costs associated with office facilities, professional services and other administrative related expenses. General and administrative expenses increased to $3.0 million for the six months ended March 31, 1999 from $1.2 million for the six months ended March 31, 1998. This increase was due to $0.8 million of growth in personnel and related expenses, $0.6 million of depreciation of network equipment and $0.4 million of office facility expenses, legal and accounting fees and other administrative related expenses. We expect general and administrative expenses to increase in future periods to support expected growth in future revenues and costs related to being a public company.

   Interest Income, net. Interest income, net, includes interest income from our cash and cash equivalents, and investments. Interest expense relates to our financing obligations, including bank borrowings and borrowings associated with equipment leasing. Interest income, net, increased to $257,000 for the six months ended March 31, 1999 from $64,000 for the six months ended March 31, 1998. This increase was due to a higher average cash balance as a result of the proceeds of the issuance of shares of our preferred stock.

   Provision for Income Taxes. Digital Island has had net operating losses for every period through March 31, 1999. We may not be able to utilize all or any of these tax loss carry-forwards as a result of this offering and prior financings. We have not recognized a provision for income taxes due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns and we have placed a valuation allowance against our net deferred tax assets.

Fiscal Years Ended September 30, 1998 and 1997

   We did not begin offering our Global IP Applications Network services until January 1997; prior to such time we were engaged in activities unrelated to our current operations. Additionally, during the periods prior to January 1997, we had no revenues and our operating expenses, although not material, consisted of general and administrative expenses associated with an unrelated technology business venture. Accordingly, our results of operations prior to 1997 are not comparable to our results of operations for 1997 or any subsequent periods, and comparisons to periods prior to 1997 have not been made.

   Revenue. Revenue increased to $2.3 million for the year ended September 30, 1998 from $0.2 million for the year ended September 30, 1997. The increase in revenue was due primarily to an increase in the number of billing customers to 31 from 6.

   Cost of Revenue. Cost of revenue increased to $9.0 million for the year ended September 30, 1998 from $2.5 million for the year ended September 30, 1997. The increase in cost of revenue was due to $5.7 million of spending for additional network capacity and $0.8 million in recruitment and compensation costs relating to the addition of network operations personnel.

   Sales and Marketing. Sales and marketing expenses increased to $4.8 million for the year ended September 30, 1998 from $1.2 million for the year ended September 30, 1997. This increase was due to $3.1 million of growth in personnel and related costs and $0.5 million of program expenses.

   Product Development. Product development expenses increased to $1.7 million for the year ended September 30, 1998 from $0.4 million for the year ended September 30, 1997. This increase was due primarily to $1.2 million in growth of personnel and related costs and $0.1 million of costs arising from new product initiatives, including TraceWare, mirroring and caching technologies.

   General and Administrative. General and administrative expenses increased to $3.4 million for the year ended September 30, 1998 from $1.5 million for the year ended September 30, 1997. This increase was due to $0.7 million of depreciation of network equipment, $0.7 million of growth in personnel and related expenses, and $0.5 million office facility expenses, legal and accounting fees and other administrative related expenses.

   Interest Income, net. Interest income, net, increased to $353,000 for the year ended September 30, 1998 from $87,000 for the year ended September 30, 1997. This increase was due to a higher average cash balance as a result of the proceeds of the issuance of shares of our preferred stock.

Quarterly Results of Operations

   The following tables set forth certain unaudited statements of operations data for the six quarters ended March 31, 1999. This data has been derived from the unaudited interim financial statements prepared on the same basis as the audited consolidated financial statements contained in this prospectus, and in the opinion of management include, all adjustments consisting only of normal recurring adjustments that we consider necessary for a fair presentation of such information when read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus. The operating results for any quarter should not be considered indicative of results of any future period.

                                          Three Months Ended
                         ---------------------------------------------------------
                                              (unaudited)
                                                                            Mar.
                         Dec. 31,  Mar. 31,  June 30,  Sept. 30, Dec. 31,    31,
                           1997      1998      1998      1998      1998     1999
                         --------  --------  --------  --------- --------  -------
                                            (in thousands)
Statement of Operations
 Data:
Revenue................. $   277   $   414   $   725    $   927  $ 1,385   $ 2,411
Costs and expenses:
  Cost of revenue.......   1,961     2,065     2,267      2,746    2,923     4,827
  Sales and marketing...     860       927     1,296      1,764    2,046     3,125
  Product development...     214       357       538        585      843     1,167
  General and
   administrative.......     531       632       902      1,326    1,260     1,703
  Stock compensation
   expense..............     --        --        132        355      346       680
                         -------   -------   -------    -------  -------   -------
    Total cost and
     expenses...........   3,566     3,981     5,135      6,776    7,418    11,502
Loss from operations....  (3,289)   (3,567)   (4,410)    (5,849)  (6,033)   (9,091)
Interest income
 (expense), net.........      45        19       123        166       96       160
                         -------   -------   -------    -------  -------   -------
Loss before income
 taxes..................  (3,244)   (3,548)   (4,287)    (5,683)  (5,937)   (8,931)
Provision for income
 taxes..................     --          1       --           1        2       --
                         -------   -------   -------    -------  -------   -------
Net loss................ $(3,244)  $(3,549)  $(4,287)   $(5,684) $(5,939)  $(8,931)
                         =======   =======   =======    =======  =======   =======

   We expect to experience significant fluctuations in our future results of operations due to a variety of factors, many of which are outside of our control, including:

    . demand for and market acceptance of our products and services may decline or fail to increase enough to offset our costs;

    . introductions of new products and services or enhancements by us and our competitors may increase our costs or make our existing products or services obsolete;

    . the prices we can charge our customers may decline due to price competition with our competitors;

    . utilization of our global network may increase beyond our capacity and we may incur expenses to increase such capacity;

    . continuity of our service and network availability could be interrupted, reducing revenue;

    . the availability and cost of bandwidth may reduce our ability to increase bandwidth as necessary, reducing our revenue;

    . the timing of customer installations and the timing of expansion of our network infrastructure may vary from quarter to quarter;

    . the mix of products and services we sell may change and the new mix may generate less revenue;

    . the timing and magnitude of our capital expenditures, including costs relating to the expansion of operations may vary from quarter to quarter;

    . bandwidth used by customers may fluctuate from quarter to quarter affecting our profits from such customers; and

    . conditions specific to the Internet industry and other general economic factors may affect the prices we can charge or the expenses we incur.

   In addition, a relatively large portion of our expenses are fixed in the short-term, particularly with respect to telecommunications capacity, depreciation, real estate and interest expenses and personnel, and therefore our results of operations are particularly sensitive to fluctuations in revenues. Due to the foregoing factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance.

Liquidity and Capital Resources

   From inception through March 31, 1999, we financed our operations primarily through private equity placements of $86.9 million dollars and borrowings under notes payable and capital leases from financial institutions of $5.7 million. At March 31, 1999, we had an accumulated deficit of $37.0 million and cash and cash equivalents and short-term investments of $50.7 million.

   Net cash used in our operating activities for the six months ended March 31, 1999 was $10.4 million. The net cash used by operations was primarily due to working capital requirements and net losses, offset by increases in accounts payable and accrued expenses. Net cash used in investing activities was $12.9 million for the period ended March 31, 1999 and is comprised of equipment purchases of $2.3 million and investments of $10.6 million in commercial paper with maturities of less than one year. Net cash provided by financing activities was $47.3 million and is related primarily to the issuance of our Series E Preferred Stock, as well as net borrowing under our bank and leasing lines of credit.

   We have a $750,000 revolving line of credit with a commercial bank for the purpose of financing equipment purchases. As of March 31, 1999, $451,000 was outstanding thereunder. The loan contains standard covenants including minimum working capital, minimum tangible net worth, debt to equity ratio and financial reporting requirements. Interest on borrowings thereunder accrues at the lender's prime rate plus 0.75% (which was 8.5% at March 31, 1999), and is payable monthly. No further advances were permitted following October 18, 1997, and any outstanding amounts are payable on or before October 18, 2000.

   We also have a $7.5 million line of credit with a commercial bank, consisting of a revolving credit facility of up to $5 million and other facilities of up to $2.5 million. As of March 31, 1999, approximately $230,000 was outstanding under the revolving credit facility, and approximately $718,000 was outstanding under equipment loan facilities. No further amounts may be borrowed under the equipment loan facilities. Advances under the line of credit are limited to a percentage of our recurring contract revenue. The loan contains standard covenants, including minimum working capital, minimum tangible net worth, debt to equity ratio and financial reporting requirements. Interest on borrowings thereunder accrues at the lender's prime rate plus 0.25% (which was 8.00% at March 31, 1999), and is payable monthly. Under the terms of the equipment loan facilities, interest is charged at the lender's prime rate plus 0.75%, which was 8.5% at March 31, 1999. The loans mature at various times in 2001. Between October 1, 1998 and January 31, 1999, we did not comply with the minimum tangible net worth and financial reporting covenants. However, we obtained waivers for all covenant violations. We have complied with all covenants since January 31, 1999. Additionally, we have two lease lines of credit totaling $4.4 million for equipment purchased. Total borrowings under these two lease lines of credit were $2.6 million at March 31, 1999.

   We believe that the estimated net proceeds from this offering, together with our existing cash and funds available under our existing credit facilities, will be sufficient to fund our operating losses, working capital needs and capital expenditures, for at least the next 12 months. The execution of our business plan will require substantial additional capital to fund our operating losses, working capital needs, sales and marketing expenses, lease payments and capital expenditures thereafter. While we currently have no material commitments for capital expenditures, we anticipate making up to approximately $15.0 million of capital expenditures for network expansion, facilities and personnel related costs in the next 12 months. We intend to continue to consider our future financing alternatives, which may include the incurrence of indebtedness, additional public or private equity offerings or an equity investment by a strategic partner. Actual capital requirements may vary based upon the timing and success of the expansion of our operations. Our capital requirements may change based upon technological and competitive developments. In addition, several factors may affect our capital requirements:

    . demand for our services or our anticipated cash flow from operations being less than expected;

    . our development plans or projections proving to be inaccurate;

    . our engaging in acquisitions or other strategic transactions; or

    . our accelerating deployment of our network services or otherwise altering the schedule of our expansion plan.

   Other than the current bank note payable and lease financing, we have no present commitments or arrangements assuring us of any future equity or debt financing, and there can be no assurance that any such equity or debt financing will be available to us on favorable terms, or at all. If we do not obtain additional financing, we believe that our existing cash resources will be adequate to continue expanding operations on a reduced scale.

Recent Accounting Pronouncements

   On March 4, 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AICPA) issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires computer software costs related to internal software that are incurred in the preliminary project stage should be expensed as incurred. Once the capitalization criteria of SOP 98-1 have been met, external direct costs of materials and services consumed in developing or obtaining internal-use computer software; payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software project (to the extent of the time spent directly on the project); and interest costs incurred when developing computer software for internal use should be capitalized. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. Accordingly, we will adopt SOP 98-1 in our consolidated financial statements for the year ending September 30, 2000.

   On April 3, 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position No. 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities", which provides guidance on the financial reporting of start-up costs and organization costs. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. As we have not capitalized such costs, the adoption of SOP 98-5 is not expected to have a material impact on our consolidated financial statements.

   In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 1999. We do not believe the adoption of SFAS 133 will have a material effect on our consolidated results of operations or financial condition.

Year 2000 Compliance

   Many currently installed computer systems are not able to distinguish 21st century dates from 20th century dates. As a result, in less than one year, computer systems and software used by many companies and organizations in a wide variety of industries (including technology, transportation, utilities, finance, telecommunications, among others) will experience operating difficulties unless they are adequately modified or upgraded to process information related to the century change.

   We recognize the need to ensure that our operations will not be adversely affected by Year 2000 software failures. We are reviewing our internal management information and other systems in order to identify and modify any products, services or systems that are not Year 2000 compliant. To date, we have not encountered any material Year 2000 problems with our computer systems or any other equipment which might be subject to these problems.

   We have made inquiries of our vendors of software and information systems regarding their own Year 2000 readiness. Although we have received various assurances, we have not received affirmative documentation of Year 2000 compliance from any of these vendors and we have not performed any operational tests on our internal systems. As part of our assessment, we are evaluating the level of validation we will require of third parties to ensure their Year 2000 readiness. In the event that any of these third parties cannot timely provide us with products, services or systems that meet the Year 2000 requirements, we may not be able to find alternative suppliers and our business and prospects may suffer.

   We anticipate that our review of Year 2000 issues and any remediation efforts will continue throughout calendar 1999. The total cost of our Year 2000 compliance activities has not been, and is not anticipated to be, material to our business, results of operations and financial condition. Our view is based on a number of assumptions, including the assumption that we have already identified our most significant Year 2000 issues. However, these assumptions may not be accurate, and actual results could differ materially from those anticipated. In view of our Year 2000 review and remediation efforts to date, we do not consider contingency planning to be necessary at this time. However, the cost of developing and implementing such a plan, if necessary, could be material. See "Risk Factors--Year 2000 computer complications could disrupt our operations and harm our business" and "Risk Factors--We depend on a limited number of third party suppliers for key components of our network infrastructure and the loss of one or more suppliers may harm our business."

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

                                    BUSINESS

Overview

   We offer a global network and related services for companies that are using the Internet to deploy key business applications worldwide. Our services make it easier for companies to globalize their operation and to provide a higher quality of service and more functions than in the public Internet. We target corporations that are increasingly relying on the Internet to conduct business but are constrained by its unrealiability, slow performance and limited range of functions. Our global private network and expert services enable customers to effectively deploy and manage global applications by combining the reliability, performance and broad range of functions available in private intranets operated by individual companies for their own users, with the global access of the public Internet. We also offer service level guarantees, customized billing, security services to protect the integrity of data transmissions, network management and other high quality services designed to improve the applications deployed on our network. Our customers, which include multinational corporations such as Autodesk, Cisco Systems, E*TRADE Group and National Semiconductor, use our services and proprietary technology to facilitate the deployment of a wide variety of applications, including electronic commerce, online customer service, software, document and multimedia distribution, sales force automation and online training. As of March 31, 1999, we had contracts with 62 customers, of which 48 were deployed and generating revenues.

   We developed our global network to help companies globalize their applications. We operate Web sites and Internet applications, manage computer servers and maintain networking equipment for our customers in our state-of-the-art network data centers, and provide network management expertise to our customers for their own network data centers. The business applications delivered through our network services are accessed globally in the same way as any Web site, but with a significant difference: these business applications are highly available and are designed to operate substantially faster and with a greater range of functions than sites that rely solely on the public Internet.

   Our global private network consists of a centralized high-speed network which acts as a backbone connecting four strategically located data centers in Honolulu, London, New York City and Santa Clara, California. This core network architecture connects over dedicated lines directly to local Internet service providers in 18 countries. This enables our customers to transmit Internet traffic seamlessly over our network with dedicated capacity and to connect directly to international users through local Internet service providers. We also help our customers distribute content over the Internet by mirroring (replicating) and caching (storing) their applications in multiple locations close to their end-users. This allows our customers to benefit from the lower overall cost of data storage versus transport and to provide a better online experience for their end-users. For example, Digital Island Local Content Managers enable us to help customers readily store files which are repeatedly accessed in specific geographic regions.

   We offer a variety of services that allow customers to benefit from the Digital Island global private network. We manage computer servers, maintain Web sites and Internet applications for our customers in our four network data centers, and offer a range of data transport options which allow customers to reserve network capacity consistent with their expected network usage on request. These services are designed to allow customers to outsource Internet activities to us, thereby transferring to us the burden of attracting and retaining scarce technical staff and adopting continuously changing technologies, while lowering their operating costs and speeding deployment.

Industry Background

   The Internet continues to experience rapid growth and expansion as an important global medium for communications and electronic business. International Data Corporation, known as IDC, has estimated that the total number of Internet users in the world reached approximately 69 million in 1997 and will increase to approximately 319 million in 2002, a 36% compound annual growth rate. As the numbers of Internet users has grown, enterprises have increasingly viewed the Internet as an opportunity to interact rapidly with a larger

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

number of geographically distributed offices, employees, customers, suppliers and partners. Many enterprises that focus solely on delivering services over the Internet have emerged as well as offline businesses that have implemented Internet sites incorporating e-commerce applications. As the Internet has emerged as a strategic component of business, investment in Internet services has begun to increase dramatically. According to IDC, the demand for U.S. Internet and e-commerce services was $2.9 billion in 1997 and is expected to grow to $22.1 billion by 2002, a 50% compound annual growth rate. In addition, demand for data transport services is growing rapidly as evidenced by IDC's estimate that Internet service providers' corporate access revenues are expected to grow from $2.9 billion in 1998 to $12.0 billion by 2003, a 33% compound annual growth rate.

   Increasing Reliance on Internet Business Applications. As use of the Internet grows, enterprises are increasing the breadth and depth of their Internet product and service offerings. Businesses have begun to use the Internet for an expanding variety of commercial applications, including customer service, electronic sales, software and multimedia document distribution, sales force automation and distance learning. For many enterprises, loss of the availability of such business-critical applications often results in loss of revenue and impairment of customer good will. As a result, enterprises are increasingly demanding that their networks deliver consistent, fast global performance, remain easy to upgrade as the scale and complexity of applications grows and technologies change, operate continuously 24 hours per day, seven days per week, and offer the applications support and functionality (e.g. security, user location, identification and usage patterns) previously provided only in wide area networks.

   Inherent Problems with the Internet/Need for a Robust Global Solution. The public Internet infrastructure was designed for applications requiring limited communications bandwidth capacity and was not designed with the quality necessary for core business uses such as electronic commerce. For enterprises requiring global solutions, the U.S.-centric nature of the public Internet results in poor response times, particularly for applications requiring large file transfers, instantaneous interaction between networked users and overseas transport. This occurs because data transmittal between countries must travel through telecommunications lines in the U.S. where the Internet originated and where most of its infrastructure is still located, and make a large number of connections through various regional and national Internet service providers before reaching its destination. Data packets often become lost in the transfer process, especially for data-intensive transfers involving large software downloads, multimedia document distribution and audio or video content. The response time for users is also often slow.

   Trend Toward Outsourcing of Internet Operations. In seeking to address the performance issues of the public Internet, enterprises have increasingly found that investing in the resources and personnel required to maintain in-house private networks is cost-prohibitive and extremely difficult given the shortage of technical talent and risk of technological obsolescence. With the failure of in-house solutions to address their needs, today's enterprises have increasingly sought third party providers to support their Internet applications deployment, operations and ongoing maintenance. Regional and national Internet service providers, however, often fail to provide an adequate solution because they lack the geographically distributed network capability necessary to deliver content globally using replication and caching technologies, which are becoming increasingly important as the Internet usage and bandwidth demand increase. IDC estimates that corporate spending on web hosting services will increase from approximately $414 million in 1997 to $11.8 billion by 2002, a 95% compound annual growth rate. Enterprises are increasingly seeking companies that combine hosting services and geographically dispersed data centers that deploy the enterprise's applications closer to the end-user to provide value-added solutions.

The Digital Island Solution

   Digital Island offers a global private network and related services for companies that need worldwide deployment of key business applications over the Internet. Our solution provides the following key advantages:

   Global Connectivity and Availability. The Digital Island Global IP Applications Network currently has connection point in 18 countries in Asia, Europe, North America, South America and Australia. We believe that this global reach provides our customers with local access to the majority of existing Internet users.

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

   High Performance and Scalability. The Digital Island Global IP Applications Network bypasses the primary congestion points of the public Internet to provide fast, consistent performance for our customers. By routing and managing Internet traffic over a centralized high-speed network directly between our strategic, globally distributed data centers and local points of presence, our solution avoids transmission of data over multiple routers and switches (systems that relay data in networks) and network access points (locations at which Internet service providers exchange traffic) in the public Internet, thereby substantially reducing transmission time and improving network security and performance. Our network architecture is reliable, can scale to many users and enables a consistent end user experience independent of time of day and geography.

   Local Content Management. We own and operate a growing number of Digital Island Local Content Managers in high volume markets around the world. We have created "digital warehouses" where we help customers readily store files which are repeatedly accessed within the regional area. This solution is a more cost effective and scalable solution when supporting high volume global access to information. It also allows for a more geographically localized experience (e.g. language and currency). We currently operate Digital Island Local Content Manager sites in Germany, Japan, Australia, the U.S., and the United Kingdom and plan to continue our current expansion.

   Cost-Effective Outsourcing Solution. Our customers directly benefit from the significant investments of technical expertise and other resources that we have made to develop our unique Digital Island Global IP Applications Network. Most enterprises today do not have the infrastructure that mission-critical Internet operations require, including strategic, globally distributed data centers, 24 hours per day, seven days per week operations and specialized Internet technology expertise. Our solution allows customers to address shortages of technical resources and continuously changing technologies, while substantially lowering the application deployment and operational costs of new Internet applications. We believe that our solutions and economies of scale are significantly more cost-effective than most in-house alternatives.

   Innovative Solutions. We believe that, as a result of our advanced network architecture and highly experienced product development team, we are able to provide a unique set of value-added product offerings. For example, we offer open, reserved and managed bandwidth products that enable our customers to allocate their bandwidth purchases according to their changing needs. In addition, our proprietary technology enables us to bill our customers according to the number of bits of data transmitted over our network, geographic destination of transmission and time of day, as opposed to traditional flat-rate billing. This allows us to provide more flexible service pricing, and benefits the customer by more accurately correlating network cost to actual network utilization by geography. We are developing and deploying our proprietary TraceWare technology that enables customers to identify the source of Internet protocol requests. Being able to correlate the source and destination (where the data enters and exits our network) provides our customers with significant service and product opportunities, such as flexible pricing plans, localization of content and currency, assistance in fraud detection, authentication and compliance with export regulations and the enhancement of other applications deployed across our network.

Business Strategy

   Our objective is to be the leader in offering network services for globalizing Internet business applications. In order to achieve this objective, we are implementing a business strategy focused on the following key elements:

   Target Multinational Corporations. We have designed our network to address the sophisticated needs of multinational customers, who are increasingly relying on the Internet to conduct business and require consistent levels of high performance and reliability. We primarily target leading customers in industries which are early adopters of Internet technologies, such as the financial services, technology, media publishing, entertainment and other Internet-centric sectors. We have tailored our services to enhance the performance of our customers in electronic commerce and services, such as digital media distribution. The Digital Island Global IP Applications Network has connection points in 18 countries worldwide, providing our customers with access to

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

a significant majority of existing Internet users, and we plan to expand our global reach through additional connection points in the future.

   Expand Customer Relationships. We plan to extend our leadership in the market for global Internet application services by continuing to expand our base of customers. By integrating other Internet services into the Digital Island Global IP Applications Network, and by providing high-quality customer support, we believe that businesses will increasingly rely on us for their Internet business needs, which in turn should enhance customer retention and increase demand for both application services and network usage. For example, Autodesk initially used our network to deploy applications in a single country; subsequently, Autodesk chose to deploy applications in other countries served by Digital Island and added additional applications and extended usage of our services to key subsidiaries.

   Develop Additional Network Services. We seek to be a leader in designing and deploying a global business network that enables customers to capture the benefits of ubiquitous access to applications and the performance and range of functions of private intranets operated by individual companies for their own users. We are committed to investing resources to implement new Internet technology and services that will allow our customers to optimize their deployment and operation of applications globally. To this end, we collaborate with providers of leading Internet technologies to develop and deploy proprietary technologies in order to enhance our service offerings and to address our customers' evolving needs. Some of our recent innovations have included reserved and managed bandwidth technologies that allow customers to tailor bandwidth to their individual needs and benefit from usage-based billing, and our TraceWare technology, which is not yet commercially released, that enables customers to identify the source of Internet traffic. Our Digital Island Local Content Managers enable customers to readily store files which are repeatedly accessed within specific geographical regions. We believe that continuing leading edge innovation is the key to differentiating Digital Island's products and services in the long term.

   Expand Strategic Relationships. We believe that strategic relationships should enhance our ability to reach new customers. Potential partners include system integrators, software vendors and application service providers that provide network equipment and services to companies. Further, strategic relationships with our customers in our target markets, such as with E*TRADE, bring not only a high level of understanding of the specific needs of that market but also credibility and visibility with potential new customers. We are also targeting partners which can enhance our ability to develop and deliver new application services. Through these relationships we hope to leverage these enterprises' research and development expertise to cost effectively develop new network services.

   Expand Global Sales Capabilities. We target our customers predominately through a direct sales channel complimented by a range of external alliances and channels. We currently have 52 professionals in our sales organization in offices in the U.S., Asia and Europe and intend to grow our sales organization substantially over the next year. Our Global Partner Program is targeted at increasing the effectiveness of our direct channel. In addition to co-marketing, we have a growing number of sales channel partners which represent our products and services either as a sales agent or a reseller.

                     The Digital Island Intelligent Network

                             [GRAPHIC APPEARS HERE]

   The graphic above illustrates the Digital Island Intelligent Network, which utilizes four data centers with an asynchronous transfer mode backbone (a centralized high-speed network) to connect to local connection points in 18 countries with the assistance of major international network service providers.

Network Architecture

   The Digital Island Intelligent Network consists of an asynchronous transfer mode, or "ATM," backbone that connects four geographically dispersed data centers. This ATM backbone router core is a centralized high-speed network that connects to local Internet service providers in 18 countries forming a distributed network architecture that minimizes the number of separate transmissions, necessary to transmit data, resulting in greater speed and reliability for our customers' end-users. Our four distributed data centers permit us to disseminate information reliably on a global basis and, using our sophisticated data tracking capability, allow us to optimize data transmissions internationally, minimizing the use of expensive transoceanic fiber optic circuits. The Digital Island network is designed to increase the speed and reliability of data transmission and circumvents a design weakness of the public Internet, which requires transmission of information over numerous routers and network inter-exchange points, often leading to delays and loss of data. Local Content Managers, where customers can store files which are repeatedly accessed within the regional area, are located in Australia, Japan, Germany, the United Kingdom and all three U.S. data centers. We believe our architecture is superior to traditional networks for the distribution of applications because of its manageability, ability to scale to many users and connectivity over dedicated lines to local Internet service providers and network service providers through dedicated connection points.

   We currently have direct connections in 18 countries with one or more local Internet service providers, providing customers with direct access to local markets worldwide. Currently, we purchase transit from AT&T, GTE, Sprint and MCI WorldCom in the United States and have established transport relationships in 17 other countries, giving us a total of 26 different direct points of connection to the Internet. Unlike traditional peering relationships, these network service providers carry the Internet traffic of our customers without any reciprocal transit agreement. While Digital Island pays a fee to the network service providers for this arrangement, it gives us access to thousands of Internet service providers without the obligation of carrying traffic originating outside of our network. Both the Santa Clara and New York data centers have direct connections through circuits with each of the four network service providers. In addition to the U.S., we have established private Internet connection relationships in 17 other countries as listed below:

         Australia  Israel                 South Korea
         Brazil     Japan                  Sweden
         Canada     Mexico                 Switzerland
         China      Netherlands            Taiwan
         France     Russia                 United Kingdom
         Germany    Singapore

   In China, we have connections in both Hong Kong and Beijing. With 26 different connection points to the Internet, we believe we offer our customers one of the most diverse, redundant and reliable networks for the deployment of business applications globally.

   We currently have a state-of-the-art network operations center, headquartered in Honolulu, Hawaii, which provides real time end-to-end monitoring of our network 24 hours per day, seven days a week, 365 days per year. The network operations center helps us to ensure the efficient and reliable performance of our network, enabling us to identify, and often prevent, potential network disruptions and to respond immediately to actual disruptions. In addition, through traffic management and forecasting, line performance reporting and alarm monitoring, remote link restoration and coordination, and provisioning of network services, the network operations center enables us to schedule and conduct maintenance with minimal interferences to the network.

   We currently lease lines or bandwidth from multiple telecommunications carriers. These carriers include MCI WorldCom, GTE and Sprint, as well as several international carriers such as Cable & Wireless, IDC, Telstra and Singapore Telecom. Leasing from multiple carriers assists us in achieving competitive pricing, provides us with diversity of routes and redundancy and provides access to multiple sources of bandwidth on different cable systems globally. Our lease contract term with a carrier is typically one year, which allows us to benefit from declining bandwidth costs over time. In some cases the term may extend to three years where we determine there is a significant cost advantage implicit in such arrangement or that the route served by such line is bandwidth constrained.

Services

   We offer a family of services designed to allow companies to deploy their Internet applications globally without developing or acquiring their own global network. Our services are especially suited to Internet applications requiring a high performance end user experience which is consistent and reliable when downloading files (e.g., software, documentation and video clips), downloading graphic-intensive web content or engaging in real-time transactions (e.g., transaction clearing and video conferencing) across a range of access speeds. We work with each of our customers to optimize cost and performance requirements. Our content hosting, mirroring and caching services allow customer applications to be replicated throughout the network to lower costs and improve response times and our transport services guarantee bandwidth into local markets. Our network engineering team provides our customers with global networking expertise and consultation in the design and deployment of their applications on the Digital Island Global IP Applications Network. We also provide 24 hours per day, seven days per week, 365 days per year operations support and security experts to keep their applications up and running on a global basis.

   We currently offer service level guarantees, customized billing, network security services, network management and other application services designed to improve the performance of applications deployed on our network. We plan to continue to develop or acquire extensions to our application services to fuel ongoing

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

product and service delivery. For example, we believe that our proprietary TraceWare technology, which is not yet commercially released, enables our customers to identify the source of Internet protocol requests as well as the destinations of Internet traffic. This technology will be predominantly used for targeted advertising and local language content delivery.

 Application Hosting and Content Distribution Services

   Our application hosting and content distribution services, including mirroring and caching, enable customers to gain the benefit of having their application (whether on a server on their site or on a server in one of our data centers) appear to be located in every country where we have a connection point. Leveraging our network architecture and technologies, our application hosting services provide end users globally with what we believe, based on our past experience, to be fast, reliable and seamless access to our customers' content. Each of our data centers has state-of-the-art power management, security, and fire suppression systems. Customers have access to our network operations center and our on-site personnel for ongoing maintenance services. Customers can choose from the following packages:

   Server Management Package. This is an all-inclusive solution for customers seeking to outsource their day-to-day hardware and server administration. We operate two production-ready environments: Sun Solaris(TM) and Windows NT(TM) operating on Compaq servers. We host these servers, as well as servers provided by our customers, in our data centers and provide the network infrastructure as well as application monitoring, performance optimization, server administration and security services. This package provides a production-ready environment with maximum uptime.

   Hardware Management Package. This enables our customers to outsource day-to-day hardware maintenance, while allowing our customers' IT staff unhindered access to perform any needed system administration functions. This package includes services from our data center personnel for hardware management and repair plus access to our network infrastructure. Our centrally managed network architecture provides optimized routing, resulting in the uptime, performance, and reliability required by our customers.

   Co-location Package. This allows our customers to house their own servers in one of our data centers, and provides a secure environment designed to deliver maximum uptime for the server plus access to our Global IP Applications Network.

   Globeport. For customers choosing to maintain content at their own data centers, we will arrange dedicated connections from the client's site to our closest point of presence. This package includes network services enabling our customers to extend their reach globally.

 Network Services

   We offer a range of network services to be used with our Application Hosting and Content Distribution Services:

   Open Bandwidth. Customers pay a minimum monthly fee for access to our network and are charged based on actual usage (per gigabit) above these minimum levels. Customers may also pay for services based on distance traveled. Customers can generate utilization reports which allow them to determine usage flows by country.

   Reserved Bandwidth. Reserved Bandwidth is a network service that guarantees a minimum throughput level, expressed in kilobytes per second to a specified connection point. Our customer is billed for a pre-specified minimum amount of data transfer to that specified connection point. Unlike other methods of relaying Internet traffic such as frame relay services, our network is engineered to accommodate peaks in traffic above the minimum guaranteed levels. Gigabytes in excess of the reserved monthly amount are billed at the applicable data transfer rate.

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

   Managed Bandwidth. Managed Bandwidth is our premium network transport service offering. Using a web browser interface, IT professionals can readily allocate bandwidth by geographic region at any time from any location. Through this service, IT professionals can configure the Digital Island network to meet their organization's international throughput requirements.

 Professional Services

   We augment our primary product and service offerings with a range of professional service options for customers. Professional services include helping our customers to provide security on their networks, making recommendations for network equipment and consulting as to Internet application deployment.

Customers

   We primarily target leading customers in industries which are early adopters of Internet technologies, such as the financial services, technology, media and other Internet-centric sectors. Within our target markets, we have tailored our services to enhance the performance of our customers in electronic commerce, electronic services and electronic fulfillment, such as digital media distribution. Our customers use our services and proprietary technology to facilitate the deployment of commercial applications, including electronic commerce, online customer service, software distribution, multimedia document distribution, sales management and distance learning. As of March 31, 1999, we had contracts with 62 customers including Autodesk, Cisco Systems, Diamond Multimedia Systems, E*TRADE, Mastercard International, National Semiconductor, Novell, and Platinum Technology.

   The following examples, which are based on information furnished by the companies listed below, illustrate how some of our customers use our global private network for deployment of business applications:

   Autodesk. Autodesk is a supplier of design software and multimedia tools that address several markets including architectural and mechanical design, filmmaking, videography and geographic information systems. Autodesk was seeking a consistent, reliable, secure and fast access mechanism to distribute their technical documentation and software to customers in over 150 countries and selected Digital Island's Server Management Package and Managed Bandwidth services.

   Cisco Systems. Cisco Systems is a leading provider of networking software and hardware for the Internet. Cisco sought a highly reliable and fast way for engineers to access the Cisco customer care online website in order to download Cisco software and to upgrade routers in the field. Using a combination of our Globeport, Hardware and Server Management Packages and our Open Bandwidth services and mirroring technology, Cisco was able to increase customer service by allowing the field engineers and customers to access critical information and download software while working at the client site.

   E*TRADE. E*TRADE is an online financial services company that has engaged Digital Island to provide a broad range of network solutions to deliver mission-critical applications in 32 countries and provide their customers with consistent performance online. E*TRADE customers rely on the Internet for their trading and research requests, making the applications that provide these services mission-critical to E*TRADE's business. The applications serving these requests also require high levels of consistent bandwidth. By utilizing our Globeport Package and customized network services, E*TRADE provides its customers worldwide with a more consistent, fast and high quality online experience.

   National Semiconductor. National Semiconductor is a multinational company that develops and manufactures semiconductor products for high growth markets in the electronics equipment industry. National Semiconductor needed a real-time global solution for distributing their technical documentation to customer engineers and technical information to their sales-force. Utilizing Digital Island's Co-location Package and network services, National Semiconductor is able to globally deploy technical documents to customers on a real-time basis, thereby greatly reducing documentation delivery times and costs. Digital Island's network also enables National Semiconductor to communicate with its global sales force on a real-time basis to assess demand and forecast production levels.

Sales and Marketing

   Our sales and marketing strategy is designed to target multinational businesses that depend on the Internet for core business operations.

   To reach these enterprises, we utilize a multi-tiered channel approach. In North America, we primarily rely on direct sales and augment this effort with resellers, agents or co-marketing partners where appropriate. In Europe, Asia and Latin America, we are hiring direct sales personnel and developing agents and reseller channels. Our channel partners also provide services to us in the form of data center capacity, connectivity to local backbones or service providers and router installation/repair.

   We are actively seeking to increase our sales and distribution capabilities globally. Currently, most of our sales are derived from the efforts of our direct sales force. We have begun developing indirect sales channels targeting content developers (such as firms that develop Web sites), system integrators, consulting companies, suppliers and international Internet service providers. As of March 31, 1999, we had five channel partners in Europe and Asia who we pay commissions to refer customers.

   Our marketing organization is responsible for product management, product marketing, public relations and marketing communications. Product management includes defining the product plan and bringing to market our products and services. These activities include product strategy and definition, pricing, competitive analysis, product launches, channel program development and product life cycle management. We stimulate product demand through a broad range of marketing communications and public relations activities. Primary marketing communications activities include public relations, collateral, advertising, direct response programs and management of our Web site. Our public relations focuses on cultivating industry analyst and media relationships with the goal of securing broad media coverage and recognition as a leader and innovator in global Internet application deployment.

   While we have not entered into any material partnering arrangements, a key element of our marketing strategy includes identifying and partnering with component suppliers, customers and other application service companies. We have a dedicated team focused on creating new, and expanding existing, relationships which will be critical to the ongoing success of future product developments.

Customer Support

   We seek to provide superior customer service by understanding the technical requirements and business objectives of our customers and fulfilling their needs proactively on an individual basis. By working closely with the customer, we seek to optimize the performance of our customers' Internet operations, avoid downtime, resolve quickly any problems that may arise and make adjustments in services as customer needs change over time.

   Before sales are made, we provide technical advice to customers in order to help them understand their networking needs and how our products and services can provide solutions for particular needs. During the installation phase, we assign a support team led by our Customer Advocacy group which also retains support responsibility for the account after the customer's application is installed and operational, to assist the customer through the installation process. After commencing services, primary technical support is provided by our network operation center, which is operated 24 hours per day, seven days per week by highly trained technicians who respond to customer calls, monitor site and network operations and escalate problems to engineering to solve problems quickly and professionally. Our Customer Advocacy personnel are also available to assist with billing and business issues and to assist in planning for additional customer applications usage on the network.


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

   Finally we employ network engineers who collaborate with customers to design and maintain their application across the network. Our network engineers are trained on Windows NT, Solaris and other UNIX platforms, as well as Cisco routers and switches, and they serve as the escalation path to resolve customer problems. We also employ a team of network backbone engineers that constantly monitor the network design and effectiveness to optimize performance for customers, rerouting and redesigning their applications as conditions require.

Competition

   Our market is highly competitive. There are few substantial barriers to entry and we expect that we will face additional competition from existing competitors and new market entrants in the future. The principal competitive factors in this market include Internet system engineering expertise, customer service, network capability, reliability, quality of service and ability to scale to many users, broad geographic presence, brand name recognition, technical expertise and range of functions, the variety of services offered, the ability to maintain and expand distribution channels, price, the timing of introductions of new services, network security, financial resources and conformity with industry standards. We may not have the resources or expertise to compete successfully in the future.

   Our current and potential competitors in the market include:

    . information technology and Internet outsourcing firms;

    . national and regional Internet service providers; and

    . global, regional and local telecommunications companies.

   Our competitors may operate in one or more of these areas and include companies such as AboveNet Communications, Inc., AT&T Corp., Exodus Communications, Inc., GTE Corporation, MCI WorldCom, Inc. and business units of Frontier GlobalCenter, Inc. In particular, Exodus and GlobalCenter provide services that are directly competitive with services that we provide.

   Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. As a result, these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisition and other opportunities more readily, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than we can. In addition, these competitors have entered and will likely continue to enter into joint ventures or consortiums to provide additional services competitive with those that we provide.

   Some of our competitors may be able to provide customers with additional benefits in connection with their Internet system and global applications network solutions, including reduced communications costs, which could reduce the overall costs of their services relative to the cost of our services. We may not be able to offset the effects of any such price reductions. In addition, we believe that the businesses in which we compete are likely to encounter consolidation in the near future, which could result in increased price and other competition that could cause our business and prospects to suffer.

Intellectual Property Rights

   We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect proprietary rights in our products and services. Although we have filed a patent application with respect to our TraceWare technology with the United States Patent and Trademark Office, such application is pending and we currently have no patented technology that would preclude or inhibit competitors from entering our market. In addition, we have registered the mark "Digital Island" with the Patent and Trademark Office, and we have a pending trademark application for the mark "TraceWare" with the Patent and Trademark Office. Our "Digital Island" mark is either registered or pending in several foreign countries. We have entered into confidentiality and invention assignment agreements with our employees, and nondisclosure agreements with our suppliers, distributors and appropriate customers in order to limit access to and disclosure of our proprietary information. These contractual arrangements or the other steps that we take to protect our intellectual property may not be sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. The laws of foreign countries may not protect our products, services or intellectual property rights to the same extent as do the laws of the United States.

   To date, we have not been notified that our products infringe the proprietary rights of third parties, but third parties may in the future claim that our current or future products infringe upon their proprietary rights. We expect that participants in our markets will be increasingly subject to infringement claims as the number of products and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time consuming, result in costly litigation, cause product installation delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us, or at all. As a result, any such claim could harm our business and prospects.

Government Regulation

   Federal Regulation. The FCC does not currently regulate network software or computer equipment-related services that transport data or voice messages on telecommunications facilities, except when provided by any of the Regional Bell Operating Companies. However, we provide network services including transmitting data over public telephone lines, and those transmissions are governed to some extent by federal regulatory policies establishing charges and terms for wireline communications. Operators of those types of networks that provide access to regulated transmission facilities only as part of a data services package currently are not subject to direct regulation as "telecommunications carriers" by the FCC or any other federal agency, other than regulations generally applicable to businesses.

   The absence of direct FCC regulation reflects, in part, the status of Internet services as a relatively recent phenomenon. The federal legal and regulatory framework for such services is therefore in its nascent state of development.

   The evolving state of federal law and regulation is reflected in the FCC's April 10, 1998 Report to Congress. In the April 1998 Report, the FCC discussed whether Internet service providers should be classified as telecommunications carriers, and, on that basis, be required to contribute to the Universal Service Fund which was created by federal statute and funded by interstate telecomunications carriers for the purpose of ensuring that all segments of the population of the United States have access to basic telecommunications services. The report concluded that Internet access service which the FCC defined as an offering combining computer processing, information storage, protocol conversion, and routing transmissions is an "information service" under the Telecommunications Act of 1996 and thus not subject to regulation. In contrast, the FCC found that the provision of transmission capabilities to Internet service providers and other information service providers does constitute "telecommunications services" under the Telecommunications Act of 1996. Consequently, parties providing those latter services are presently subject to FCC regulation (and the corresponding Universal Service Fund obligations).

   New federal laws and regulations may be adopted in the future that would subject the provision of our Internet services to government regulation. Legislative initiatives currently being considered in Congress, for example, may require taxation of Internet-related services like those that we offer or impose access charges on Internet service providers. Any new laws regarding the Internet, particularly those that impose regulatory or financial burdens, could cause our business and prospects to suffer. We cannot predict the impact, if any, that any future changes in law or regulation may have on our business.

   Certain changes in federal law and regulations could cause our business and prospects to suffer. Changes of particular concern include those that directly or indirectly affect the regulatory status of Internet services, increase the cost telecommunications services (including the application of access charges or Universal Service Fund contribution obligations to Internet services), or increase the competition from the RBOCs and other telecommunications companies. We cannot predict the impact, if any, that such legislative or regulatory changes may have on our business. For instance, the FCC could determine through any one of its ongoing or future proceedings that the Internet is subject to regulation. In that event, we could be required to comply with:

     .  FCC entry or exit regulations;

     .  tariff filing, reporting, fee, and record-keeping requirements;

     .  marketing restrictions;

     .  access charge obligations; and

     .  contributions to the Universal Service Fund obligations.

   Any one or more of those changes could adversely impact our ability to provide services. The FCC could similarly conclude that providing Internet transport or telephony services over an Internet protocol-based network is subject to regulation. For example, the FCC currently has ongoing proceedings in which it is considering whether to regulate certain transmissions provided via the Internet, such as services functionally equivalent to traditional two-way voice telephony. Such determination could cause our business and prospects to suffer.

   Another major and unresolved regulatory issue concerns the obligation of information service providers, including Internet service providers, to pay access charges to Incumbent Local Exchange Carriers. A proceeding initiated by the FCC in December 1996 that raises the issue whether Incumbent Local Exchange Carriers, which are local telephone companies that began providing service prior to the enactment of the Telecommunications Act of 1996, can assess interstate access charges on information service providers, including Internet service providers. Unlike basic services, enhanced services, which the FCC has concluded are synonymous with information services and include Internet access services, are exempt from interstate access charges. The FCC has reaffirmed that information service providers are exempt from access charges, and a United States Court of Appeals has affirmed this decision by the FCC.

   Another major regulatory issue concerns Internet-based telephony. In its April 1998 Report, the FCC observed that Internet protocol telephony appears to be a telecommunications service rather than an unregulated information service. The FCC explained that it would determine on a case-by-case basis whether to regulate the service and thereby require providers of Internet protocol telephony to contribute to the Universal Service Fund. The ultimate resolution of Internet protocol telephony issues could negatively impact the regulatory status, cost and other aspects of our service offerings.

   Another major and unresolved regulatory proceeding that could affect the benefit and cost of our service offerings (to the extent we become involved in the exchange of communications traffic) involves reciprocal compensation. Reciprocal compensation relates to the fees paid by one carrier to terminate traffic on another carrier's network. In July 1997, the FCC was asked to determine whether Competitive Local Exchange Carriers (local telephone companies that provide service in competition with Incumbent Local Exchange Carriers) that serve Internet service providers are entitled to reciprocal compensation under the Telecommunications Act of 1996 for calls originated by customers of an Incumbent Local Exchange Carriers to an Internet service provider served by a Competitive Local Exchange Carriers within the same local calling area. Prior to the time the FCC addressed the issue, every state that addressed the issue from an intrastate perspective (at least twenty-nine in number) determined that calls to Internet service providers are to be treated as local for purposes of reciprocal compensation. In February 1999, the FCC concluded that it would regulate in the future calls to Internet service providers as interstate traffic. The FCC sought comment on how this traffic should be compensated prospectively between carriers. The FCC's ultimate resolution of the compensation issue could increase Internet service provider costs in the future by increasing telephone charges if the FCC adopts a rule that precludes compensation for calls to Internet service providers or prescribes a rate that is substantially less than the reciprocal compensation rates that were paid in the past and are being paid under some existing inter-carrier agreements.

   We could also be harmed by federal (as well as state) laws and regulations relating to the liability of on-line services companies and Internet access providers for information carried on or disseminated through their networks. Several private lawsuits seeking to impose such liability upon on-line services companies and Internet access providers are currently pending. In addition, legislation has been enacted and new legislation has imposed liability for the transmission of, or prohibits the transmission of certain types of, information on the Internet, including sexually explicit and gambling information. The United States Supreme Court has already held unconstitutional certain sections of the Communications Decency Act of 1996 that, among other provisions, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet. Congress subsequently enacted legislation that imposes both criminal and civil penalties on persons who knowingly or intentionally make available materials through the Internet that are "harmful" to minors. However, the new law generally excludes from the definition of "person" Internet service providers that are not involved in the selection of content disseminated through their networks. Congress also enacted legislation recently that limits liability for online copyright infringement. That latter law includes exemptions which enable Internet service providers to avoid copyright infringement if they merely transmit material produced and requested by others. It is possible that other laws and regulations could be enacted in the future that would place copyright infringement liability more directly on Internet service providers. The imposition of potential liability on us and other Internet access providers for information carried on or disseminated through their systems could require us to implement measures to reduce our exposure to such liability, which may in turn require us to expend substantial resources or to discontinue service or product offerings. The increased attention to liability issues as a result of lawsuits and legislative action, could similarly impact the growth of Internet use. While we carry professional liability insurance, such insurance may not be adequate to compensate claimants or may not cover us in the event we become liable for information carried on or disseminated through our networks. Any costs not covered by insurance incurred as a result of such liability or asserted liability could cause our business and prospects to suffer.

   State Regulation. The proliferation of Internet use in the past several years has prompted state legislators and regulators to consider the adoption of laws and regulations to govern Internet usage. Much of the legislation that has been proposed to date may, if enacted, handicap further growth in the use of the Internet. It is possible that state legislatures and regulators will attempt to regulate the Internet in the future, either by regulating transactions or by restricting the content of the available information and services. While state public utility commissions generally have declined to directly regulate enhanced or information services, some states have continued to regulate particular aspects of enhanced services in limited circumstances, such as where they are provided by local telecommunications carriers. Moreover, the public utility commissions of several states continue to consider potential regulation of such service. Enactment of such legislation or adoption of such regulations could cause our business and prospects to suffer.

   Another area of adverse potential state regulation concerns taxes. The United States Congress recently enacted a three-year moratorium on new state and local taxes on the Internet (those not generally imposed or actually enforced prior to October 1, 1998) as well as on taxes that discriminate against commerce through the Internet. Congress also established an advisory commission to study and make recommendations on the federal, state and local taxation of Internet-related commerce. These recommendations are due to Congress by April 2000 and could serve as the basis for additional legislation. Previous to the enactment of the tax moratorium a significant number of bills had been introduced in state legislatures that would have taxed commercial transactions on the Internet. Future laws or regulatory changes that lead to state taxation of Internet transactions could cause our business and prospects to suffer.

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

   One issue of growing importance revolves around contract law. Although customer-level use of the Internet to conduct commercial transactions is still in its infancy, a growing number of corporate entities are engaging in Internet transactions. This Internet commerce has spawned a number of state legal and regulatory issues, such as whether and how provisions of the Uniform Commercial Code (adopted by 49 states) apply to transactions carried out on the Internet and how to decide which jurisdiction's laws are to be applied to a particular transaction. It is not possible to predict how state law will evolve to address new transactional circumstances created by Internet commerce or whether the evolution of such laws will cause our business and prospects to suffer.

   State legislators and regulators have also sought to restrict the transition or limit access to certain materials on the Internet. For example, in the past several years, various state legislators have sought to limit or prohibit:

     .  certain communications between adults and minors;

     .  anonymous and pseudonymous use of the Internet;

     .  on-line gambling; and

     .  the offering of securities on the Internet.

   Enforcement of such limitations or prohibitions in some states could affect transmission in other states. State laws and regulations that restrict access to such materials on the Internet could inadvertently block access to other permissible sites. We cannot predict the impact, if any, that any future laws or regulatory changes in this area may have on our business.

   Some states have also sought to impose tort liability or criminal penalties on certain conduct involving the Internet, such as the use of "hate" speech, invasion of privacy, and fraud. The adoption of such laws could adversely impact the transmission of non-offensive material on the Internet and, to that extent, could cause our business and prospects to suffer.

   Local Regulation. Although local jurisdictions generally have not sought to regulate the Internet and related services, it is possible that such jurisdictions will seek to impose regulations in the future. In particular, local jurisdictions may attempt to tax various aspects of Internet access or services, such as transactions handled through the Internet or subscriber access, as a way of generating municipal revenue. The imposition of local taxes and other regulatory burdens by local jurisdictions could cause our business and prospects to suffer. Our networks may also be subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city by city and county by county basis.

   Foreign Regulation. As our services become available over the Internet in foreign countries, and as we facilitate sales by our customers to end users located in such foreign countries, these foreign jurisdictions may decide that we are required to qualify to do business in the particular foreign country or to obtain permits or licenses to provide permits or licenses to provide value-added network services. Such decisions could subject us to taxes and other costs and could result in our inability to enforce contracts in such jurisdictions. It is possible that claims could be made against online service companies and Internet service providers under foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could cause our business and prospects to suffer.

Employees

   As of March 31, 1999, we had 146 employees, including 64 people in sales and marketing, 34 people in engineering, 32 people in operations and 16 people in finance and administration. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. The competition for such personnel is intense, and there can be no assurance that we will be able to identify, attract and retain such personnel in the future. None of our employees is represented by a labor union, and management believes that our employee relations are good.

Facilities

   We currently have the following facilities: our corporate headquarters in San Francisco, and data centers in Honolulu, Santa Clara (California), New York City, and London. We have entered into a lease for new corporate headquarters in San Francisco, and plan to move to the new location in July 1999. We plan to open an additional data center in Hong Kong in September 1999. In addition, we have sales offices in Boston, New York City, Minneapolis, Chicago, Philadelphia, Dallas, Houston, St. Louis, Japan, Malaysia, the Netherlands, Switzerland and the United Kingdom.

Legal Proceedings

   We are not party to any material legal proceeding.

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

                                   MANAGEMENT

Officers, Directors and Senior Management

   The following table sets forth the names and ages of our executive officers and directors and certain members of our senior management as of March 31, 1999.

Name                                Age                 Position
----                                ---                 --------
Ron Higgins........................  41 Chairman of the Board of Directors

Ruann F. Ernst(1)(4)(5)............  52 Chief Executive Officer and President
                                        and Director

T.L. Thompson......................  52 Chief Financial Officer and Secretary

Paul Evenson.......................  38 Vice President of Operations

Sanne Higgins......................  49 Vice President of Corporate
                                        Communications

Allan Leinwand.....................  32 Vice President of Engineering and Chief
                                        Technology Officer

Bruce Pinsky.......................  35 Vice President of Solutions Engineering
                                        and Chief Information Officer

Michael T. Sullivan................  48 Vice President of Finance

Rick Schultz.......................  40 Vice President of North American Sales

Tim Wilson.........................  39 Vice President of Marketing and
                                        International Sales

Charlie Bass(2)....................  57 Director

Christos Cotsakos(4)...............  50 Director

Marcelo A. Gumucio(2)(3)(4)........  61 Director

Cliff Higgerson (1)(3).............  57 Director

Shahan Soghikian(1)................  40 Director

David Spreng.......................  37 Director

----------
(1) Member of Executive Committee

(2) Member of Compensation Committee

(3) Member of Audit Committee

(4) Member of Nominating Committee

(5) Member of Special Stock Option Committee

   Each director will hold office for the term described below in "--Classified Board" and until such director's successor is elected and qualified or until such director's earlier resignation or removal. Each officer serves at the discretion of the board of directors of Digital Island. Ron and Sanne Higgins are husband and wife. There are no other family relationships among any of the directors, officers or key employees of Digital Island.

   Ron Higgins has served as Chairman of the board of directors since June 1998 and as a director since February 1994, when he founded Digital Island. Mr. Higgins served as President and Chief Executive Officer from February 1994 until June 1998 and as Chairman of the board of directors from February 1994 until January 1998. For the past 18 years, Mr. Higgins has been involved in developing high technology companies in the areas of networking, communications, desktop publishing and multimedia. Mr. Higgins holds a B.S. in Business Administration from the University of Southern California.

   Ruann F. Ernst has served as President and Chief Executive Officer and as a director since June 1998. Prior to joining Digital Island, Ms. Ernst served with Hewlett Packard, a computer equipment and services company, for over ten years, most recently as general manager of the Financial Services Business Unit. Ms. Ernst has also served as Director, Medical Computing Services Division and Assistant Professor, Medicine and Computer Science at The Ohio State University and as a Congressional Fellow in the Office of Technology Assessment. Ms. Ernst serves on the Board of Directors of The Institute for the Future, Phoenix International and Advanced Fibre Communications, Inc. Ms. Ernst holds a B.S. in Mathematics, a Masters Degree in Computer Science and a Ph.D. in Technology and Organizational Change from The Ohio State University.

   T.L. Thompson has served as Chief Financial Officer since January 1999. Mr. Thompson served as Chief Financial Officer of Narrowline, an Internet marketing firm, from October 1996 to November 1998. From 1989 to 1996 he served in various financial capacities at Ziff-Davis Publishing Company, most recently as Vice President of Business Development. Mr. Thompson holds a B.S. in Economics and an M.B.A. from Northwestern University.

   Paul Evenson has served as Vice President of Operations since November 1998. From 1996 to 1998, Mr. Evenson served as Vice President of Sales and Operations at Westech Communications, Inc., a communications services firm. From 1986 to 1996, Mr. Evenson served as Vice President of Information Technology at Montgomery Securities, an investment banking firm. Mr. Evenson studied Engineering at Oregon State University.

   Sanne Higgins joined Digital Island in June 1996 and has served as Vice President of Corporate Communications since October 1997. From March 1990 to June 1996, Ms. Higgins served as an independent marketing consultant to companies with a broad range of products, including local area networking, hardware, computer displays, video and computer entertainment, software productivity tools, robotics and in-circuit test equipment. Ms. Higgins holds a B.A. from the California College of Arts & Crafts.

   Allan Leinwand has served as Vice President of Engineering and Chief Technology Officer of Digital Island since January 1997 and as a director from January 1997 to February 1999. Prior to joining Digital Island, from August 1990 to February 1997, Mr. Leinwand served as Manager, Consulting Engineer at Cisco Systems, a network equipment provider, where he designed and deployed global internetworks for large corporations, governments and institutions. Mr. Leinwand also served as a network design and implementation engineer at Hewlett Packard from 1988 to 1990. Mr. Leinwand holds a B.S. in Computer Science from the University of Colorado, Boulder.

   Bruce Pinsky has served as Vice President of Solutions Engineering and Chief Information Officer since March 1997. From August 1992 to March 1997, Mr. Pinsky worked in Customer Engineering and Global Support Engineering for Cisco Systems. Mr. Pinsky holds a B.S. in Computer Science from California State University, Hayward.

   Michael T. Sullivan has served as Vice President of Finance since May 1997 and served as Chief Financial Officer from October 1997 to January 1999. From July 1993 to May 1996 Mr. Sullivan served as Vice President of Operations and Chief Financial Officer for Tut Systems, a network equipment provider.
Mr. Sullivan holds a B.S. in Business Administration from the University of California, Berkeley. Mr. Sullivan is a certified public accountant.

   Rick Schultz has served as Vice President of North American Sales since March 1999. From December 1995 to February 1999, Mr. Schultz served as Vice President of Sales at Pacific Bell Network Integration, a subsidiary of Pacific Bell, a telecommunications company. Mr. Schultz also held various senior management positions at AT&T from June 1980 to November 1995 in Sales, Product Management and Sales Management. Mr. Schultz holds a B.S. in Commerce from De Paul University and an M.B.A. from the University of San Francisco.

   Tim Wilson has served as Vice President of Marketing and International Sales since March 1998. From January 1996 to March 1998, Mr. Wilson served as general manager within the Business Communications Systems Division of Lucent Technologies, a telecommunications equipment supplier. Mr. Wilson also served as

Executive Director and General Manager of the Business Communications Systems Division of AT&T Australia from November 1993 to December 1995. From August 1983 to October 1993, Mr. Wilson held several management positions in engineering, sales and marketing at AT&T Corp. and AT&T Bell Laboratories. Mr. Wilson holds a B.A. in Physics from Bowdoin College and an M.B.A. from the Fuqua School of Business at Duke University.

   Charlie Bass has served as a director since March 1997. Dr. Bass is Trustee of The Bass Trust, General Partner of Bass Associates and a Consulting Professor of Electrical Engineering at Stanford University. He is also Chairman of the board of directors of Meridian Data, Inc., Socket Communications, Inc. and SoloPoint, Inc. and serves on the board of directors of several private communications companies. Prior to co-founding Ungermann-Bass in 1979, Dr. Bass was at Zilog, Inc., and prior to the formation of Zilog, Inc. in 1975, he was on the Electrical Engineering and Computer Sciences faculty at the University of California at Berkeley from 1972 to 1975. Dr. Bass holds a Ph.D. in Electrical Engineering from the University of Hawaii where he participated in the Aloha System research in radio frequency-based computer networks.

   Christos Cotsakos has served as a director of Digital Island since July 1998. Mr. Cotsakos joined E*TRADE, an online financial services company, in March 1996 as the President and Chief Executive Officer and as a director. Before joining E*TRADE, he served as President, Chief Operating Officer, Co-Chief Executive Officer and a director of AC Nielsen Inc., a marketing research company. Prior to joining AC Nielsen, Mr. Cotsakos spent 19 years with Federal Express Corporation, where he held a number of senior executive positions. In addition to E*TRADE, Mr. Cotsakos serves on the boards of directors of Fox Entertainment Group, Inc., National Processing, Inc., Omega Research, Inc. and Critical Path, Inc., as well as several private companies. A decorated Vietnam veteran, he received a B.A. from William Paterson College and an M.B.A. from Pepperdine University. Mr. Cotsakos is currently pursuing a Ph.D. degree in economics at the University of London.

   Marcelo A. Gumucio has served as a director since January 1998, and served as Chairman of the board of directors from January 1998 until May 1998. He is the managing partner of Gumucio Burke & Associates, a private investment firm. In April 1996, Mr. Gumucio joined Micro Focus PLC, an enterprise software provider, as its Chief Executive Officer. He had served as a non-executive director of Micro Focus' board of directors since January 1996. Prior to joining Micro Focus, from 1992 to 1996, Mr. Gumucio was President, Chief Executive Officer and Chairman of the board of directors of Memorex Telex NV. Mr. Gumucio's professional experience in the computer and communications industry spans almost 30 years and includes senior management positions at Cray Research, Inc., Northern Telecom Limited, Memorex Corporation and Hewlett-Packard Company. Mr. Gumucio serves on the board of directors of BidCom Inc., E-Stamp Corporation and Burr Brown Corporation. Mr. Gumucio graduated cum laude with a B.S. in mathematics from the University of San Francisco in 1961. He received an M.S. in applied mathematics and operations research in 1963 from the University of Idaho, where he was named a National Science Fellow and graduated with honors. In 1982, he graduated from the Harvard Business School Advanced Management Program.

   Cliff Higgerson has served as a director since March 1997. Mr. Higgerson has over 20 years experience with venture capital investments. Prior to forming Communications Ventures II in the summer of 1997, he was a General Partner of Vanguard Venture Partners, where he has been since 1993 and where he continues to manage several portfolio companies. His 25 years of involvement in the communications field include research, consulting, planning, investment banking, and venture capital. Mr. Higgerson serves on the board of directors of Advanced Fibre Communications, Inc., Ciena Corp. and Digital Microwave Corp., as well as several private companies. Mr. Higgerson holds a B.S. in electrical engineering and an M.B.A. from the Haas School of Business at the University of California at Berkeley.

   Shahan Soghikian has served as a director since February 1999. Mr. Soghikian has over nine years experience with venture capital investments and is a General Partner of Chase Capital Partners, where he has been since 1990, and where he develops, executes and monitors investments in private companies.
Mr. Soghikian serves on the board of directors of two private companies, Nextec Applications, Inc. and AFS

Holdings. Mr. Soghikian graduated with a B.A. in Biology from Pitzer College and an M.B.A. from Anderson School of Business at the University of California at Los Angeles.

   David Spreng has served as a director since July 1997. Mr. Spreng has over 10 years of venture capital investment experience, primarily in communications, and served as President of IAI Ventures, the private equity arm of Investment Advisers, Inc. from 1992 until September 1998, when Mr. Spreng became the Managing Member of the General Partners of the successor in interest to IAI Ventures and IAI, the Crescendo Funds and its management company. Mr. Spreng serves on the board of directors of Tut Systems, Inc. and several private companies. Mr. Spreng graduated from the University of Minnesota with a B.S. in Accounting.

Director Compensation

   Our directors do not currently receive compensation for their services as members of the board of directors. All directors are reimbursed for their reasonable out-of-pocket expenses in serving on the board of directors or any committee thereof. Employee directors are eligible to participate in our 1998 stock option/stock issuance plan and will also be eligible to receive equity incentives, in the form of stock option grants or direct stock issuances, under our 1999 stock incentive plan.

   Non-employee board members will receive option grants at periodic intervals under the automatic option grant program of the 1999 stock incentive plan and will also be eligible to receive discretionary option grants under the discretionary option grant program of such plan. See "Executive Compensation and Other Information--Employee Benefit Plans."

Classified Board

   Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, two of the nominees to the board will be elected to one-year terms, three will be elected to two-year terms and three will be elected to three-year terms. Thereafter, directors will be elected for three-year terms. Ron Higgins and David Spreng have been designated Class I directors whose term expires at the 2000 annual meeting of stockholders. Charlie Bass, Cliff Higgerson and Shahan Soghikian have been designated Class II directors whose term expires at the 2001 annual meeting of stockholders. Christos Cotsakos, Ruann Ernst and Marcelo Gumucio have been designated Class III directors whose term expires at the 2002 annual meeting of stockholders. See "Description of Capital Stock--Antitakeover Effects of Provisions of Certain Charter Provisions, Bylaws and Delaware Law."

Board Committees

   The executive committee of the board of directors consists of Ruann Ernst, Cliff Higgerson and Shahan Soghikian. The executive committee, subject to the following limitations, acts upon all matters concerning our interests, and manages our business when the full board of directors is not in session. Our executive committee may not:

  . Adopt, amend or repeal the bylaws;

  . Elect directors to fill vacancies on the board;

  . Fill vacancies on the executive committee, or change its membership;

  . Elect to remove officers of Digital Island;

  . Amend the corporate charter;

  . Act on matters assigned to other committees of the board;

  . Appoint standing committees of the board;

  . Recommend to the stockholders any action requiring their approval; or

  . Approve the acquisition or disposal of any capital asset or assets to be used by us or any subsidiary in an amount exceeding an aggregate $3,000,000 in any interim period between meetings of the board.

   The audit committee of the board of directors consists of Marcelo Gumucio and Cliff Higgerson. The audit committee reviews our financial statements and accounting practices, makes recommendations to the board of directors regarding the selection of independent auditors and reviews the results and scope of our annual audit and other services provided by our independent auditors.

   The compensation committee of the board of directors consists of Charlie Bass and Marcelo Gumucio. The compensation committee makes recommendations to the board of directors concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans including the grant of options under those plans.

   The nominating committee of the board of directors consists of Christos Cotsakos, Ruann Ernst and Marcelo Gumucio. The nominating committee makes recommendations to the board of directors concerning candidates for directorships.

   The special stock option committee of the board of directors consists solely of Ruann Ernst. The special stock option committee has the authority, separate from the compensation committee, to make discretionary option grants to eligible individuals other than officers or non-employee members of the board of directors.

Compensation Committee Interlocks and Insider Participation

   None of the members of the compensation committee of the board of directors was at any time since the formation of Digital Island an officer or employee of Digital Island. No executive officer of Digital Island serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or our compensation committee of the board of directors.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

   The following table sets forth the compensation earned by our named executive officers which include our Chief Executive Officer and our three other executive officers whose salary and bonus for services rendered in all capacities to Digital Island for the fiscal year ended September 30, 1998 exceeded $100,000. Since such date, certain of these executive officers have been succeeded by new persons and we have added additional officers. For a list of our current executive officers and certain members of senior management, see "Management."

   The options listed in the following table were originally granted under either our 1997 stock option and incentive plan or our 1998 stock option/stock issuance plan. These options have been incorporated into the new 1999 stock incentive plan, but will continue to be governed by their existing terms. See "Executive Compensation and Other Information--Employee Benefit Plans."

                           Summary Compensation Table

                                                                Long Term
                               Annual Compensation         Compensation Awards
                        ---------------------------------- --------------------
  Name and Principal                          Other Annual Number of Securities
  Position(s)           Year  Salary   Bonus  Compensation  Underlying Options
  ------------------    ---- -------- ------- ------------ --------------------
Ruann F. Ernst(1)...... 1998 $ 50,000 $   --     $9,080(4)       794,159
 President and Chief
  Executive Officer
Allan Leinwand ........ 1998  124,167  41,000       --           288,000
 Chief Technology
  Officer
Michael T.
 Sullivan(2)........... 1998  136,250  25,750       --           100,000
 Vice President of
  Finance
Ron Higgins(3)......... 1998  130,615  20,000       --           400,000
 Chairman of the Board
  of Directors

----------

(1) Ms. Ernst has served as President and Chief Executive Officer of Digital Island since June 1998.

(2) Mr. Sullivan served as Chief Financial Officer of Digital Island in 1998 and was succeeded by T.L. Thompson in such position in January 1999.

(3) Mr. Higgins served as President and Chief Executive Officer of Digital Island from February 1994 until June 1998.

(4) Consists of reimbursement of rent for Ms. Ernst's apartment in San Francisco, California.

Stock Options and Stock Appreciation Rights

   The following table sets forth information regarding option grants to each of the named executive officers during the fiscal year ended September 30, 1998. No stock appreciation rights were granted to the named executive officers during the 1998 fiscal year.

                    Stock Option Grants in Fiscal Year 1998

                                                                           Potential Realizable Value
                          Number of  Percentage of                         at Assumed Annual Rates of
                         Securities  Total Options                          Stock Price Appreciation
                         Underlying   Granted to     Exercise                    for Option Term
                           Options     Employees    Price Per   Expiration ---------------------------
  Name                   Granted (#)    in 1998    Share ($/Sh)    Date         5%            10%
  ----                   ----------- ------------- ------------ ---------- ------------- -------------
Ruann F. Ernst..........   794,159       41.7%        $1.50      5/31/08   $   2,831,862 $   5,214,876
Allan Leinwand..........    48,000        2.5%         1.50      6/17/08         171,161       315,194
Michael T. Sullivan.....       --         --            --           --              --            --
Ron Higgins.............       --         --            --           --              --            --

   The exercise price per share of each option was determined by our board of directors in its good faith judgment and generally reflects its best estimate of the fair value of our common stock on the date of each grant, taking into account factors such as our operating performance, recent sales of securities, and market conditions.

   Each option has a maximum term of 10 years, subject to earlier termination upon the optionee's cessation of service with Digital Island. Ms. Ernst joined Digital Island as our President and Chief Executive Officer on June 1, 1998 and was granted an option for 794,159 shares with an exercise price of $1.50 per share, effective on her June 1, 1998 start date. The first 635,327 shares, subject to her options, will vest in a series of 50 successive equal monthly installments upon her completion of each month of service over the 50-month period measured from her hire date, and the remaining 158,832 shares will vest in a series of 50 successive equal monthly installments over the 50-month period measured from the first anniversary of her hire date. All the option shares will vest upon an involuntary termination of her employment (other than for cause) within 18 months following an acquisition of Digital Island by merger, sale of substantially all the assets or sale of more than 50% of our outstanding voting securities. Upon any other involuntary termination of her employment (other than for cause), the vesting of her option shares will be accelerated by six months. The option granted to Mr. Leinwand for 48,000 shares will begin to vest starting April 2, 2001 in 24 successive equal monthly installments.

   The actual stock price appreciation over the 10-year option term may not be at the above 5% and 10% assumed annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of common stock appreciates over the option term, no value will be realized from the option grant made to the named executive officer.

Aggregated Option/SAR Exercises and Fiscal Year-End Values

   The following table sets forth information with respect to the named executive officers concerning their exercise of stock options during the fiscal year ended September 30, 1998 and the number of shares subject to unexercised stock options held by them as of the close of such fiscal year. No stock appreciation rights were exercised during the fiscal year ended September 30, 1998, and no stock appreciation rights were outstanding at the close of such year. In the following table, "Value Realized" is equal to the difference between the fair value of the shares at the time of exercise ($3.11 per share) and the exercise price paid for the shares ($1.50 per share) and the "Value of Unexercised In-The-Money Options at Year-End" is based upon the fair value per share at the close of the 1998 fiscal year ($3.83) less the exercise price payable per share. The fair value per share at the close of fiscal 1998 was determined by our board of directors in its good faith judgment and generally reflects its best estimate of the fair value of our common stock on the date of each grant, taking into account factors such as our operating performance, recent sales of securities, and market conditions. When the board of directors elects to grant options at an exercise price per share below the fair value, we recognize deferred compensation for the difference.

            Aggregated Option Exercises in 1998 and Year-End Values

                                                    Number of Securities      Value of Unexercised
                           Shares                  Underlying Unexercised         In-the-Money
                         Acquired on                 Options at Year-End       Options at Year-End
                          Exercise      Value     ------------------------- -------------------------
                             (#)     Realized ($) Exercisable Unexercisable Exercisable Unexercisable
                         ----------- ------------ ----------- ------------- ----------- -------------
Ruann F. Ernst..........   100,000      $1.61       427,492      266,667     $996,056     $621,334
Allan Leinwand..........       --         --        132,534      155,466      454,592      533,248
Michael T. Sullivan.....       --         --         32,000       68,000      109,760      233,240
Ron Higgins.............       --         --        158,333      241,667      543,082      828,918

Employee Benefit Plans

 1999 Stock Incentive Plan

   Our 1999 stock incentive plan is intended to serve as the successor equity incentive program to our 1998 stock option/stock issuance plan which was the successor equity incentive program to our 1997 stock option and incentive plan. The 1999 stock incentive plan was adopted by the board on April 21, 1999 and was subsequently approved by the stockholders on May 3, 1999. The 1999 stock incentive plan will become effective upon the effective date of the offering. All outstanding options under our predecessor plan will at that time be incorporated into the 1999 stock incentive plan, and no further option grants will be made under that plan. The incorporated options will continue to be governed by their existing terms, unless the plan administrator elects to extend one or more features of the 1999 stock incentive plan to those options. Except as otherwise noted below, the incorporated options have substantially the same terms as will be in effect for grants made under the discretionary option grant program of the 1999 stock incentive plan.

   An initial reserve of 7,544,000 shares of common stock has been authorized for issuance under the 1999 stock incentive plan. This share reserve consists of (i) the number of shares estimated to remain available for issuance under our predecessor plan, including the shares subject to outstanding options thereunder, plus (ii) an additional increase of approximately 2,500,000 shares. The number of shares of common stock reserved for issuance under the 1999 stock incentive plan will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2000, by an amount equal to four percent (4%) of the total number of shares of common stock outstanding on the last trading day in December in the preceding calendar year, but in no event will this annual increase exceed 2,000,000 shares. In addition, no participant in the 1999 stock incentive plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 750,000 shares of common stock in the aggregate per calendar year.

   The 1999 stock incentive plan is divided into five separate components:

    . the discretionary option grant program, under which eligible individuals in our employ or service (including officers, non-employee board members and consultants) may, at the discretion of the plan administrator, be granted options to purchase shares of common stock at an exercise price not less than 100% of the fair market value of those shares on the grant date;

    . the stock issuance program under which eligible individuals may, in the plan administrator's discretion, be issued shares of common stock directly, upon the attainment of designated performance milestones or upon the completion of a specified service requirement or as a bonus for past services;

    . the salary investment option grant program, which may, at the plan administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other key executives selected by the plan administrator the opportunity to apply a portion of their base salary each year to the acquisition of special below-market stock option grants;

    . the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

    . the director fee option grant program, which may, in the plan administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow non-employee board members the opportunity to apply all or a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

   The discretionary option grant program and the stock issuance program will be administered by the compensation committee. However, a secondary committee of one or more board members will also have concurrent authority to administer those programs with respect to individuals who are neither officers nor directors. The compensation committee or secondary committee as plan administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. However, the board acting by a disinterested majority will have the exclusive authority to make any discretionary option grants or stock issuances to members of the compensation committee. The compensation committee will also have the exclusive authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years. Neither the compensation committee nor the board will exercise any administrative discretion with respect to option grants under the salary investment option grant program or under the automatic option grant or director fee option grant program for the non-employee board members. All grants under those latter three programs will be made in strict compliance with the express provisions of each program.

   The exercise price for the shares of common stock subject to option grants made under the 1999 stock incentive plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

   The plan administrator will have the authority to effect the cancellation of outstanding options under the discretionary option grant program (including options incorporated from our predecessor plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

   Stock appreciation rights are authorized for issuance under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares. Such appreciation distribution may be made in cash or in shares of common stock. None of the incorporated options from our predecessor plan contain any stock appreciation rights.

   In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation. The plan administrator will have complete discretion to grant one or more options under the discretionary option grant program which will vest and become exercisable for all the option shares in the event those options are assumed in the acquisition and the optionee's service with us or the acquiring entity is terminated within a designated period (not to exceed eighteen months) following that acquisition. The vesting of outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions.

   The plan administrator is also authorized to grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in ownership or control (whether by successful tender offer for more than fifty percent of our outstanding voting stock or by a change in the majority of our board through one or more contested elections for board membership). Such accelerated vesting may occur either at the time of such change or upon the subsequent termination of the individual's service within a designated period (not to exceed eighteen months) following the change.

   The options to be incorporated from our predecessor plan will immediately vest and become exercisable for all the option shares if we are acquired by merger or asset sale, unless the options are assumed by the successor corporation and our repurchase rights with respect to the unvested shares subject to those options are concurrently assigned to the successor entity. For some of these options, the board also has the authority to provide for their cancellation in return for a cash payment to the option holders in an amount per cancelled option share equal to the excess of the price to be paid per share of our common stock in the acquisition over the option exercise price payable per share under the cancelled option. Other of these options contain a special acceleration feature. Under that feature, should the optionee's service be terminated within a designated period following an acquisition in which the option is assumed and our repurchase rights are assigned, then the option will vest at that time and become immediately exercisable for all the option shares, and all unvested shares held by such individual will also vest at that time. There are no other change in control provisions currently in effect for the outstanding options under the predecessor plan. However, the plan administrator will have the discretion to extend the acceleration provisions of the 1999 stock incentive plan to any or all of the options outstanding under our predecessor plan.

   In the event the plan administrator elects to activate the salary investment option grant program for one or more calendar years, each executive officer and other key employee selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. Each selected individual who files this timely election will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, a non-statutory option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount of salary invested in that option. The option will vest and become exercisable in a series of twelve equal monthly installments over the calendar year for which the salary reduction is to be in effect.

   Under the automatic option grant program, eligible non-employee board members will receive a series of option grants over their period of board service. Each individual who first becomes a non-employee board member at any time at or after the effective date of this offering will receive an option grant for 15,000 shares of common stock on the date such individual joins the board, provided such individual has not been in our prior employ. In addition, on the date of each annual stockholders meeting held after the effective date of this offering, each non-employee board member who is to continue to serve as a non-employee board member (including the individuals who are currently serving as non-employee board members) will automatically be granted an option to purchase 5,000 shares of common stock, provided such individual has served on the board for at least six months. There will be no limit on the number of such 5,000 share option grants any one eligible non-employee Board member may receive over his or her period of continued board service, and non-employee board members who have previously been in our employ will be eligible to receive one or more such annual option grants over their period of board service.

   Each automatic grant will have an exercise price per share equal to the fair market value per share of common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the 15,000-share option will be subject to repurchase by Digital Island, at the exercise price paid per share, should the optionee cease to serve on the board prior to vesting in those shares. The shares subject to each initial 15,000-share automatic option grant will vest in a series of six successive equal semi-annual installments upon the optionee's completion of each month of board service over the 36 month period measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member. The shares subject to each annual 5,000-share automatic grant will be fully-vested when granted. Following the optionee's cessation of board service for any reason, each option will remain exercisable for a 12-month period and may be exercised during that time for any or all shares in which the optionee is vested at the time of such cessation of service.

   The Financial Accounting Standards Board recently issued an exposure draft of a proposed interpretation of the current accounting principles applicable to equity incentive plans. Under the proposed interpretation, option grants made to non-employee board members after December 15, 1998 will result in a direct charge to the company's reported earnings based upon the fair value of the option measured initially as of the grant date of that option and then subsequently on the vesting date of each installment of the underlying option shares. If the proposed interpretation is adopted, then the following changes will be made to our automatic stock option grant program:

    . The 15,000-share option grant will not be made to a newly-elected or appointed non-employee board member until the first annual stockholders meeting held more than 12 months after the date of his or her initial election or appointment to the board. At that annual meeting, the board member will also receive an option grant for an additional 5,000 shares under the annual grant portion of the program.

    . One-third of the shares subject to the 15,000-share option grant will be immediately vested at the time of the option grant, and the remaining shares will vest in a series of four successive equal semi-annual installments upon the optionee's completion of each six-month period of board service over the twenty-four month period measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.

   If the director fee option grant program is activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of common stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option. The option will vest and become exercisable for the option shares in a series of twelve equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable and vested for all the option shares upon (i) certain changes in the ownership or control or (ii) the death or disability of the optionee while serving as a board member.

   The shares subject to each option under the salary investment option grant, automatic option grant and director fee option grant programs will immediately vest upon (i) an acquisition of us by merger or asset sale or (ii) the successful completion of a tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board effected through one or more contested elections for board membership.

   Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant, salary investment option grant and director fee option grant programs and may be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this limited stock appreciation right may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share equal to the excess of (i) the highest price per share of common stock paid in connection with the tender offer over (ii) the exercise price payable for such share.

   The board may amend or modify the 1999 stock incentive plan at any time, subject to any required stockholder approval. The 1999 stock incentive plan will terminate on the earliest of (i) April 15, 2009, (ii) the date on which all shares available for issuance under the 1999 stock incentive plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership.

 1999 Employee Stock Purchase Plan

   Our 1999 employee stock purchase plan was adopted by the board on April 21, 1999 and approved by the stockholders on May 3, 1999 and will become effective immediately upon the execution of the Underwriting Agreement for this offering. The plan is designed to allow our eligible employees and those of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, through their periodic payroll deductions under the plan. 300,000 shares of common stock will initially be reserved for issuance under the plan. The reserve will automatically increase on the first trading day in January each year, beginning in calendar year 2000, by an amount equal to one percent (1%) of the total number of outstanding shares of our common stock on the last trading day in December in the prior year. In no event will any such annual increase exceed 500,000 shares.

   The plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period will begin on the execution date of the Underwriting Agreement and will end on the last business day in July 2001. The next offering period will commence on the first business day in August 2001, and subsequent offering periods will commence as designated by the plan administrator.

   Individuals who are eligible employees (employees scheduled to work more than 20 hours per week for more than five calendar months per year) on the start date of any offering period may enter the plan on that start date or on any subsequent semi-annual entry date (the first business day of February or August each year). Individuals who become eligible employees after the start date of the offering period may join the plan on any subsequent semi-annual entry date within that offering period.

   Payroll deductions may not exceed 15% of the participant's base salary, and the accumulated payroll deductions of each participant will be applied to the purchase of shares on his or her behalf on each semi-annual purchase date (the last business day in January and July each year) at a purchase price per share equal to 85% of the lower of (i) the fair market value of the common stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. In no event, however, may any participant purchase more than 1,200 shares on any semi-annual purchase date, nor may all participants in the aggregate purchase more than 200,000 shares on any semi-annual purchase date. The initial purchase date under the plan will occur on January 31, 2000.

   If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day, with all participants in the terminated offering to be automatically transferred to the new offering period.

   Should we be acquired by merger, sale of substantially all our assets or sale of securities possessing more than fifty percent of the total combined voting power of our outstanding securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of that acquisition. The purchase price will be equal to 85% of the lower of
(i) the fair market value per share of common stock on the participant's entry date into the offering period in which the acquisition occurs or (ii) the fair market value per share of common stock immediately prior to the acquisition. The limitation on the maximum number of shares purchasable in the aggregate on any one purchase date will not be in effect for any purchase date attributable to such an acquisition.

   The plan will terminate on the earlier of (i) the last business day of July 2009, (ii) the date on which all shares available for issuance under the plan shall have been sold pursuant to purchase rights exercised thereunder or (iii) the date on which all purchase rights are exercised in connection with an acquisition of us by merger or asset sale.

   The board may at any time alter, suspend or discontinue the plan. However, certain amendments, such as increasing the number of shares reserved for issuance under the plan, require stockholder approval.

 401(k)Plan

   We sponsor the Digital Island, Inc. 401(k) Plan (the "401(k) Plan"). Employees who complete three months of service with us are eligible to participate in the 401(k) Plan and may contribute up to 15% of their current compensation, but in no event may they contribute more than the maximum dollar amount allowable per calendar year under the federal tax laws. Each participant is fully vested in his or her salary reduction contributions. Participant contributions are held in trust and the individual participants may direct the trustee to invest their accounts in a number of investment alternatives. We may make contributions to the 401(k) Plan which match a percentage of each participant's contributions for the year, with the actual percentage match (if any) for one or more plan years to be determined by us in our discretion. In addition, we may make discretionary contributions for one or more plan years which would be allocated to participants on the basis of their compensation for the plan year. Any discretionary and matching contributions which we may make to the 401(k) Plan would be subject to a vesting schedule tied to the participant's years of service with us. To date, we have not made any matching or discretionary contributions to the 401(k) Plan. We may also make fully vested qualified non-elective contributions to the 401(k) Plan on behalf of participants who are not "highly compensated," but have not done so to date.

Employment Contracts and Change of Control Arrangements

   We have entered into employment agreements with Ms. Ernst, Mr. Leinwand, and Mr. Sullivan, each of whom are officers of Digital Island. All outstanding options held by the foregoing officers will automatically vest in full upon an acquisition of Digital Island by merger, sale of substantially all the assets or sale of more than 50% of our outstanding voting securities, unless those options are assumed or otherwise continued in effect by a successor entity or our repurchase rights for any unvested shares subject to those options are to remain in force following such acquisition. The exercise price per share of the options below were determined by our board of directors as described in "-- Stock Options and Stock Appreciation Rights."

   Ruann F. Ernst. On May 20, 1998, Ruann F. Ernst, our Chief Executive Officer and President, entered into an employment agreement with us. This agreement provided for an annual salary of $150,000. Ms. Ernst is also entitled to incentive compensation in an amount not less than forty percent (40%) of her base salary upon the achievement of performance milestones mutually agreed upon with our Board of Directors. On March 1, 1999, Ms. Ernst's annual salary was increased to $200,000. In connection with her employment agreement we granted Ms. Ernst options to purchase up to 794,159 shares of our common stock at a per share exercise price of $1.50 per share.

   Allan Leinwand. On February 3, 1997, Allan Leinwand, our Vice President of Engineering and Chief Technology Officer, entered into an employment agreement with us. This agreement provided for an annual salary of $105,000. Mr. Leinwand is also eligible for a discretionary quarterly bonus of up to $10,000. Should we terminate Mr. Leinwand for any lawful reason, we must pay Mr. Leinwand a severance payment equal to one hundred percent of his then current annual base salary. Currently, Mr. Leinwand's annual salary is $170,000, and he is eligible for a discretionary quarterly bonus of up to $12,500. In connection with his employment agreement, we granted to Mr. Leinwand options to purchase up to 240,000 shares of our common stock at a per share exercise price of $0.40 per share.

   Michael T. Sullivan. On May 5, 1997, Michael T. Sullivan, our Vice President of Finance, entered into an employment agreement with us. This agreement provided for an annual salary of $120,000. Mr. Sullivan is also eligible for a discretionary quarterly bonus of up to $5,000. On March 16, 1998, Mr. Sullivan's annual salary was increased to $150,000 and his discretionary quarterly bonus was increased to $7,500. In connection with his employment agreement, we granted to Mr. Sullivan options to purchase up to 100,000 shares of our common stock at a per share exercise price of $0.40 per share.

Limitation of Liability and Indemnification

   Our certificate of incorporation eliminates, to the fullest extent permitted by Delaware law, liability of a director to Digital Island or our stockholders for monetary damages for conduct as a director. Although liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his or her responsibilities under any other law, including the federal securities laws.

   Our certificate of incorporation requires us to indemnify our directors to the fullest extent permitted by Delaware law. We have also entered into indemnification agreements with each of our directors. We believe that the limitation of liability provisions in our certificate of incorporation and indemnification agreements may enhance our ability to attract and retain qualified individuals to serve as directors. See "Description of Capital Stock."

                             CERTAIN TRANSACTIONS

   Some of our directors, executive officers and affiliates have entered into transactions with us as follows:

Preferred Stock Financings

   Since October 1, 1997 we have sold 4,283,181 shares of our Series C Preferred Stock at a price of $3.45 per share, 2,022,476 shares of our Series D Preferred Stock at a price of $5.25 per share and 11,764,706 shares of our Series E Preferred Stock at a price of $4.25 per share in a series of private financings. We sold these securities pursuant to preferred stock purchase agreements and an investors' rights agreement on substantially similar terms (except for terms relating to date and price), under which we made standard representations, warranties, and covenants, and pursuant to which we provided the purchasers thereunder with registration rights, information rights, and rights of first refusal, among other provisions standard in venture capital financings. Each share of our preferred stock will automatically convert into one share of our common stock upon the completion of the offering, except that each share of Series D Preferred Stock will automatically convert into
1.088084 shares of our common stock after giving effect to an antidilution adjustment resulting from the sale of the Series E Preferred Stock. The purchasers of the preferred stock included, among others, the following holders of 5% or more of our common stock, directors, and entities associated with directors:

                                          Shares of Preferred Stock
                                                  Purchased
                                        -----------------------------------
                 Name                   Series C     Series D     Series E
                 ----                   ---------    ---------    ---------
Bass Trust U/D/T dated April 29,
 1988(1)...............................    39,420       34,095       27,765
Chase Venture Capital Associates,
 L.P.(2)...............................       --           --     2,823,529
The Cotsakos Revocable Trust dated
 9/3/87(3).............................       --        28,571          --
Crescendo II, L.P.(4)..................   289,855(5)   143,429(5)   463,294(5)
Crosspoint Venture Partners............   289,855          --       926,824
E*TRADE Group, Inc.(6).................       --     1,333,334      562,588
FW Ventures III, LP....................       --           --     1,822,353
Marcelo Gumucio........................    29,000          --           --
Merrill Lynch KECALP...................       --           --     1,482,824
Tudor Global Trading, Inc.............. 1,015,000      190,476      744,470
Vanguard V, L.P.(7)....................   260,870      142,857          --

----------

(1) Charlie Bass, a director of Digital Island, is the Trustee of the Bass Trust U/D/T dated April 29, 1998.

(2) Shahan Soghikian, a director of Digital Island, is a General Partner of Chase Venture Capital Associates, L.P.

(3) Christos Cotsakos, a director of Digital Island, is the Trustee of The Cotsakos Revocable Trust dated 9/3/87.

(4) David Spreng, a director of Digital Island, is the Managing Member of Crescendo Ventures II, LLC, the general partner of Crescendo II, L.P.

(5) Includes shares held by Eagle Ventures II, LLC pursuant to a parallel investment agreement with Crescendo.

(6) Mr. Cotsakos, a director of Digital Island, is Chairman of the Board of E*TRADE.

(7) Cliff Higgerson, a director of Digital Island, is the General Partner of Vanguard V, L.P.

Investors' Rights Agreement

   Pursuant to the terms of the Amended and Restated Investors' Rights Agreement dated February 19, 1999, as amended, by and among Digital Island and the holders of our preferred stock, the investors acquired certain registration rights with respect to their capital stock of Digital Island. At any time after the earlier of (i) February 19, 2001, or (ii) one year after our initial public offering, holders of more than two-thirds of the currently outstanding preferred stock may require us to effect registration under the Securities Act covering the lesser of 50% of the outstanding Registrable Securities (as defined in the Investors' Rights Agreement) or a number of shares of common stock yielding gross aggregate proceeds in excess of $15.0 million, subject in either case to the board of directors' right if such registration would harm Digital Island to defer such registration for a period up to 60 days. In addition, if we propose to issue equity securities under the Securities Act for our own account in an underwritten public offering, then any of the investors has a right (subject to quantity limitations determined by the underwriters) to request that Digital Island register such investor's Registrable Securities. All registration expenses incurred in connection with the first two demand registrations described above and all piggyback registrations will be borne by Digital Island. The participating investors will pay for underwriting discounts and commissions incurred in connection with any such registrations. We have agreed to indemnify the investors against certain liabilities in connection with any registration effected pursuant to the foregoing Investors' Rights Agreement, including Securities Act liabilities.

Employment and Indemnification Agreements

   We have entered into employment agreements with Ms. Ernst, Mr. Leinwand and Mr. Sullivan, who are Named Executive Officers. We have also entered into indemnification agreements with each of our other directors and officers. See "Executive Compensation and Other Information--Employment Contracts and Change of Control Arrangements," and "--Limitation of Liability and Indemnification." On January 1, 1997, Sanne Higgins, our Vice President of Corporate Communications, and the spouse of Ron Higgins our Chairman of the board of directors, entered into an employment agreement with us. This agreement provided for an annual salary of $100,000 and has been increased to $125,000. Ms. Higgins is also eligible for a discretionary annual bonus of up to $40,000. In connection with her employment agreement, we granted to Ms. Higgins options to purchase up to 75,000 shares of our common stock at a per share exercise price of $0.40 per share, being the fair market value as determined by our board of directors after taking into account our operating performance, recent sales of securities, market conditions and other relevant factors.

Director Arrangements and Stockholder Notes

   In February 1998, Digital Island granted a nonstatutory option to purchase a total of 183,000 shares of our common stock to Marcelo Gumucio, then the Chairman of the board of directors and now a director of Digital Island. These options were immediately exercisable and subject to repurchase by Digital Island, with the right to repurchase expiring in 16 equal quarterly installments. At the time of the option grant, Mr. Gumucio exercised the option to purchase the entire 183,000 shares of common stock, in exchange for a $109,800 note. Under the terms of the note, interest accrues on outstanding amounts at 5.61% per annum. Interest is to be repaid in four equal annual installments commencing February 24, 1999. The entire principal amount is due and payable in one lump sum on February 24, 2002. As of March 31, 1999, the outstanding unpaid principal balance of the shareholder note was $109,800. Mr. Gumucio also received an aggregate of $60,000 in 1998 in connection with his services to us as Chairman of our board of directors.

Officer Loans

   On April 21, 1999, Ms. Ernst, our President and Chief Executive Officer, and Mr. Higgins, our Chairman of the Board, each delivered a promissory note to us in payment of the exercise price of certain outstanding stock options they hold under our 1998 stock option/stock issuance plan. Ms. Ernst delivered a full-recourse promissory note in the principal amount of $199,998 in payment of the exercise price for 133,332 shares of our common stock, and Mr. Higgins delivered a full-recourse promissory note in the amount of $86,400 in payment of the exercise price for 216,000 shares of our common stock. Each note bears interest at the rate of 7.75% per annum, compounded semi-annually, and is secured by the purchased shares. Accrued interest is due and payable at successive quarterly intervals over the four-year term of the note, and the principal balance will become due and payable in one lump sum at the end of such four-year term. However, the entire unpaid balance of the note will become due and payable upon termination of employment or failure to pay any installment of interest when due. None of the shares serving as security for the note may be sold unless the principal portion of the note attributable to those shares, together with the accrued interest on that principal portion, is paid to us.

E*TRADE Agreements

   We have entered into a global data distribution agreement with E*TRADE dated August 1, 1997 where we provide network connectivity for E*TRADE. Mr. Costakos, a member of our board of directors, is President, Chief Executive Officer and a director of E*TRADE.

   We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, and be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information as of March 31, 1999 (except as indicated in the footnotes below) with respect to the beneficial ownership of our common stock by:

    . each person known by us to own beneficially more than 5%, in the aggregate, of the outstanding shares of our common stock,

    . the directors and named executive officers of Digital Island who hold securities of Digital Island, and

    .  all executive officers and directors as a group.

Unless otherwise indicated, the address for each shareholder is c/o Digital Island, Inc., 353 Sacramento Street, Suite 1520, San Francisco, California 94111. Except as indicated by footnote, we understand that the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. In the table below, "Beneficial Ownership of Shares Before Offering" reflects the beneficial ownership of the common stock, assuming the conversion of the preferred stock; "Beneficial Ownership of Shares After Offering" reflects the beneficial ownership of the common stock, assuming the conversion of the preferred stock and after giving effect to the offering. Shares of common stock subject to options, which are currently exercisable or exercisable within 60 days of March 31, 1999, are deemed outstanding for computing the percentages of the person holding such options but are not deemed outstanding for computing the percentages of any other person. The number of shares reflects the number of shares of common stock in the aggregate assuming the conversion of the preferred stock. Each share of preferred stock is currently convertible into one share of common stock, with the exception of the Series D Preferred Stock, each share of which currently converts into 1.088084 shares of common stock. Percentage ownership is based on 27,965,736 shares of common stock and preferred stock, as converted, outstanding as of March 31, 1999. See "Description of Capital Stock--Preferred Stock."

                                              Beneficial        Beneficial
                                             Ownership of      Ownership of
                                           Shares Before the Shares After the
                                               Offering          Offering
                                           ----------------- -----------------
Name of Beneficial Owner                    Number   Percent  Number   Percent
------------------------                   --------- ------- --------- -------
Crosspoint Venture Partners(1)............ 3,246,679  11.6%  3,246,679   9.2%
Chase Venture Capital Associates,
 L.P.(2).................................. 2,823,529  10.1%  2,823,529   8.0%
Vanguard V, L.P(3)........................ 2,561,310   9.2%  2,561,310   7.2%
Crescendo Venture Management, LLC(4)...... 2,109,212   7.5%  2,109,212   6.0%
E*TRADE Group, Inc.(5).................... 2,013,367   7.2%  2,013,367   5.7%
Tudor Global Trading, Inc.(6)............. 1,966,724   7.0%  1,966,724   5.6%
FW Ventures III, LP(7).................... 1,882,353   6.7%  1,882,353   5.3%
Merrill Lynch KECALP(8)................... 1,482,824   5.3%  1,482,824   4.2%
Ron Higgins(9)............................ 2,075,000   7.4%  2,075,000   5.8%
Ruann F. Ernst(10)........................   604,574   2.1%    604,574   1.7%
T. L. Thompson............................       --    --          --    --
Paul Evenson..............................       --    --          --    --
Allan Leinwand(11)........................   161,725     *     161,725     *
Rick Schultz..............................       --    --          --    --
Michael T. Sullivan(12)...................    83,000     *      83,000     *
Tim Wilson(13)............................   133,366     *     133,366     *
Charlie Bass(14)..........................   419,283   1.5%    419,283   1.2
Marcelo A. Gumucio(15)....................   212,000     *     212,000     *
Christos Cotsakos(16).....................    36,644     *      36,644     *
Cliff Higgerson(17).......................       --    --          --    --
Shahan Soghikian(18)......................       --    --          --    --
David Spreng(19)..........................       --    --          --    --
All directors and executive officers as a
 group (14 people)(20).................... 3,725,592  12.8%  3,725,592  10.2%

----------
*   Less than 1%.

 (1) Stock consists of 1,450,000 shares of Series A Preferred Stock held directly by Crosspoint Venture Partners, 580,000 shares of Series B Preferred Stock and 289,855 shares of Series C Preferred Stock held directly by Crosspoint Venture Partners 1996 and 926,824 shares of Series E Preferred Stock held directly by Crosspoint Venture Partners LS 1997 (collectively, with Crosspoint Venture Partners 1996 and Crosspoint Venture Partners, the "Crosspoint Entities"). The address for the Crosspoint Entities is 2925 Woodside Road, Woodside, California 94062.

 (2) Stock consists of 2,823,529 shares of Series E Preferred Stock. Mr. Soghikian, a director of Digital Island, is the General Partner of Chase Capital Partners, the General Partner of Chase Venture Capital Associates, L.P. The address for Chase Venture Capital Associates, L.P. is 50 California Street, Suite 2940, San Francisco, California 94111.

 (3) Stock includes 95,000 shares subject to warrants exercisable for common stock, 1,450,000 shares of Series A Preferred Stock, 600,000 shares of Series B Preferred Stock, 260,870 shares of Series C Preferred Stock and 142,857 shares of Series D Preferred Stock. Mr. Higgerson, a director of Digital Island, is the General Partner of Vanguard V, L.P. The address of Vanguard V, L.P. is 505 Hamilton Avenue, Suite 305, Palo Alto, California 94301.

 (4) Stock consists of an aggregate of 1,200,000 shares of Series B Preferred Stock, 289,855 shares of Series C Preferred Stock, 143,429 shares of Series D Preferred Stock and 463,294 shares of Series E Preferred Stock held directly by Eagle Ventures II, LLC and Crescendo II, L.P. (collectively, the "Crescendo Entities"). Mr. Spreng, a director of Digital Island, is the President of Eagle Ventures II, LLC and the Managing Member of Crescendo Ventures II, LLC, the General Partner of Crescendo II, LP. The address for the Crescendo Entities is 505 Hamilton Avenue, Suite 315, Palo Alto, California 94301.

 (5) Stock consists of 1,333,334 shares of Series D Preferred Stock and 562,588 shares of Series E Preferred Stock. Mr. Cotsakos, a director of Digital Island, is Chairman of the Board and Chief Executive Officer of E*TRADE Group, Inc. The address of E*TRADE Group, Inc. is Four Embarcadero Place, 2400 Geng Road, Palo Alto, California 94303.

(6) Stock consists of an aggregate of 1,015,000 shares of Series C Preferred Stock, 190,476 shares of Series D Preferred Stock and 744,470 shares of Series E Preferred Stock held directly by Raptor Global Fund L.P., Raptor Global Fund Ltd. and Tudor Private Equity Fund L.P. (collectively, the "Tudor Entities"). The address for the Tudor Entities is Tudor Global Trading, Inc., 40 Rowes Wharf, Second Floor, Boston, Massachusetts 02110.

(7) Stock consists of 1,882,353 shares of Series E Preferred Stock. The address of FW Ventures III, LP is 2775 Sand Hill Road, Menlo Park, California 94025.

(8) Stock consists of 1,482,824 shares of Series E Preferred Stock held directly by KECALP, Inc., KECALP Inc., as Nominee for Merrill Lynch KECALP International L.P. 1997 and Merrill Lynch KECALP L.P. 1997 (collectively, the "Merrill Lynch KECALP Entities"). The address for the Merrill Lynch KECALP Entities is World Financial Center, North Tower, New York, NY 10281.

(9) Stock consists of 1,450,000 shares of common stock held directly by Mr. Higgins, 225,000 shares of common stock subject to options exercisable within 60 days of March 31, 1999, of which 216,000 shares were exercised by Mr. Higgins on April 20, 1999, 150,000 shares of common stock held directly by the Ron and Sanne Higgins 1998 Irrevocable Trust Agreement f/b/o
    Dana Espinoza (the "Espinoza Trust"), 150,000 shares of common stock held directly by the Ron and Sanne Higgins 1998 Irrevocable Trust Agreement f/b/o Nina Higgins (the "Higgins Trust") and 100,000 shares of common stock held by the Ron and Sanne Higgins 1998 Irrevocable Grandchildren's Trust Agreement (the "Grandchildren's Trust"). Mr. Higgins is a Trustee of the Espinoza Trust, the Higgins Trust and the Grandchildren's Trust.

(10) Stock consists of 100,000 shares of common stock held directly by Ms. Ernst and 504,574 shares of common stock subject to options exercisable within 60 days of March 31, 1999, of which 133,332 shares were exercised by Ms. Ernst on April 20, 1999.

(11) Stock consists of common stock subject to options exercisable within 60 days of March 31, 1999, of which 125,000 shares were exercised by Mr. Leinwand on April 9, 1999.

(12) Stock consists of 25,000 shares of common stock held directly by Mr. Sullivan and 58,000 shares of common stock subject to options exercisable within 60 days of March 31, 1999, of which 46,000 shares were exercised by Mr. Sullivan on April 21, 1999.

(13) Stock consists of common stock subject to options exercisable within 60 days of March 31, 1999, of which 41,400 shares were exercised by Mr. Wilson on April 20, 1999.

(14) Stock consists of 225,000 shares of Series A Preferred Stock, 90,000 shares of Series B Preferred Stock, 39,420 shares of Series C Preferred Stock, 34,095 shares of Series D Preferred Stock and 27,765 shares of Series E Preferred Stock held directly by the Bass Trust U/D/T dated April 29, 1988 (the "Bass Trust"). Mr. Bass, a director of Digital Island, is the Trustee of the Bass Trust.

(15) Stock consists of 183,000 shares of common stock and 29,000 shares of Series C Preferred Stock.

(16) Stock consists of 5,556 shares of common stock subject to options exercisable within 60 days of March 31, 1999 and 28,571 shares of Series D Preferred Stock held directly by The Cotsakos Revocable Trust dated September 3, 1987. Excludes 2,013,367 shares of preferred stock, as converted, held by E*TRADE Group, Inc. Mr. Cotsakos, a director of Digital Island, is the Trustee of the Cotsakos Trust and Chairman of the Board and Chief Executive Officer of E*TRADE Group, Inc. Mr. Cotsakos disclaims beneficial ownership of the shares of preferred stock held by E*TRADE Group, Inc. except to the extent of his pecuniary interest therein. See footnote 5 above.

(17) Excludes an aggregate of 2,561,310 shares comprised of warrants exercisable for common stock and preferred stock, as converted, held by Vanguard V, L.P. Mr. Higgerson, a director of Digital Island, is the General Partner of Vanguard V, L.P. Mr. Higgerson disclaims beneficial ownership of warrants exercisable for common stock and preferred stock held by Vanguard V, L.P. except to the extent of his pecuniary interest therein. See footnote 3 above.

(18) Excludes 2,823,529 shares of preferred stock, as converted, held by Chase Venture Capital Associates, L.P. Mr. Soghikian, a director of Digital Island, is the General Partner of Chase Capital Partners, the General Partner of Chase Venture Capital Associates, L.P. Mr. Soghikian disclaims beneficial ownership of the shares of preferred stock held by Chase Venture Capital Associates, L.P. except to the extent of his pecuniary interest therein. See footnote 2 above.

(19) Excludes an aggregate 2,109,212 shares of preferred stock, as converted, held by the Crescendo Entities. Mr. Spreng, a director of Digital Island, is the President of Eagle Ventures II, LLC and the Managing Member of Crescendo Ventures II, LLC, the General Partner of Crescendo. Mr. Spreng disclaims beneficial ownership of the shares of preferred stock held by the Crescendo Entities, except to the extent of his pecuniary interest therein. See footnote 4 above.

(20) See footnotes 9 through 19 above. Includes options exercisable for 1,088,221 shares of common stock within 60 days of March 31, 1999 under the 1998 stock option/stock issuance plan.

                          DESCRIPTION OF CAPITAL STOCK

   Upon the closing of this offering, the authorized capital stock of Digital Island will consist of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

   As of March 31, 1999, 2,622,225 shares of our common stock were outstanding and held of record by 35 stockholders. After this offering, 35,465,736 shares will be outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of options after March 31, 1999. Concurrently with the completion of this offering, each outstanding share of our preferred stock will be exchanged for and converted into one share of our common stock, except that each share of our Series D Preferred Stock will convert into 1.088084 shares of our common stock to reflect a price based antidilution adjustment. The following description of rights assumes this conversion.

   Holders of common stock are entitled to receive dividends as may from time to time be declared by our board of directors out of funds legally available therefor. See "Dividend Policy." Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding up of Digital Island, holders of common stock are entitled to share equally and ratably in the assets of the Digital Island, if any, remaining after the payment of all our liabilities and the liquidation preference of any then outstanding class or series of preferred stock. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock that we may issue in the future, as described below.

Preferred Stock

   Our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by our stockholders. The issuance of preferred stock by our board of directors could adversely affect the rights of holders of common stock.

   The potential issuance of preferred stock may have the effect of delaying or preventing a change in control of Digital Island, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of, and the voting and other rights of the holders of, common stock. Immediately after this offering there will be no shares of preferred stock outstanding, and we have no current plans to issue shares of preferred stock.

Anti-Takeover, Limited Liability and Indemnification Provisions

   Effect of Delaware Anti-takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, as amended ("Section 203"), which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

    . prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    . on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

   Section 203 defines business combinations to include:

    . any merger or consolidation involving the corporation and any interested stockholder;

    . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

    . any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

    . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

    . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more or the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

   Certificate of Incorporation and Bylaw Provisions. Our certificate of incorporation and bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control of Digital Island or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

   Classified Board of Directors. Our certificate of incorporation and bylaws provide for our board to be divided into three classes of directors serving staggered, three year terms. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board of directors.

   Supermajority Voting. Our certificate of incorporation requires the approval of the holders of at least 66 2/3% of our combined voting power to effect certain amendments to the certificate of incorporation with respect to the bylaws, directors, stockholder meetings and indemnification or to effect any business combination (as defined in Section 203) relating to us. Our bylaws may be amended by either a majority of the board of directors, or the holders of a majority of our voting stock, provided that certain amendments approved by stockholders require the approval of at least 66 2/3% of our combined voting power.

   Authorized but Unissued or Undesignated Capital Stock. Our authorized capital stock consists of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. No preferred stock will be designated upon consummation of this offering. After this offering, we will have outstanding 35,465,736 shares of common stock. The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the board of directors in one or more transactions. In this regard, our certificate of incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of director's authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of Digital Island. The board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law or the rules of any exchange on which our securities are then traded.

   Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders of Digital Island may be called only by the board of directors, or by the Chairman of our board of directors or our President.

   No Stockholder Action by Written Consent. Our certificate of incorporation and bylaws provide that an action required or permitted to be taken at any annual or special meeting of the stockholders of Digital Island may only be taken at a duly called annual or special meeting of stockholders. This provision prevents stockholders from initiating or effecting any action by written consent.

   Notice Procedures. Our bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of stockholders of Digital Island, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our certificate of incorporation or bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of Digital Island prior to the meeting. Generally, to be timely, notice must be received by our Secretary not less than 120 days prior to the meeting. The notice must contain certain information specified in the bylaws.

   Other Anti-Takeover Provisions. See "Executive Compensation and Other Information--Employee Benefit Plans" for a discussion of certain provisions of the 1999 stock incentive plan which may have the effect of discouraging, delaying or preventing a change in control of Digital Island or unsolicited acquisition proposals.

   Limitation of Director Liability. Our certificate of incorporation limits the liability of our directors (in their capacity as directors but not in their capacity as officers) to Digital Island or our stockholders to the fullest extent permitted by Delaware law. Specifically, directors of Digital Island will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability:

    . for any breach of the director's duty of loyalty to Digital Island or our stockholders;

    . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    . under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

    . for any transaction from which the director derived an improper personal benefit.

   Indemnification Arrangements. Our bylaws provide that the directors and officers of Digital Island shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by the Delaware General Corporation Law. Prior to consummation of this offering, we will enter into indemnification agreements with each of our directors and executives officers that will provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has not been any public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the prospect of such sales, could adversely affect prevailing market prices.

   Upon completion of this offering, 35,465,736 shares of common stock will be outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of options after March 31, 1999. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction under the Securities Act, unless purchased by an "affiliate" of Digital Island, as that term is defined in Rule 144. The remaining 27,965,736 shares outstanding after completion of this offering are "restricted securities" as defined in Rule 144 and may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration, including an exemption pursuant to Rule 144.

   Substantially all of the holders of our outstanding common stock as of the date hereof have agreed that, subject to certain exceptions and consents, during the period beginning from the date of this prospectus, and continuing to and including the date 180 days after the date of this prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of Digital Island. Bear, Stearns & Co. Inc., may in its sole discretion and at any time without notice, release all or any portion of the shares subject to such agreements. Upon expiration of these agreements, 16,001,170 shares will be eligible for immediate resale in the public market subject to the limitations of Rule 144. Of such shares, approximately 9,195,875 will be eligible for immediate resale in the public market pursuant to Rule 144(k) without regard to the volume and manner of sale limitations in Rule 144. In addition, a total of 75,000 shares held by several holders of our outstanding common stock as of the date hereof will be eligible for immediate resale in the public market immediately upon the effectiveness of this offering.

   In general, under Rule 144, a person, including an "affiliate" of Digital Island, who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock (approximately 354,657 shares immediately following this offering) or the average weekly trading volume of the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale limitations, notice requirements and the availability of current public information about Digital Island. Rule 144(k) provides that a person who is not an "affiliate" of the issuer at any time during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell those shares at any time without compliance with the public information, volume limitation, manner of sale and notice provisions of Rule 144.

   Additionally, in general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchasers shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

   As of March 31, 1999, options to purchase 4,218,839 shares of common stock were outstanding under the 1998 stock option/stock issuance plan. We intend to file as soon as practicable following completion of this offering a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under the 1999 stock incentive plan. Based on the number of options expected to be outstanding upon completion of this offering and shares reserved for issuance under the 1999 stock incentive plan, the S-8 registration statement would cover 11,762,839 shares. See "Executive Compensation and Other Information--Employee Benefit Plans". The S-8 registration statement will become effective immediately upon filing, whereupon, subject to the satisfaction of applicable exercisability periods, Rule 144 volume limitations applicable to affiliates and, in certain cases, the agreements with the underwriters referred to above, shares of Common Stock to be issued upon exercise of outstanding options granted pursuant to the 1999 stock incentive plan (to the extent that such shares were held by affiliates) will be available for immediate resale in the open market.

                                  UNDERWRITING

   The underwriters of this offering named below, for whom Bear, Stearns & Co. Inc., Lehman Brothers Inc., and Thomas Weisel Partners LLC are acting as representatives, have severally agreed with Digital Island, subject to the terms and conditions of the Underwriting Agreement (the form of which has been filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus is a part), to purchase from Digital Island the aggregate number of shares of common stock set forth opposite their respective names below:

                                                                       Number of
     Underwriter                                                        Shares
     -----------                                                       ---------
     Bear, Stearns & Co. Inc. ........................................
     Lehman Brothers Inc. ............................................
     Thomas Weisel Partners LLC.......................................
                                                                         ----
       Total..........................................................
                                                                         ====

   The nature of the respective obligations of the underwriters is such that all of the shares of common stock (other than shares of common stock covered by the over-allotment option described below) must be purchased if any are purchased. Those obligations are subject, however, to various conditions, including the approval of certain matters by counsel. Digital Island has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and, where such indemnification is unavailable, to contribute to payments that the underwriters may be required to make in respect of such liabilities.

   The Company has been advised that the underwriters propose to offer the shares of common stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain selected
dealers at such price less a concession not to exceed $      per share, that
the underwriters may allow, and such selected dealers may reallow, a concession
to certain other dealers not to exceed $     per share and that after the
commencement of this offering, the public offering price and the concessions may be changed.

   Digital Island has granted to the underwriters an option to purchase in the aggregate up to 1,125,000 additional shares of common stock to be sold in this offering solely to cover over-allotments, if any. The option may be exercised in whole or in part at any time within 30 days after the date of this prospectus. To the extent the option is exercised, the underwriters will be severally committed, subject to certain conditions, including the approval of certain matters by counsel, to purchase the additional shares of common stock in proportion to their respective purchase commitments as indicated in the preceding table.

   The underwriters have reserved for sale at the initial public offering price up to 5% of the number of shares of common stock offered hereby for sale to certain directors, officers, other employees, business affiliates and related persons of Digital Island who have expressed an interest in purchasing shares. The number of shares available for sale to the general public will be reduced to the extent any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered hereby.

   Digital Island and our executive officers, directors and substantially all of our current securityholders have agreed that, subject to certain limited exceptions, for a period of 180 days after the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc., they will not, directly or indirectly, issue, sell, offer or agree to sell or otherwise dispose of any shares of common stock (or securities convertible into, exchangeable for or evidencing the right to purchase shares of common stock). Bear, Stearns & Co. Inc., may in its sole discretion and at any time without notice, release all or any portion of the shares subject to such agreements.

   Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price will be determined through negotiations among Digital Island and the representatives of the underwriters. Among the factors considered in making such determination were Digital Island's financial and operating history and condition, market valuations of other companies engaged in activities similar to ours, our prospects and prospects for the industry in which we do business in general, the management of Digital Island, prevailing equity market conditions and the demand for securities considered comparable to those of Digital Island.

   In order to facilitate this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock, than have been sold to them by Digital Island. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 37 filed public offerings of equity securities, of which 17 have been completed, and has acted as a syndicate member in an additional 10 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                                 LEGAL MATTERS

   The validity of the issuance of the common stock offered in this offering will be passed upon for us by Brobeck, Phleger & Harrison LLP, Palo Alto, California, and will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California. As of the date of this prospectus, attorneys of Brobeck, Phleger & Harrison LLP beneficially own an aggregate of 41,750 shares of our common stock.

                                    EXPERTS

   The Financial Statements of Digital Island as of September 30, 1998 and 1997 and for each of the years in the three-year period then ended included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report appearing herein.

                             ADDITIONAL INFORMATION

   Digital Island has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus omits certain information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Digital Island and the common stock offered in this offering, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are complete in all material respects, and you should refer to the copy of such contract or other document filed as an exhibit to the Registration Statement. After consummation of this offering we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will be required to file annual and quarterly reports, proxy statements and other information with the Commission. The Registration Statement, including the exhibits and schedules filed therewith, as well as such reports and other information filed by us may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and from the Commission's Internet Web site at http://www.sec.gov.

                              DIGITAL ISLAND, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants........................................... F-2

Consolidated Balance Sheets................................................. F-3

Consolidated Statements of Operations....................................... F-4

Consolidated Statements of Stockholders' Equity............................. F-5

Consolidated Statements of Cash Flows....................................... F-6

Notes to Consolidated Financial Statements.................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Digital Island, Inc.:

   In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Digital Island, Inc. (the Company) at September 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
February 19, 1999

The foregoing report is in the form that will be signed upon the completion of the reincorporation of the Company in Delaware and the related exchange of common and preferred shares as described in Note 16 to the Consolidated Financial Statements.

San Francisco, California
June   , 1999

                     DIGITAL ISLAND, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                September 30,                March 31,
                           ------------------------  --------------------------
                                                                       1999
                              1997         1998          1999       pro forma
                           ----------  ------------  ------------  ------------
                                                      (unaudited)   (unaudited)
         ASSETS
Current assets:
 Cash and cash
  equivalents............  $4,583,771  $  5,710,937  $ 29,750,924  $ 29,760,424
 Investments.............   1,982,664    10,122,631    20,915,423
 Accounts receivable, net
  of allowance of $0,
  $55,000, and $168,655
  respectively...........      73,558       662,491     2,707,374
 Restricted cash.........     383,862       263,082       263,082
 Loan receivable.........          --       531,553            --
 Deferred offering
  costs..................          --       132,119            --
 Prepaid expenses and
  other..................      53,539       151,819     1,364,409
                           ----------  ------------  ------------  ------------
 Total current assets....   7,077,394    17,574,632    55,001,212    55,010,712
Property and equipment,
 net.....................   2,109,485     4,937,717     7,039,207
Other assets.............      36,007       104,455       318,948
                           ----------  ------------  ------------  ------------
  Total assets...........  $9,222,886  $ 22,616,804  $ 62,359,367  $ 62,368,867
                           ==========  ============  ============  ============
     LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
 Bank borrowings.........  $  211,393  $    800,579  $    800,579
 Capital lease
  obligations............          --       756,091     1,019,000
 Accounts payable........   1,922,101     2,407,828     4,774,686
 Accrued liabilities.....     322,132       716,133     3,943,669
 Deferred revenue........       8,742        11,000       453,395
                           ----------  ------------  ------------
 Total current
  liabilities............   2,464,368     4,691,631    10,991,329
Bank borrowings, less
 current portion.........     493,361       884,282       599,192
Capital lease
 obligations, less
 current portion.........          --     1,550,648     1,619,730
                           ----------  ------------  ------------
 Total liabilities.......   2,957,729     7,126,561    13,210,251
                           ----------  ------------  ------------
Commitments (Note 8).

Stockholders' equity:
 Series A through E
  convertible preferred
  stock, $0.001 par
  value:
 Authorized: 7,000,000
  shares in 1997,
  14,000,000 shares in
  1998 and 30,000,000
  shares at March 31,
  1999 (unaudited);
  issued and outstanding:
  7,000,000 shares in
  1997, 13,305,657 shares
  in 1998, and 25,070,363
  shares at March 31,
  1999 (unaudited);
  (liquidation value:
  $86,894,973 at March
  31, 1999); pro forma--
  no shares authorized,
  issued, and
  outstanding............       7,000        13,305        25,070  $         --
 Common stock, $0.001 par
  value:
 Authorized: 13,000,000
  shares in 1997,
  30,000,000 shares in
  1998, and 40,000,000
  shares at March 31,
  1999 (unaudited);
  issued and outstanding:
  2,215,875 shares in
  1997, 2,519,835 shares
  in 1998 and 2,622,225
  shares at March 31,1999
  (unaudited); pro
  forma--70,000,000
  shares authorized and
  27,965,736 shares
  issued and
  outstanding............       2,216         2,520         2,622        27,966
 Additional paid-in
  capital................  11,586,366    39,182,179    92,158,254    92,196,582
 Deferred compensation...          --    (1,503,166)   (5,963,168)   (5,963,168)
 Stockholder note
  receivable.............          --      (109,800)     (109,800)     (109,800)
 Common stock warrants...      29,102        29,102        29,102            --
 Accumulated deficit.....  (5,359,527)  (22,123,897)  (36,992,964)  (36,992,964)
                           ----------  ------------  ------------  ------------
 Total stockholders'
  equity.................   6,265,157    15,490,243    49,149,116    49,158,616
                           ----------  ------------  ------------  ------------
  Total liabilities and
   stockholders' equity..  $9,222,886  $ 22,616,804  $ 62,359,367  $ 62,368,867
                           ==========  ============  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements

                     DIGITAL ISLAND, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                   Six Months Ended
                              Years Ended September 30,               March 31,
                          -----------------------------------  -------------------------
                            1996       1997          1998         1998          1999
                          --------  -----------  ------------  -----------  ------------
                                                               (unaudited)  (unaudited)
Revenue.................  $     --  $   218,186  $  2,342,759  $   691,183  $  3,795,487
Costs and expenses:
 Cost of revenue........        --    2,508,351     9,038,678    4,025,661     7,749,903
 Sales and marketing....        --    1,205,448     4,846,722    1,786,816     5,170,560
 Product development....        --      378,241     1,693,962      571,030     2,010,387
 General and
  administrative........    25,669    1,501,659     3,392,135    1,163,693     2,962,877
 Stock compensation
  expense...............        --           --       486,903           --     1,025,508
                          --------  -----------  ------------  -----------  ------------
  Total costs and
   expenses.............    25,669    5,593,699    19,458,400    7,547,200    18,919,235
                          --------  -----------  ------------  -----------  ------------
  Loss from operations..   (25,669)  (5,375,513)  (17,115,641)  (6,856,017)  (15,123,748)
                          --------  -----------  ------------  -----------  ------------
Interest income
 (expense), net.........      (578)      87,349       353,340       64,000       256,572
                          --------  -----------  ------------  -----------  ------------
  Loss before income
   taxes................   (26,247)  (5,288,164)  (16,762,301)  (6,792,017)  (14,867,176)
Provision for income
 taxes..................       800          800         2,069        1,269         1,891
                          --------  -----------  ------------  -----------  ------------
  Net loss..............  $(27,047) $(5,288,964) $(16,764,370) $(6,793,286) $(14,869,067)
                          ========  ===========  ============  ===========  ============
Basic and diluted net
 loss per share.........  $  (0.10) $     (3.53) $      (7.50) $     (3.07) $      (6.28)
                          ========  ===========  ============  ===========  ============
Weighted average shares
 outstanding used in per
 share calculation......   275,000    1,497,711     2,236,452    2,215,875     2,366,951
                          ========  ===========  ============  ===========  ============
Pro forma basic and
 diluted net loss per
 share..................                         $      (1.39)              $      (0.81)
                                                 ============               ============
Weighted average shares
 outstanding used in pro
 forma per share
 calculation............                           12,042,539                 18,353,258
                                                 ============               ============


  The accompanying notes are an integral part of these consolidated financial statements

                     DIGITAL ISLAND, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     Convertible
                   Preferred Stock       Common Stock     Additional                 Stockholder  Common
                  -------------------  -----------------    Paid-in      Deferred       Note      Stock   Accumulated
                    Shares    Amount    Shares    Amount    Capital    Compensation  Receivable  Warrants   Deficit
                  ----------  -------  ---------  ------  -----------  ------------  ----------- -------- ------------
Balances,
September 30,
1995............   2,000,000  $ 2,000    275,000  $  275  $   129,025  $        --    $      --  $    --  $    (43,516)
Warrants issued
in connection
with convertible
note ...........          --       --         --      --           --           --           --   22,975            --
Net loss........          --       --         --      --           --           --           --       --       (27,047)
                  ----------  -------  ---------  ------  -----------  -----------    ---------  -------  ------------
Balances,
September 30,
1996............   2,000,000    2,000    275,000     275      129,025           --           --   22,975       (70,563)
Common stock
issued for
professional
services........          --       --     70,875      71       28,279           --           --       --            --
Conversion of
preferred stock
into common
stock...........  (2,000,000)  (2,000) 2,000,000   2,000           --           --           --       --            --
Repurchase of
common stock....          --       --   (130,000)   (130)      (1,170)          --           --       --            --
Series A
preferred stock
issued for cash,
net of issuance
costs of
$16,569.........   3,341,546    3,342         --      --    3,321,635           --           --       --            --
Series B
preferred stock
issued for cash,
net of issuance
costs of
$46,199.........   3,000,000    3,000         --      --    7,450,801           --           --       --            --
Warrants issued
in connection
with convertible
note ...........          --       --         --      --           --           --           --    6,127            --
Conversion of
notes payable
into Series A
preferred
stock...........     658,454      658         --      --      657,796           --           --       --            --
Net loss........          --       --         --      --           --           --           --       --    (5,288,964)
                  ----------  -------  ---------  ------  -----------  -----------    ---------  -------  ------------
Balances,
September 30,
1997............   7,000,000    7,000  2,215,875   2,216   11,586,366           --           --   29,102    (5,359,527)
Series C
preferred stock
issued for cash,
net of issuance
costs of
$34,011.........   4,283,181    4,283         --      --   14,738,680           --           --       --            --
Series D
preferred stock
issued for cash,
net of issuance
costs of
$33,293.........   2,022,476    2,022         --      --   10,582,684           --           --       --            --
Issuance of
stockholder note
in exchange for
common stock....          --       --    183,000     183      109,617           --     (109,800)      --            --
Common stock
issued for
professional
services........          --       --      6,000       6       18,894           --           --       --            --
Common stock
issued for cash
upon exercise of
options.........          --       --    114,960     115      155,869           --           --       --            --
Deferred
compensation in
connection with
issuance of
stock options...          --       --         --      --    1,990,069   (1,990,069)          --       --            --
Amortization of
deferred
compensation....          --       --         --      --           --      486,903           --       --            --
Net loss........          --       --         --      --           --           --           --       --   (16,764,370)
                  ----------  -------  ---------  ------  -----------  -----------    ---------  -------  ------------
Balances,
September 30,
1998............  13,305,657   13,305  2,519,835   2,520   39,182,179   (1,503,166)    (109,800)  29,102   (22,123,897)
Series E
preferred stock
issued for cash,
net of issuance
costs of
$2,538,580......  11,764,706   11,765         --      --   47,449,655           --           --       --            --
Common stock
issued for cash
upon exercise of
options.........          --       --    102,390     102       40,910           --           --       --            --
Deferred
compensation in
connection with
issuance of
stock options...          --       --         --      --    5,485,510   (5,485,510)          --       --            --
Amortization of
deferred
compensation....          --       --         --      --           --    1,025,508           --       --            --
Net loss........          --       --         --      --                                     --       --   (14,869,067)
                  ----------  -------  ---------  ------  -----------  -----------    ---------  -------  ------------
Balances, March
31, 1999
(unaudited).....  25,070,363  $25,070  2,622,225  $2,622  $92,158,254  $(5,963,168)   $(109,800) $29,102  $(36,992,964)
                  ==========  =======  =========  ======  ===========  ===========    =========  =======  ============
                      Total
                  Stockholders'
                     Equity
                  -------------
Balances,
September 30,
1995............   $    87,784
Warrants issued
in connection
with convertible
note ...........        22,975
Net loss........       (27,047)
                  -------------
Balances,
September 30,
1996............        83,712
Common stock
issued for
professional
services........        28,350
Conversion of
preferred stock
into common
stock...........            --
Repurchase of
common stock....        (1,300)
Series A
preferred stock
issued for cash,
net of issuance
costs of
$16,569.........     3,324,977
Series B
preferred stock
issued for cash,
net of issuance
costs of
$46,199.........     7,453,801
Warrants issued
in connection
with convertible
note ...........         6,127
Conversion of
notes payable
into Series A
preferred
stock...........       658,454
Net loss........    (5,288,964)
                  -------------
Balances,
September 30,
1997............     6,265,157
Series C
preferred stock
issued for cash,
net of issuance
costs of
$34,011.........    14,742,963
Series D
preferred stock
issued for cash,
net of issuance
costs of
$33,293.........    10,584,706
Issuance of
stockholder note
in exchange for
common stock....            --
Common stock
issued for
professional
services........        18,900
Common stock
issued for cash
upon exercise of
options.........       155,984
Deferred
compensation in
connection with
issuance of
stock options...            --
Amortization of
deferred
compensation....       486,903
Net loss........   (16,764,370)
                  -------------
Balances,
September 30,
1998............    15,490,243
Series E
preferred stock
issued for cash,
net of issuance
costs of
$2,538,580......    47,461,420
Common stock
issued for cash
upon exercise of
options.........        41,012
Deferred
compensation in
connection with
issuance of
stock options...            --
Amortization of
deferred
compensation....     1,025,508
Net loss........   (14,869,067)
                  -------------
Balances, March
31, 1999
(unaudited).....   $49,149,116
                  =============

  The accompanying notes are an integral part of these consolidated financial statements

                     DIGITAL ISLAND, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  For the Six Months
                              Years Ended September 30,            Ended March 31,
                          -----------------------------------  -------------------------
                            1996       1997          1998         1998          1999
                          --------  -----------  ------------  -----------  ------------
                                                               (unaudited)  (unaudited)
Cash flows from
 operating activities:
 Net loss...............  $(27,047) $(5,288,964) $(16,764,370) $(6,793,286) $(14,869,067)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Depreciation and
  amortization..........        --      158,247       547,376      285,283       435,275
 Amortization of
  capital lease
  obligations...........        --           --       263,433        7,705       488,402
 Stock compensation
  expense...............        --           --       486,903           --     1,025,508
 Non-cash revenue in
  connection with
  barter agreement......        --     (131,912)           --           --            --
 Debt discount in
  conjunction with
  convertible notes.....        --       29,102            --           --            --
 Amortization of
  discounts on
  investments...........        --      (23,908)     (227,280)     (30,249)     (170,668)
 Professional services
  in exchange for
  common stock..........        --       28,350        18,900           --            --
 Loss on disposal of
  property and
  equipment.............        --           --         1,373           --            --
 Change in operating
  assets and
  liabilities:
  Accounts receivable...        --      (73,558)     (588,933)    (239,983)   (2,044,883)
  Prepaids expenses and
   other................     1,949       27,137       (98,280)    (238,586)   (1,212,590)
  Deferred offering
   costs................        --           --      (132,119)          --       132,119
  Accounts payable......    14,372    1,901,036       485,727     (136,994)    2,366,858
  Accrued liabilities...        --      322,132       394,001       41,378     3,227,536
  Deferred revenue......        --        8,742         2,258       (8,742)      442,395
  Other assets..........        --      (36,007)      (68,448)      24,582      (216,093)
                          --------  -----------  ------------  -----------  ------------
   Net cash used in
    operating
    activities..........   (10,726)  (3,079,603)  (15,679,459)  (7,088,892)  (10,395,208)
                          --------  -----------  ------------  -----------  ------------
Cash flows from
 investing activities:
 Purchases of property
  and equipment.........    (2,327)  (2,128,376)   (1,234,005)    (160,417)   (2,283,814)
 Proceeds from
  maturities of short-
  term investments......        --    1,000,000     5,600,000    2,000,000    12,200,000
 Decrease (increase) in
  restricted cash.......        --     (383,862)      120,780       61,983            --
 Purchases of short-term
  investments...........        --   (2,958,756)  (13,512,687)  (4,684,688)  (22,822,124)
                          --------  -----------  ------------  -----------  ------------
   Net cash used in
    investing
    activities..........    (2,327)  (4,470,994)   (9,025,912)  (2,783,122)  (12,905,938)
                          --------  -----------  ------------  -----------  ------------
Cash flows from
 financing activities:
 Proceeds from issuance
  of preferred stock,
  net...................        --   10,778,778    25,327,669   11,000,100    47,461,420
 Proceeds from issuance
  of common stock.......        --           --       155,984           --        41,012
 Proceeds from issuance
  of notes payable......   350,000      308,454            --           --            --
 Proceeds from bank
  borrowings............        --      704,754       647,378      527,417       531,553
 Repayments of bank
  borrowings............        --           --      (198,824)     (42,712)     (285,090)
 Repayments of capital
  lease obligations.....        --           --       (99,670)     (16,015)     (407,762)
 Repurchase of common
  stock.................        --       (1,300)           --           --            --
                          --------  -----------  ------------  -----------  ------------
   Net cash provided by
    financing
    activities..........   350,000   11,790,686    25,832,537   11,468,790    47,341,133
                          --------  -----------  ------------  -----------  ------------
    Net increase in cash
     and cash
     equivalents........   336,947    4,240,089     1,127,166    1,596,776    24,039,987
Cash and cash
 equivalents, beginning
 of period..............     6,735      343,682     4,583,771    4,583,771     5,710,937
                          --------  -----------  ------------  -----------  ------------
Cash and cash
 equivalents, end of
 period.................  $343,682  $ 4,583,771  $  5,710,937  $ 6,180,547  $ 29,750,924
                          ========  ===========  ============  ===========  ============
Supplemental disclosures
 of cash flow
 information:
 Cash paid for
  interest..............  $  1,814  $    27,219  $    128,850  $    45,213  $    167,604
                          ========  ===========  ============  ===========  ============
 Cash paid for income
  taxes.................  $     --  $     1,600  $      2,069  $     1,269  $      1,891
                          ========  ===========  ============  ===========  ============
Supplemental schedule of
 noncash investing and
 financing activities:
 Common stock issued for
  professional
  services..............  $     --  $    28,350  $     18,900  $        --  $         --
                          ========  ===========  ============  ===========  ============
 Receivable on bank
  borrowings............  $     --  $        --  $    531,553  $        --  $         --
                          ========  ===========  ============  ===========  ============
 Notes payable converted
  into preferred stock..  $     --  $   658,454  $         --  $        --  $         --
                          ========  ===========  ============  ===========  ============
 Conversion of preferred
  stock into common
  stock.................  $     --  $    21,300  $         --  $        --  $         --
                          ========  ===========  ============  ===========  ============
 Note receivable issued
  in exchange for common
  stock.................  $     --  $        --  $    109,800  $   109,800  $         --
                          ========  ===========  ============  ===========  ============
 Capital lease
  obligations for
  equipment.............  $     --  $        --  $  2,406,409  $   251,443  $    739,753
                          ========  ===========  ============  ===========  ============


   The accompanying notes are an integral part of these consolidated financial statements

                     DIGITAL ISLAND, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (Information as of and relating to the six months
                  ended March 31, 1999 and 1998 is unaudited)

1. The Company:

   Digital Island, Inc. (the Company) offers a global internet protocol applications network designed to deploy business-critical applications worldwide. The Company also offers services such as network management and application services to customers deployed on its network. The Company was incorporated in February 1994 under the name Smartvision, Inc. Together, these services provide a product offering that enables multinational corporations to reach end users in worldwide local markets.

2. Summary of Significant Accounting Policies:

 Initial Public Offering and Unaudited Pro Forma Balance Sheet (unaudited)

   In April 1999, the Board of Directors of the Company authorized the filing of a registration statement with the Securities and Exchange Commission (the
SEC) that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering (IPO). If the offering is consummated under the terms presently anticipated, all the outstanding shares of the Company's convertible preferred stock will automatically convert into shares of common stock upon the closing of the proposed IPO and the exercise of outstanding warrants to purchase 95,000 shares of common stock at an exercise price of $0.10 per share. These warrants expire upon an IPO. The conversion of the convertible preferred stock and the exercise of the warrants has been reflected in the accompanying unaudited pro forma balance sheet as if it had occurred on March 31, 1999.

   Principles of Consolidation:

   The accompanying interim consolidated financial statements of the Company include the accounts of Digital Island, Inc. and its wholly-owned subsidiaries, Digital Island B.V. and Digital Island Ltd., which were established in December 1998 and March 1999, respectively. All significant intercompany accounts and transactions are eliminated in consolidation.

 Use of Estimates:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Financial Information:

   The accompanying interim consolidated financial statements as of and for the six months ended March 31, 1998 and 1999, together with the related notes are unaudited but include all adjustments, consisting of only normal recurring adjustments, which the Company considers necessary to present fairly, in all material respects, the consolidated financial position, and consolidated results of operations and cash flows for the six month periods ended March 31, 1998 and 1999. Results for the six months ended March 31, 1999 are not necessarily indicative of results for the entire year.

                     DIGITAL ISLAND, INC. AND SUBSIDIARIES

               (Information as of and relating to the six months
                  ended March 31, 1999 and 1998 is unaudited)


 Revenue Recognition:

   Revenues are comprised primarily of bandwidth charges, equipment co-location and storage fees, and one-time fees for installation. Bandwidth charges are billed and recognized monthly based on customer usage. All other revenues are based on flat-rate monthly charges. Installation fees are typically recognized at the time that installation occurs. To date, such revenues have not significantly exceeded the direct costs of installation.

 Computation of Historical Net Loss Per Share and Pro Forma Net Loss Per Share:

   The Company has adopted Statement of Financial Accounting Standards No. 128, (SFAS 128) "Earnings Per Share." In accordance with SFAS 128, basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period, using either the as if converted method for convertible preferred stock or the treasury stock method for options and warrants. Pursuant to SEC Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of an IPO, are included in the calculation of basic and diluted net loss per share, as if they were outstanding for all periods presented. To date, the Company has not had any issuances for nominal consideration.

   Diluted net loss per share for the years ended September 30, 1996, 1997 and 1998, and the six months ended March 31, 1998 and 1999 does not include the effect of 0, 0, 639, 0 and 0 stock options, respectively, and 0, 67,420, 71,250, 71,250, and 71,250 common stock warrants, respectively, or 2,000,000, 7,000,000, 13,305,657, 11,283,181, and 25,070,363 shares of convertible preferred stock on an "as if converted" basis, respectively, as the effect of their inclusion is antidilutive during each period.

   Pro forma basic and diluted net loss per share is presented to reflect per share data assuming the conversion of all outstanding shares of convertible preferred stock into common stock as if the conversion had taken place at the beginning of fiscal 1998 or at the date of issuance, if later. This data is unaudited.

 Cash and Cash Equivalents:

   Cash and cash equivalents are stated at cost, which approximates fair value. The Company includes in cash equivalents all highly liquid investments which mature within three months of their purchase date.

 Fair Value of Financial Instruments:

   The carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, notes payable, accounts payable and accrued liabilities approximate fair value due to their short maturities.

 Investments:

   At September 30, 1997 and 1998, and March 31, 1999 the Company's investments consisted of commercial paper. Remaining maturities at the time of purchase are generally less than one year.

   Investments are accounted for in accordance with Statement of Financial Accounting Standards No. 115 (SFAS 115) "Accounting for Certain Investments in Debt and Equity Securities." This statement requires that securities be classified as "held to maturity," "available for sale" or "trading," and the securities in each

                     DIGITAL ISLAND, INC. AND SUBSIDIARIES

               (Information as of and relating to the six months
                  ended March 31, 1999 and 1998 is unaudited)

classification be accounted for at either amortized cost or fair market value, depending upon their classification. The Company has the intent and the ability to hold investments until maturity. Therefore, all such investments are classified as held to maturity investments and carried at amortized cost in the accompanying consolidated financial statements.

   The Company's investments consist of the following:

                                                                           March 31, 1999
                          September 30, 1997     September 30, 1998          (unaudited)
                         --------------------- ----------------------- -----------------------
                         Amortized     Fair     Amortized     Fair      Amortized     Fair
                            Cost      Value       Cost        Value       Cost        Value
                         ---------- ---------- ----------- ----------- ----------- -----------
Commercial paper........ $1,982,664 $1,982,000 $10,122,631 $10,124,557 $20,915,423 $20,798,002

 Restricted Cash:

   Restricted cash consists of irrevocable standby letters of credit issued by the Company's banks. Funds are generally held in certificates of deposit at the Company's bank, and have been established in favor of a third party beneficiary. The funds are released to the beneficiary in the event that the Company fails to comply with certain specified contractual obligations. Provided the Company meets these contractual obligations, the letter of credit is discharged and the Company is no longer restricted from use of the cash.

 Property and Equipment:

   Property and equipment are recorded at cost and depreciated using the straight-line method over their useful lives. Equipment recorded under capital leases is amortized using the straight-line method over the shorter of the respective lease term or the estimated useful life of the asset. Network and communications equipment is depreciated over five years, computer equipment and software is depreciated over three years, and furniture and fixtures are depreciated over seven years. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

 Long-lived Assets:

   The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, (SFAS 121) "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. No such impairments have been identified to date. The Company assesses the impairment of long-lived assets when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

 Income Taxes:

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, (SFAS 109) "Accounting for Income Taxes." Under SFAS 109, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances

                     DIGITAL ISLAND, INC. AND SUBSIDIARIES

               (Information as of and relating to the six months
                  ended March 31, 1999 and 1998 is unaudited)

are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense represents the tax payable for the current period and the change during the period in the deferred tax assets and liabilities.

 Software Development Costs:

   Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards No. 86, (SFAS 86) "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility. To date, all such amounts have been insignificant, and accordingly, the Company has charged all such costs to research and development expenses.

 Deferred Revenues:

   Deferred revenues primarily represent advanced billings to customers, or prepayments by customers prior to completion of installation or prior to provision of contractual bandwidth usage.

 Concentration of Credit Risk:

   Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments and accounts receivable. The Company places its temporary investments with one major financial institution.

   The Company performs ongoing credit evaluations, does not require collateral, and maintains reserves for potential credit losses on customer accounts when deemed necessary. For the year ended September 30, 1997, three customers accounted for approximately 56%, 20%, and 10%, respectively, of all revenue generated by the Company, and 0%, 57%, and 31% of accounts receivable at September 30, 1997, respectively. For the year ended September 30, 1998, the same customers accounted for approximately 13%, 20%, and 4%, respectively, of all revenue generated by the Company, and 19%, 5%, and 0% of accounts receivable at September 30, 1998, respectively. In addition, a fourth customer accounted for 12% of all revenues generated by the Company for the year ended September 30, 1998, and 14% of accounts receivable at September 30, 1998. For the six months ended March 31, 1998, the same four customers accounted for approximately 15%, 31%, 9%, and 16%, respectively, of all revenues generated by the Company. For the six months ended March 31, 1999, the same customers accounted for 5%, 16%, 1%, and 7%, respectively, of all revenues generated by the Company, and 3%, 35%, 0%, and 6%, respectively, of accounts receivable at March 31, 1999.

 Risks and Uncertainties:

   Factors that may materially and adversely affect the Company's future operating results include: demand for and market acceptance of the Company's products and services; introductions of products and services or enhancements by the Company and its competitors; competitive factors that affect our pricing; capacity utilization of the Digital Island Global IP applications network; reliable continuity of service and network availability; the ability and cost of bandwidth and our ability to increase bandwidth as necessary; the timing of customer installations; the mix of products and services sold by the Company; customer retention; the timing and success of marketing efforts and product and service introductions by the Company; the timing and magnitude of capital expenditures, including costs relating to the expansion of operations; the timely expansion of its network infrastructure; fluctuations in bandwidth used by customers; the retention of key personnel; conditions specific to the Internet industry and other general economic factors; and new government legislation and regulation.

                     DIGITAL ISLAND, INC. AND SUBSIDIARIES

               (Information as of and relating to the six months
                  ended March 31, 1999 and 1998 is unaudited)


 Comprehensive Income:

   The Company has adopted the accounting treatment prescribed by Financial Accounting Statement No. 130, "Comprehensive Income." The adoption of this statement had no impact on the Company's financial statements for the periods presented.

 Segment Information:

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way companies report information about operating segments in financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. In accordance with the provisions of SFAS No. 131, the Company has determined that it does not currently have any separately reportable operating segments.

 Recently Issued Accounting Pronouncements:

   On March 4, 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AICPA) issued Statement of Position No. 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires computer software costs related to internal software that are incurred in the preliminary project stage should be expensed as incurred. Once the capitalization criteria of SOP 98-1 have been met, external direct costs of materials and services consumed in developing or obtaining internal-use computer software; payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software project (to the extent of the time spent directly on the project); and interest costs incurred when developing computer software for internal use should be capitalized. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. Accordingly, the Company will adopt SOP 98-1 in its consolidated financial statements for the year ending September 30, 2000. The adoption of SOP 98-1 is not expected to have a material effect on the consolidated financial statements of the Company.

   On April 3, 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position No. 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities," which provides guidance on the financial reporting of start-up costs and organization costs. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. As the Company has not capitalized such costs, the adoption of SOP 98-5 is not expected to have an impact on the consolidated financial statements of the Company.

   In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company does not believe the adoption of SFAS 133 will have a material effect on the Company's consolidated results of operations or financial condition.

                     DIGITAL ISLAND, INC. AND SUBSIDIARIES

               (Information as of and relating to the six months
                  ended March 31, 1999 and 1998 is unaudited)


3. Property and Equipment:

   Property and equipment consists of the following:

                                                 September 30,      March 31,
                                             --------------------- -----------
                                                1997       1998       1999
                                             ---------- ---------- -----------
                                                                   (unaudited)
Network equipment........................... $1,503,352 $2,299,279 $4,129,370
Communications equipment....................    167,571    194,106    197,378
Computer equipment and software.............    301,980    514,651    816,119
Furniture, fixtures, and leasehold
 improvements...............................    294,829    491,388    640,371
Equipment and fixtures under capital
 leases.....................................         --  2,406,409  3,146,162
                                             ---------- ---------- ----------
                                              2,267,732  5,905,833  8,929,400
Less accumulated depreciation and
 amortization...............................    158,247    968,116  1,890,193
                                             ---------- ---------- ----------
Total property and equipment, net........... $2,109,485 $4,937,717 $7,039,207
                                             ========== ========== ==========

4. Income Taxes:

   For the years ended September 30, 1996, 1997, and 1998, the provision for income taxes consists of state taxes.

   The primary components of the net deferred tax asset are as follows:

                                                          September 30,
                                                      ----------------------
                                                         1997        1998
                                                      ----------  ----------
   Net operating loss carryforwards, federal and
    state............................................ $2,140,000  $8,635,000
   Accrued employee benefits.........................     41,000      61,000
   Sales tax.........................................     11,000       1,000
   Accounts receivable allowance.....................         --      22,000
   Property and equipment............................    (49,000)   (358,000)
                                                      ----------  ----------
                                                       2,143,000   8,361,000
   Less valuation allowance.......................... (2,143,000) (8,361,000)
                                                      ----------  ----------
                                                      $       --  $       --
                                                      ==========  ==========

   Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable net deferred tax assets. The valuation allowance increased by $2,121,000 and $6,218,000 for the years ended September 30, 1997 and 1998, respectively. The effective income tax rate differs from the statutory federal income tax rate primarily due to the inability to recognize the benefit of net operating losses.

   At September 30, 1998, the Company had NOL carryforwards of approximately $21,587,000 and $21,584,000 for federal and state income tax purposes, respectively. These carryforwards expire beginning 2009 and 2002, respectively.

   Pursuant to the provisions of Section 382 of the Internal Revenue Code, utilization of the NOLs are subject to annual limitations through 2013 due to a greater than 50% change in the ownership of the Company which occurred during fiscal 1998.

                     DIGITAL ISLAND, INC. AND SUBSIDIARIES

               (Information as of and relating to the six months
                  ended March 31, 1999 and 1998 is unaudited)


5. Bank Borrowings:

   Bank borrowings consist of:

                                                September 30,
                                             ---------------------   March 31,
                                               1997        1998        1999
                                             ---------  ----------  -----------
                                                                    (unaudited)
   Line of credit........................... $      --  $  230,400  $  230,400
   Revolving credit facility................   704,754     579,150     451,013
   Equipment term facility..................        --     875,311     718,358
                                             ---------  ----------  ----------
                                               704,754   1,684,861   1,399,771
   Current maturities.......................  (211,393)   (800,579)   (800,579)
                                             ---------  ----------  ----------
   Long-term bank borrowings................ $ 493,361  $  884,282  $  599,192
                                             =========  ==========  ==========

   On November 21, 1996, the Company entered into a revolving credit agreement (the Revolving Agreement) with a commercial lender. The aggregate credit under the Revolving Agreement was originally $250,000, and was increased to $750,000 on April 18, 1997. Interest under the Revolving Agreement is 0.75% over the "Prime Rate" as announced from time to time by the lender. At both September 30, 1997 and 1998, and March 31, 1999, the effective interest rate was 9.25%, 9.25%, and 8.50%, respectively. The weighted average interest rates for the years ended September 30, 1997 and 1998, and the six months ended March 31, 1999 were 9.24%, 9.25%, and 8.55%, respectively. Under the terms of the Revolving Agreement, advances could be made for the purchase of equipment until October 18, 1997. At that date, the unpaid principal balance of equipment advances plus interest became payable over 36 months in equal installments. Outstanding borrowings under the Revolving Agreement at September 30, 1997 and 1998, and March 31, 1999 were $704,754, $579,150, and $451,013, respectively.
All amounts outstanding related to advances for equipment purchases.

   On November 19, 1997, the Company entered into a loan agreement (the Loan Agreement) with the same commercial lender associated with the Revolving Agreement. Under the terms of the Loan Agreement, the Company was extended a $5,000,000 line of credit, as well as an equipment loan term facility for $2,500,000. Any borrowings under this line of credit are collateralized by substantially all assets of the Company. Certain of the Loan Agreement's provisions restrict the ability of the Company to declare or pay any dividends while the credit agreement is in effect.

   Advances under the line of credit are limited to a percentage of the Company's recurring contract revenues, as defined in the Loan Agreement. The Loan Agreement contains certain standard covenants. At September 30, 1998 and March 31, 1999, $230,400 and $230,400, respectively, was outstanding under the line of credit. Interest on borrowings are charged at the lender's prime rate plus 0.25%, which was 8.75% and 8.00% at September 30, 1998 and March 31, 1999, respectively. The weighted average interest rate for the year ended September 30, 1998 and the six months ended March 31, 1999, was 8.75% and 8.04%, respectively. Advances under the line of credit can be repaid and reborrowed at any time until the maturity date of May 31, 1999.

   Under the terms of the equipment loan term facility, the Company had the ability to borrow up to $1,250,000 for equipment purchases from November 19, 1997 to May 19, 1998 (Equipment Line A), as well as borrow an additional $1,250,000 from February 1, 1998 to September 30, 1998 (Equipment Line B). At September 30, 1998 and March 31, 1999, $223,796 and $181,835, respectively was outstanding related to

                     DIGITAL ISLAND, INC. AND SUBSIDIARIES

               (Information as of and relating to the six months
                  ended March 31, 1999 and 1998 is unaudited)

advances made under Equipment Line A, and $651,515 and $536,523, respectively, was outstanding related to advances made under Equipment Line B. Interest on these borrowings are charged at the lender's prime rate plus 0.75%, which was 9.25% and 8.50% at September 30, 1998 and March 31, 1999, respectively. The weighted average interest rate for the year ended September 30, 1998 and the six months ended March 31, 1999 was 9.25% and 8.55%, respectively. Repayments of advances on Equipment Line A commenced on June 19, 1998, with the unpaid principal balance as of May 19, 1998, plus interest, being repaid in 36 equal monthly installments. Repayments of advances on Equipment Line B commenced on October 19, 1998 in 34 monthly installments of principal and interest.

   The Loan Agreement was due to mature on November 19, 1998. On November 18, 1998, the Loan Agreement was modified to extend the maturity date to February 15, 1999. On February 15, 1999 the Loan Agreement was modified again to extend the maturity date to May 31, 1999.

   The Company did not comply with certain financial covenants as of September 30, 1997 and at various points during fiscal 1998, and accordingly, received an amendment and waiver dated October 6, 1998 from its lender, which waived covenant violations for periods prior to September 30, 1998 and eliminated one financial covenant with respect to a minimum profitability threshold. Subsequent to September 30, 1998, the Company did not comply with certain financial covenants. The Company obtained waivers for all covenant violations from October 1, 1998 to January 31, 1999. Through April 22, 1999 the Company has been in compliance with all covenants.

   Interest expense for the years ended September 30, 1997 and 1998, and the six months ended March 31, 1998 and 1999 was $35,673, $94,400, $42,602, and
$65,738, respectively.

   Principal maturities of bank borrowings are as follows:

            Year ending September 30,
            -------------------------
            1999.............................. $  800,579
            2000..............................    570,181
            2001..............................    314,101
                                               ----------
                                               $1,684,861
                                               ==========

6. Notes Payable:

   Between September 27, 1996 and January 31, 1997, the Company issued three convertible notes totalling $600,000 to a commercial lender. These notes had a simple interest rate of 6%. In March 1997, all three notes plus accrued interest of $8,454 were converted into 608,454 shares of Series A preferred stock.

   Prior to October 1, 1996, the Company had issued a $50,000 convertible note to a related party. In March 1997, this note was converted into 50,000 shares of Series A preferred stock.

                     DIGITAL ISLAND, INC. AND SUBSIDIARIES

               (Information as of and relating to the six months
                  ended March 31, 1999 and 1998 is unaudited)


7. Accrued Liabilities:

   Accrued liabilities consist of the following:

                                                    September 30,
                                                  -----------------  March 31,
                                                    1997     1998      1999
                                                  -------- -------- -----------
                                                                    (unaudited)
   Employee compensation......................... $209,275 $595,975 $1,146,930
   Accrued sales tax.............................   38,851    2,346     32,637
   Travel and entertainment......................   47,505   52,000    365,500
   Series E preferred stock financing costs......       --       --  2,200,000
   Other accrued liabilities.....................   26,501   65,812    198,602
                                                  -------- -------- ----------
     Total....................................... $322,132 $716,133 $3,943,669
                                                  ======== ======== ==========

8. Commitments:

 Leases:

   The Company leases office space under noncancelable operating leases expiring through May 2002. Rent expense for the years ended September 30, 1996, 1997, and 1998, and the six months ended March 31, 1998 and 1999 was $0, $136,678, $715,115, $189,617, and $335,646, respectively.

   The Company also leases network equipment under capital leases agreements. These capital leases are governed by master lease agreements with two separate lessors. The total credit extended to the Company under these master lease agreements totalled $3,500,000 and $4,423,169 at September 30, 1998 and March 31, 1999, respectively, of which $2,306,739 and $2,638,730, respectively, had been borrowed and was outstanding.

   The Company's future minimum lease payments under noncancelable operating leases having an initial or remaining term of more than one year, and capital leases are as follows:

   Year ending September 30,                             Operating   Capital
   -------------------------                             ---------- ----------
   1999................................................. $  649,204 $  896,061
   2000.................................................    660,380    896,061
   2001.................................................    558,708    751,944
   2002.................................................    257,718         --
                                                         ---------- ----------
   Total minimum lease payments......................... $2,126,010  2,544,066
                                                         ==========
   Less amounts representing interest...................              (237,327)
                                                                    ----------
   Present value of minimum lease payments..............             2,306,739
   Less current portion of capital lease obligations....              (756,091)
                                                                    ----------
   Long-term portion of capital lease obligations.......            $1,550,648
                                                                    ==========

 Carrier Line Agreements:

   The Company has entered into various bandwidth capacity agreements with domestic and foreign carriers. These agreements are generally cancellable and provide for termination fees if cancelled by the Company prior to expiration.

                     DIGITAL ISLAND, INC. AND SUBSIDIARIES

               (Information as of and relating to the six months
                  ended March 31, 1999 and 1998 is unaudited)

9. Earnings Per Share:

   The following is a reconciliation of the numerator and denominator of basic and diluted earnings per share (EPS):

                                                                   Six Months Ended
                              Years Ended September 30,               March 31,
                          -----------------------------------  -------------------------
                            1996       1997          1998         1998          1999
                          --------  -----------  ------------  -----------  ------------
                                                               (unaudited)  (unaudited)
Numerator--Basic and
 Diluted EPS
 Net Loss...............  $(27,047) $(5,288,964) $(16,764,370) $(6,793,286) $(14,869,067)
                          ========  ===========  ============  ===========  ============
Denominator--Basic and
 Diluted EPS
 Weighted average Common
  Stock outstanding.....   275,000    1,497,711     2,361,010    2,250,062     2,586,201
 Common Stock subject to
  repurchase............        --           --      (124,558)     (34,187)     (219,250)
                          --------  -----------  ------------  -----------  ------------
 Total weighted average
  Common Stock
  outstanding...........   275,000    1,497,711     2,236,452    2,215,875     2,366,951
                          ========  ===========  ============  ===========  ============
Basic and diluted loss
 per share..............  $  (0.10) $     (3.53) $      (7.50) $     (3.07) $      (6.28)
                          ========  ===========  ============  ===========  ============
Pro forma:
 Denominator--Basic and
  Diluted EPS
 Weighted Average Common
  Stock.................                            2,361,010                  2,586,201
 Conversion of Preferred
  Stock.................                            9,711,087                 15,891,307
 Conversion of
  Warrants..............                               95,000                     95,000
 Common Stock subject to
  repurchase............                             (124,558)                  (219,250)
                                                 ------------               ------------
  Total weighted average
   Common Stock
   outstanding pro
   forma................                           12,042,539                 18,353,258
                                                 ============               ============
Basic and diluted pro
 forma loss per share...                         $      (1.39)              $      (0.81)
                                                 ============               ============

10. Stockholders' Equity:

 Convertible Preferred Stock:

   As of March 31, 1999, the Company had five series of preferred stock authorized and outstanding. The holders of the various series of preferred stock generally have the same rights unless specified.

   Liquidation Preference:

   In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary and including a sale, merger, or reorganization, the holders of preferred stock retain liquidation preference over common stockholders. If consideration received in the event of liquidation of the Company is in the form of cash and/or publicly traded securities with a fair value of at least $3.00, $7.50, $10.35, $15.75, and $12.75 per share of
Series A, Series B, Series C, Series D, and Series E, respectively, then the consideration paid in such a transaction shall be distributed among the holders of all common and preferred stock on a pro rata basis based on the number of common stock equivalent shares owned by the holder. In the event of a liquidation in which the fair value of the consideration received is less than $3.00, $7.50, $10.35, $15.75, and $12.75 per share of Series A, Series B,
Series C, Series D, and Series E, respectively, the holders of Series A, Series B, Series C, Series D, and Series E preferred stock are entitled to a distribution of $1.00, $2.50, $3.45, $5.25, and $4.25 per share, respectively. In the event that the consideration is inadequate to cover the preferential amounts of $1.00, $2.50, $3.45, $5.25, and $4.25 per share of Series A, B, C,
D, and E, respectively, then the consideration is distributed rateably to all preferred stockholders. If the consideration received is in excess of these preferential amounts, then the excess is distributed among the holders of all common and preferred stock on a pro rata basis based on the number of common stock equivalent shares owned by the holder.

                     DIGITAL ISLAND, INC. AND SUBSIDIARIES

               (Information as of and relating to the six months
                  ended March 31, 1999 and 1998 is unaudited)


   Voting Rights:

   Holders of Series A, Series B, Series C, Series D, and Series E preferred stock are entitled to vote together with holders of common stock. The number of votes equal the number of full shares of common stock into which Series A, Series B, Series C, Series D, and Series E preferred stock could be converted into.

   Conversion:

   At the option of the holder, preferred shares are convertible at any time into shares of common stock at a ratio of the conversion price divided by the initial purchase price. The conversion price is $1.00 per share for Series A, $2.50 per share for Series B, $3.45 per share for Series C, and $4.25 per share for Series E. Series D shares were originally convertible at a price of $5.25 per share. Pursuant to anti-dilution provisions triggered by the issuance of Series E, Series D shares are now convertible at a price of $4.82 per share. The conversion price of each series of preferred stock is subject to adjustment as described in the Company's Articles of Incorporation. All Series A, Series B, Series C, Series D, and Series E preferred shares will automatically be converted into shares of common stock upon (1) the election of holders of at least two-thirds of the outstanding shares of preferred stock, or (2) upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 at an offering price of not less than $7.00 per share (adjusted to reflect stock splits, reverse stock splits, or stock dividends), and $25,000,000 in the aggregate. In the event the Company proposes to undertake a dilutive issuance, holders of preferred stock who do not agree to become participating investors in the dilutive issuance are deemed non-participating investors. Additionally, in the event that shares of preferred stock (New Series) are issued for a consideration per share that is less than the conversion price per share with respect to any previously issued series of preferred stock (Previous Series), then the conversion price per share shall be reduced for the Previous Series concurrent with the issuance of the New Series. The Company has reserved 30,000,000 shares of common stock for the conversion of the outstanding shares of preferred stock.

   Dividends:

   Each fiscal year, holders of preferred stock are entitled to receive, when and if declared by the board of directors, out of any funds legally available, a preferential non-cumulative dividend of $0.07, $0.18, $0.24, $0.37, and $0.2975 per share for Series A, Series B, Series C, Series D, and Series E, respectively. In addition, preferred stockholders are entitled to participate in cash dividends paid to common stockholders in an amount per share as would be payable on the number of shares of common stock into which each share of preferred stock could be converted. As of March 31, 1999 and in accordance with the Loan Agreement, the board of directors had not declared any dividends.

   Convertible preferred stock issued and outstanding as of March 31, 1999 was as follows:

                                                Shares   Issued and  Liquidation
   Series                                     Designated Outstanding    Value
   ------                                     ---------- ----------- -----------
   A........................................   4,000,000  4,000,000  $ 4,000,000
   B........................................   3,000,000  3,000,000  $ 7,500,000
   C........................................   4,300,000  4,283,181  $14,776,974
   D........................................   2,700,000  2,022,476  $10,617,999
   E........................................  11,764,706 11,764,706  $50,000,000
                                              ---------- ----------  -----------
                                              25,764,706 25,070,363  $86,894,973
                                              ========== ==========  ===========

                     DIGITAL ISLAND, INC. AND SUBSIDIARIES

               (Information as of and relating to the six months
                  ended March 31, 1999 and 1998 is unaudited)


11. Stock Option and Stock Issuance Plan:

   In January 1997, the Company established the 1997 Stock Option and Incentive Plan (the 1997 Plan) and reserved up to 1,689,125 shares of common stock issuable upon exercise of options granted to certain employees, directors, and consultants. In May 1998, the Company adopted the 1998 Stock Option/Stock Issuance Plan (the 1998 Plan). The 1998 Plan was designed to serve as the successor to the 1997 Plan. Upon adoption of the 1998 Plan the existing share reserve under the 1997 Plan was transferred to the 1998 Plan, and all outstanding options under the 1997 Plan were incorporated into the 1998 Plan. The Company increased the maximum number of shares issuable to a total of 3,833,284. In November 1998, the Company increased the stock option pool by another 600,000 shares, bringing the total to 4,433,284. This number of shares has been reserved for issuance under the 1998 Plan.

   Under the terms of the 1998 Plan, the Company has the ability to grant incentive and nonstatutory stock options, as well as issue vested and unvested shares of the Company's common stock. Exercise prices of stock options are generally not less than 100% and 85% of the fair value of the common stock on the date of grant of incentive stock options and nonstatutory stock options, respectively, and have a term of up to ten years. Options generally vest rateably over a period of up to fifty months after the grant date, subject to accelerated vesting in connection with certain changes in control or ownership of the Company. In certain instances employees have been granted the right to exercise options prior to vesting. Upon termination of an employee's employment with the Company for any reason, the Company has the right to repurchase all or any portion of the unvested shares acquired by the employee upon exercise of options at a repurchase price that is equal to the exercise price, within 90 days following the date of termination. At March 31, 1999, 219,250 shares of common stock were subject to repurchase by the Company. In addition, the Company has a thirty day right of first refusal if an optionee intends to sell shares acquired pursuant to options.

   A summary of the activity under the 1997 Plan and the 1998 Plan is as follows:

                                                                      Weighted
                                               Exercise   Aggregate   Average
                                              Price Per    Exercise   Exercise
                                   Shares       Share       Price      Price
                                  ---------  ------------ ----------  --------
   Outstanding at September 30,
    1996.........................        --       --              --      --
     Granted..................... 1,688,500     $0.40     $  675,400   $0.40
     Terminated..................  (105,000)    $0.40        (42,000)   0.40
                                  ---------  ------------ ----------   -----
   Outstanding at September 30,
    1997......................... 1,583,500     $0.40        633,400    0.40
     Granted..................... 1,903,009  $0.40--$3.35  3,283,649    1.73
     Exercised...................  (297,960) $0.40--$1.50   (265,784)   0.89
     Terminated..................  (194,784) $0.40--$3.25    (91,564)   0.47
                                  ---------  ------------ ----------   -----
   Outstanding at September 30,
    1998......................... 2,993,765  $0.40--$3.35  3,559,701    1.19
     Granted..................... 1,503,900  $3.35--$4.25  5,987,675    3.98
     Exercised...................  (102,390) $0.40--$0.60    (41,012)   0.40
     Terminated..................  (176,436) $0.40--$3.75   (510,699)   2.89
                                  ---------  ------------ ----------   -----
   Outstanding at March 31, 1999
    (unaudited).................. 4,218,839  $0.40--$4.25 $8,995,665   $2.13
                                  =========  ============ ==========   =====

   The Company accounts for the 1998 Plan and the 1997 Plan using the intrinsic value based method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. For financial reporting purposes, the Company has determined that the deemed fair

                     DIGITAL ISLAND, INC. AND SUBSIDIARIES

               (Information as of and relating to the six months
                  ended March 31, 1999 and 1998 is unaudited)

value on the date of grant of employee stock options granted between May 1, 1998 and March 31, 1999 was in excess of the exercise price of the options. Consequently, the Company recorded deferred compensation of $1,990,069 for the year ended September 30, 1998, and an additional $5,485,510 for the six-month period ended March 31, 1999. Of the total deferred compensation, $486,903 was amortized during the year ended September 30, 1998 and $1,025,508 was amortized during the six months ended March 31, 1999.

   At March 31, 1999 options to purchase 1,904,273 shares of common stock were exercisable.

   At September 30, 1998 and March 31, 1999, options to purchase 541,559 and 814,095 shares of common stock, respectively, remain available for issuance.

   The following summarizes information with respect to stock options outstanding at September 30, 1998:

                       Options Outstanding              Options Exercisable
               --------------------------------------  -----------------------
                               Weighted
                               Average      Weighted                 Weighted
  Range of                    Remaining     Average                  Average
  Exercise       Number      Contractual    Exercise     Number      Exercise
   Prices      Outstanding   Life (Years)    Prices    Exercisable    Prices
------------   -----------   ------------   --------   -----------   --------
$0.40--$0.60    1,587,356        8.54        $0.42       518,978      $0.40
$0.90--$1.50      951,659        9.67        $1.50       427,492      $1.50
$2.50--$3.35      454,750        9.93        $3.23       124,519      $3.15

   The following information concerning the Company's 1998 Plan is provided in accordance with Statement of Financial Accounting Standards No. 123 (SFAS
123), "Accounting for Stock-Based Compensation."

   The fair value of each option grant has been estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants in the years ended September 30, 1997 and 1998:

                                                        September    September
                                                           30,          30,
                                                           1997         1998
                                                       ------------ ------------
   Risk-free interest rates........................... 5.85%--6.86% 4.23%--6.08%
   Expected life......................................   5 years      5 years
   Expected dividend yield............................      --           --
   Expected volatility................................      --           --

   The weighted average fair value for options granted was $0.10 and $0.36 for the years ended September 30, 1997 and 1998, respectively.

   The pro forma net loss for the Company for the years ended September 30, 1997 and 1998 following the provisions of SFAS 123, was $5,312,228 and $16,840,010, respectively. The pro forma basic and diluted net loss per share for the years ended September 30, 1997 and 1998 was $3.55 and $7.53, respectively.

12. Stockholder Note Receivable:

   On February 25, 1998, the Company granted a nonstatutory option to purchase a total of 183,000 shares of the Company's common stock to a director of the Company (the Director). These options were immediately exercisable and the shares purchased thereunder are subject to repurchase by the Company, with the right to repurchase expiring in 16 equal quarterly installments. At the time of the option grant, the

                     DIGITAL ISLAND, INC. AND SUBSIDIARIES

               (Information as of and relating to the six months
                  ended March 31, 1999 and 1998 is unaudited)

Director exercised the option to purchase the entire 183,000 shares of common stock, in exchange for a $109,800 note. The note is secured by the 183,000 shares of common stock and by other assets of the Director. Under the terms of the note, interest is accrued at 5.61% per annum. Interest is to be repaid in four equal annual installments commencing February 24, 1999. The entire principal amount is due and payable in one lump sum on February 24, 2002. At March 31, 1999, the Company had not elected to repurchase any of these shares.

13. Warrants:

   In connection with the issuance of certain convertible notes (see Note 6), the Company issued warrants to purchase shares of the Company's common stock to the note holders. Warrants to purchase 75,000 and 20,000 shares of the Company's common stock were granted in September 1996 and January 1997, respectively. The exercise price of the warrants is equal to $0.10 per share. The warrants expire upon the earlier of i) five years from the date of grant,
ii) the closing of a underwritten public offering of the Company's common stock for not less than $2.50 per share and gross proceeds of at least $10,000,000, or iii) the closing of a consolidation or merger of the Company. At March 31, 1999, none of the warrants had as yet been exercised. The fair value of the warrants was determined using the Black-Scholes model and was accounted for as interest expense over the time period the notes were outstanding.

14. Related Party Transactions:

   One of the parties who has extended credit to the Company under the terms of a master lease agreement (see Note 8), also is a significant customer of the Company. For the years ended September 30, 1997 and 1998, and the six month periods ended March 31, 1998 and 1999, the Company earned $122,000, $309,943, $104,849, and $207,428, respectively, in revenue from sales to this customer, and had $138,593 and $75,540 in total receivables at September 30, 1998 and March 31, 1999, respectively. The Company owed this customer $991,522 and $1,173,493 at September 30, 1998 and March 31, 1999, respectively, under terms of the master lease agreement, and also owed another $93,841 and $239,300, respectively, in other trade-related payables.

   An investor, who participated in the Company's Series D and Series E preferred stock offerings, is also a customer of the Company. For the years ended September 30, 1997 and 1998, and the six month periods ended March 31, 1998 and 1999, the Company earned $43,000, $457,513, $217,714, and $604,472, respectively, in revenue from sales to this customer, and had $38,565 and $957,516 in total receivables at September 30, 1998 and March 31, 1999, respectively. In addition, $443,395 of the deferred revenue balance at March 31, 1999 related to this customer.

15. Retirement Savings Plan:

   On November 1, 1997, the Company established the Digital Island Retirement Savings Plan (Retirement Plan), a defined contribution plan, covering all eligible employees. Employees may elect to contribute from 1%-15% of their annual compensation to the Retirement Plan. Matching contributions by the Company are discretionary. The Company has made no contributions during the year ended September 30, 1998, or the six month period ended March 31, 1999.

                     DIGITAL ISLAND, INC. AND SUBSIDIARIES

               (Information as of and relating to the six months
                  ended March 31, 1999 and 1998 is unaudited)


16. Subsequent Events:

   On April 20, 1999, executive officers of the Company exercised stock options to purchase 349,332 shares of common stock in exchange for full-recourse notes. The total principal amount of these notes is $286,398. The notes bear interest at the rate of 7.75% per annum, compounded semiannually. Accrued interest is due and payable at successive quarterly intervals over the four-year term of the note, and the principal balance will become due and payable in one lump sum at the end of the four year term. None of the shares purchased with the notes may be sold unless the principal portion of the note attributable to those shares, together with the accrued interest on that principal portion, is paid in full.

   On April 21, 1999, the Board of Directors approved the reincorporation of the Company in the state of Delaware. Pursuant to the reincorporation, each share of common and preferred stock of the Company's California predecessor entity is exchanged for one share of common and preferred stock of the newly formed Delaware entity. Pursuant to the reincorporation, the number of authorized shares of common stock will increase to 100,000,000 with a par value of $0.001 per share. Additionally, 10,000,000 shares of undesignated preferred stock were authorized with a par value of $0.001 per share. These consolidated financial statements have been restated for the reincorporation of the Company in Delaware.

   Also, on April 21, 1999, the Board of Directors adopted the 1999 Stock Incentive Plan (the 1999 Plan). The 1999 Plan is to serve as the successor to the 1998 Plan. Upon the initial public offering of the Company's common stock, all outstanding options under the 1998 Plan, together with the remaining share reserved under that plan, are to be incorporated into the 1999 Plan, with no further grants of common stock options to be made under the 1998 Plan. Upon implementation of the 1999 Plan, an additional 2,500,000 shares of common stock will be reserved for issuance.

   Additionally, on April 21, 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan (1999 ESPP). Under the 1999 ESPP, eligible employees are allowed to have salary withholdings of up to a certain specified percentage of their base compensation to purchase shares of common stock at a price equal to 85% of the lower of the market value of the stock at the beginning or end of defined purchase periods. The initial purchase period commences upon the execution and final pricing of the underwriting agreement for the initial public offering of the Company's common stock. The 1999 ESPP will become effective upon the initial public offering of the Company's common stock. A total of 300,000 shares will be reserved for issuance under the 1999 ESPP.

   On April 21, 1999, options to purchase 104,500 shares of common stock were granted at an exercise price of $7.50 per share. Deferred compensation associated with these shares is $250,800.

   On May 5, 1999, the Company entered into an agreement to lease office space under the terms of a five year lease. The annual base rent is $1.3 million. As security for performance, the Company was required to deliver an irrevocable standby letter of credit in the amount of $500,000. The lease agreement contains a provision that allows the Company to replace the letter of credit with a $110,372 security deposit in the event the Company becomes a publicly held corporation.

   On May 19, 1999, options to purchase 109,700 shares of common stock were granted at an exercise price of $9.90 per share.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 Prospective investors may rely only on the information contained in this prospectus. Neither Digital Island, Inc. nor any underwriter has authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                              ------------------
                               TABLE OF CONTENTS
                              ------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
The Offering.............................................................   5
Summary Consolidated Financial Data......................................   6
Risk Factors.............................................................   7
Use of Proceeds..........................................................  20
Dividend Policy..........................................................  20
Capitalization...........................................................  21
Dilution.................................................................  22
Selected Consolidated Financial Data.....................................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24
Business.................................................................  30
Management...............................................................  45
Executive Compensation and Other Information.............................  50
Certain Transactions.....................................................  58
Principal Stockholders...................................................  61
Description of Capital Stock.............................................  64
Shares Eligible for Future Sale..........................................  68
Underwriting.............................................................  69
Legal Matters............................................................  71
Experts..................................................................  71
Additional Information...................................................  71
Index to Consolidated Financial Statements............................... F-1

 Until      , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               7,500,000 Shares



                             [DIGITAL ISLAND LOGO]


                             Digital Island, Inc.

                                 Common Stock

                          ---------------------------

                            PRELIMINARY PROSPECTUS

                          ---------------------------

                           Bear, Stearns & Co. Inc.

                                Lehman Brothers

                          Thomas Weisel Partners LLC

                                       , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts, payable by the Registrant in connection with the offer and sale of the Common Stock being registered. All amounts are estimates except the registration fee, the NASD filing fee and the Nasdaq National Market entry and application fee.

   Registration fee................................................. $   28,773
   NASD filing fee..................................................      8,000
   Blue Sky/NASD fees and expenses (including legal fees)...........     15,000
   Nasdaq National Market entry and application fee.................     95,000
   Accounting fees and expenses.....................................    175,000
   Other legal fees and expenses....................................    350,000
   Transfer agent and registrar fee.................................     10,000
   Printing and engraving...........................................    200,000
   Miscellaneous....................................................    118,227
                                                                     ----------
     Total.......................................................... $1,000,000

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Article VII, Section 6, of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company or its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.5 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Registrant maintains directors and officers liabilities insurance. Reference is made to Section 8 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

   Since April 1, 1996, we have issued and sold the following securities:

     (a) The Registrant issued and sold 1,499,430 shares of its common stock to employees and consultants for an aggregate purchase price of $1,267,234 pursuant to direct stock issuances and the exercise of options under its 1998 Stock Option/Stock Issuance Plan.

     (b) In September 1996, the Registrant issued a warrant to purchase up to 75,000 shares of its common stock, at an exercise price of $0.10 per share (subject to adjustment), to Vanguard V, L.P.

     (c) In November 1996, the Registrant issued and sold 50,000 shares of its common stock to two individuals for an aggregate purchase price of $20,000.

     (d) In January 1997, the Registrant issued a warrant to purchase up to 20,000 shares of its common stock, at an exercise price of $0.10 per share (subject to adjustment), to Vanguard V, L.P.

     (e) In February 1997, the Registrant issued 2,005,875 shares of its common stock to several investors. Of such shares, 5,875 were sold for an aggregate consideration of $2,350, and 2,000,000 shares were converted from outstanding preferred stock.

     (f) In March 1997, the Registrant issued and sold an aggregate of 4,000,000 shares of Series A Preferred Stock to several investors for an aggregate of purchase price of $4,000,000.

     (g) In April 1997, the Registrant issued 15,000 shares of its common stock to one corporation in consideration for services rendered with an aggregate fair value of $6,000.

     (h) In July 1997, the Registrant issued and sold an aggregate of 3,000,000 shares of Series B Preferred Stock to several investors for an aggregate of purchase price of $7,000,000.

     (i) In March 1998 and May 1998, the Registrant issued and sold an aggregate of 4,283,181 shares of Series C Preferred Stock to several investors for an aggregate of purchase price of $14,776,974.

     (j) In July 1998 and August 1998, the Registrant issued and sold an aggregate of 2,022,476 shares of Series D Preferred Stock to several investors for an aggregate of purchase price of $10,617,999.

     (k) In February 1999, the Registrant issued and sold an aggregate of 11,764,706 shares of Series E Preferred Stock to several investors for an aggregate of purchase price of $50,000,000.

   None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

   *1.1 Form of Underwriting Agreement
   *3.1 Form of Amended and Restated Certificate of Incorporation
   *3.2 Form of Amended and Restated Bylaws
   *4.1 Reference is made to Exhibit 3.1
   *4.2 Reference is made to Exhibit 3.2
   *4.3 Specimen Common Stock certificate
   *4.4 Amended and Restated Investors' Rights Agreement, among the Registrant and the parties listed on the signature pages thereto, dated February
        19, 1999

   *4.5 Amendment No. 1 to Amended and Restated Investors' Rights Agreement,
        dated April 9, 1999
   *5.1 Opinion of Brobeck, Phleger & Harrison LLP
  *10.1 1997 Stock Option and Incentive Plan
  *10.2 1998 Stock Option/Stock Issuance Plan, as amended to date
  *10.3 1999 Stock Incentive Plan
  *10.4 1999 Employee Stock Purchase Plan
  *10.5 Form of Indemnification Agreement for Officers and Directors
  *10.6 Employment Agreement between the Registrant and Ruann Ernst
  *10.7 Employment Agreement between the Registrant and Allan Leinwand
  *10.8 Employment Agreement between the Registrant and Michael Sullivan
  *10.9 Office Lease Agreement between the Registrant and John Hancock Mutual
        Life Insurance Co., dated April 8, 1997
 *10.10 Lease between the Registrant and Bishop Street Associates, dated
        October 21, 1996, as amended to date
 *10.11 Lease Agreement between the Registrant and Forty-Five Fremont
        Associates, dated May 5, 1999
 *10.12 Note Secured by Stock Pledge Agreement by Marcelo A. Gumucio to
        Registrant, dated February 25, 1998
 *10.13 Note Secured by Stock Pledge Agreement by Ruann Ernst to Registrant,
        dated April 21, 1999
 *10.14 Note Secured by Stock Pledge Agreement by Ron Higgins to Registrant,
        dated April 21, 1999
  *21.1 Subsidiaries of the Registrant
   23.1 Consent of PricewaterhouseCoopers LLP, Independent Auditors
  *23.2 Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1)
  *24.1 Power of Attorney
  *27.1 Financial Data Schedule

----------
* Previously filed.

(b) Financial Statement Schedules

  Schedule II--Valuation and Qualifying Accounts S-2

   Financial Statement Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser. The undersigned Registrant hereby undertakes that: (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 8th day of June, 1999.

                                          Digital Island, Inc.

                                                    /s/ Ruann Ernst
                                          By: _________________________________
                                                       Ruann Ernst
                                               Chief Executive Officer and
                                                        President

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities and on the dates indicated:

              Signature                         Title                Date
              ---------                         -----                ----

                  *                   Chairman of the Board of   June 8, 1999
 ____________________________________  Directors
             Ron Higgins

          /s/ Ruann Ernst             Chief Executive Officer,   June 8, 1999
 ____________________________________  President and Director
             Ruann Ernst               (Principal Executive
                                       Officer

                  *                   Chief Financial Officer    June 8, 1999
 ____________________________________  (Principal Financial
            T. L. Thompson             Officer and Principal
                                       Accounting Officer)

              Signature                     Title            Date
              ---------                     -----            ----

                  *                   Director           June 8, 1999
 ____________________________________
             Charlie Bass

                  *                   Director           June 8, 1999
 ____________________________________
          Christos Cotsakos

                  *                   Director           June 8, 1999
 ____________________________________
          Marcelo A. Gumucio

                  *                   Director           June 8, 1999
 ____________________________________
           Cliff Higgerson

                  *                   Director           June 8, 1999
 ____________________________________
             David Spreng

                  *                   Director           June 8, 1999
 ____________________________________
           Shahan Soghikian

 * Pursuant to Power of Attorney previously filed with the Commission

          /s/ Ruann Ernst             Attorney-in-fact
 ____________________________________
             Ruann Ernst

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

Board of Directors and Stockholders of Digital Island, Inc.

   We have audited the financial statements of Digital Island, Inc. as of September 30, 1998 and 1997, and for each of the three years in the period ended September 30, 1998, and have issued our report thereon dated February 19, 1999. Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

   In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information required to be included therein.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
February 19, 1999

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                              Digital Island, Inc.

                                     Balance at Charged to            Balance at
                                     Beginning  Costs and               End of
            Description              of Period   Expenses  Deductions   Period
            -----------              ---------- ---------- ---------- ----------
Year ended September 30, 1996:
 Deferred tax valuation allowance... $      --  $   22,000  $   --    $   22,000
                                     ---------- ----------  -------   ----------
  Total............................. $      --  $   22,000  $   --    $   22,000
                                     ========== ==========  =======   ==========
Year ended September 30, 1997:
 Deferred tax valuation allowance... $   22,000 $2,121,000  $   --    $2,143,000
                                     ---------- ----------  -------   ----------
  Total............................. $   22,000 $2,121,000  $   --    $2,143,000
                                     ========== ==========  =======   ==========
Year ended September 30, 1998:
 Allowance for doubtful accounts.... $      --  $  111,104  $56,104   $   55,000
 Deferred tax valuation allowance...  2,143,000  6,218,000      --     8,361,000
                                     ---------- ----------  -------   ----------
  Total............................. $2,143,000 $6,329,104  $56,104   $8,416,000
                                     ========== ==========  =======   ==========

                                 EXHIBIT INDEX

   *1.1 Form of Underwriting Agreement
   *3.1 Form of Amended and Restated Certificate of Incorporation
   *3.2 Form of Amended and Restated Bylaws
   *4.1 Reference is made to Exhibit 3.1
   *4.2 Reference is made to Exhibit 3.2
   *4.3 Specimen Common Stock certificate
   *4.4 Amended and Restated Investors' Rights Agreement, among the Registrant and the parties listed on the signature pages thereto, dated February
        19, 1999
   *4.5 Amendment No. 1 to Amended and Restated Investors' Rights Agreement,
        dated April 9, 1999
   *5.1 Opinion of Brobeck, Phleger & Harrison LLP
  *10.1 1997 Stock Option and Incentive Plan
  *10.2 1998 Stock Option/Stock Issuance Plan, as amended to date
  *10.3 1999 Stock Incentive Plan
  *10.4 1999 Employee Stock Purchase Plan
  *10.5 Form of Indemnification Agreement for Officers and Directors
  *10.6 Employment Agreement between the Registrant and Ruann Ernst
  *10.7 Employment Agreement between the Registrant and Allan Leinwand
  *10.8 Employment Agreement between the Registrant and Michael Sullivan
  *10.9 Office Lease Agreement between the Registrant and John Hancock Mutual
        Life Insurance Co., dated April 8, 1997
 *10.10 Lease between the Registrant and Bishop Street Associates, dated
        October 21, 1996, as amended to date
 *10.11 Lease Agreement between the Registrant and Forty-Five Fremont
        Associates, dated May 5, 1999
 *10.12 Note Secured by Stock Pledge Agreement by Marcelo A. Gumucio to
        Registrant, dated February 25, 1998
 *10.13 Note Secured by Stock Pledge Agreement by Ruann Ernst to Registrant,
        dated April 21, 1999
 *10.14 Note Secured by Stock Pledge Agreement by Ron Higgins to Registrant,
        dated April 21, 1999
  *21.1 Subsidiaries of the Registrant
   23.1 Consent of PricewaterhouseCoopers LLP, Independent Auditors
  *23.2 Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1)
  *24.1 Power of Attorney
  *27.1 Financial Data Schedule

----------
* Previously filed.